UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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QEP RESOURCES, INC.

(Name of Registrant as Specified In Charter)

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QEP Resources, Inc.
1050 17th Street, Suite 800
Denver, Colorado 80265

April 2, 2020

Dear Fellow Shareholders:

On behalf of the Board of Directors and QEP Resources, Inc. (the Company or QEP), I am pleased to invite you to QEP’s 2020 Annual Meeting of Shareholders (Annual Meeting). The Annual Meeting will be held on May 12, 2020, at 8:00 a.m. (Mountain Daylight Time), at the Company’s offices, 1050 17th Street, Second Floor, Denver, Colorado 80265. As our Annual Meeting approaches, we highlight key 2019 accomplishments and four specific areas of focus: Shareholder Engagement, Response to 2019 Say on Pay Vote, Board Refreshment and Social Responsibility.

2019 Accomplishments Relating to Governance and Social Responsibility

•	Appointed a new President and CEO at a lower target compensation package than our prior CEO, reflective of the smaller, more focused company we have become;

•	Separated Chair and CEO roles;

•	Amended our Bylaws to provide that holders of 25% or more of the Company's outstanding shares have the right to call special meetings of shareholders;

•	Established 100% formulaic, non-discretionary metrics for the 2019 Annual Incentive Plan;

•	Reduced our General and Administrative Expense (G&A) by 30%, including a 54% reduction to executive headcount and an overall executive target compensation expense reduction of $10 million;

•	Distributed more than $483,000 in 2019 to charitable causes across our operating areas, providing support to more than 50 organizations; and

•	Adopted and integrated a new corporate culture model focused on Transparency, Humility, Inclusion, Alignment and Execution in addition to our core focus on Health, Safety and Environment (HSE).

Our operating and financial accomplishments are described in the "Compensation Discussion and Analysis" section of this Proxy Statement.

Shareholder Engagement
We believe that continuous and transparent communication with you provides critical feedback to our Board and executive management team on a wide range of topics including environmental, social and corporate governance (ESG) matters and executive compensation. In 2019, we contacted shareholders who collectively owned in excess of 75% of our outstanding shares as of June 30, 2019, and spoke with representatives of shareholders representing over 48% of our outstanding shares as of June 30, 2019, including seven of our 10 largest shareholders. We value the feedback you provided us and look forward to continued, open dialogue on key issues relevant to our business.

Response to 2019 Say on Pay Vote
The 2019 Say on Pay proposal received 47% of support from our shareholders, after an average of 92% of support over the last six years. We heard your feedback regarding the Compensation Committee's use of discretion in the calculation of the Asset Sales metric in the CEO/CFO scorecard. In response to the voting outcome and shareholder input received during our shareholder engagement efforts, we have addressed this concern and also made additional appropriate changes to our compensation programs to further align executive pay with shareholder interests and long-term value creation including:

•	100% formulaic, non-discretionary incentive plan for all employees;

•	Elimination of new retention programs related to the 2019 Strategic Alternatives review;

•	Reduction in overall executive compensation and executive headcount;

•	Evaluation of TSR metrics; and

•	Increased disclosure regarding methodology and rationale for our compensation program.

More details concerning our response to the 2019 Say on Pay Vote and our compensation programs can be found in the "Compensation Discussion and Analysis" section of this Proxy Statement. The definition of the 2019 Strategic Alternatives can be found in the "Company Overview and 2019 Business Highlights" section of the "Compensation Discussion and Analysis" section of this Proxy Statement.

Board Composition and Refreshment
In accordance with the terms of the Letter Agreement between Elliott Management Corporation and the Company, dated August 6, 2019 (Letter Agreement), we formed a new Operations Committee of the Board and mutually agreed upon the appointment of two new independent directors: Mr. Joseph N. Jaggers and Mr. Barth E. Whitham.
The purpose of the Operations Committee is to advise and assist the Board in its oversight of the operations of the Company in order to identify best operating practices in the areas of the Company’s operations and to work with management to focus on continuous operational improvement and excellence.
Social Responsibility
We are committed to community investment and engagement, environmental sustainability, operational safety, sound corporate governance and an inclusive corporate culture.
In 2019 and in early 2020, we pursued a variety of initiatives to maintain and/or improve the performance of our ESG initiatives, including changing the name and scope of our Governance Committee to the Governance and Social Responsibility Committee, enhancing our website disclosure concerning health, safety and environmental efforts, strengthening our corporate culture and focus on inclusion and diversity and continuing our long standing commitment to the communities in which we operate. We will continue to focus on ESG initiatives going forward as both the Board and management believe being a good corporate citizen is one of the key tenets of having a successful organization.
More details concerning our focus and efforts on ESG can be found in the "Governance Information" section of this Proxy Statement under "Environmental, Social and Governance."
The Corporate Secretary’s formal notice of the meeting and the Proxy Statement appear on the following pages and provide information concerning the matters to be considered at the Annual Meeting.
Your vote is important. You may attend and vote at the Annual Meeting. We urge you to vote whether or not you plan to attend the Annual Meeting. You may vote by internet (Internet) or by telephone using the instructions in the Notice of Internet Availability of Proxy Materials, or if you received a paper copy of the proxy card, by signing and returning it in the envelope provided.
Due to the emerging public health impact of coronavirus disease 2019 (COVID-19), QEP is planning for the possibility that the Annual Meeting may be held at a different location or the Annual Meeting may be held solely by means of remote communication.  If we take this step, we will announce the decision to do so in advance, and details on how to participate will be set forth in a press release issued by QEP and available in the “Investor Relations” section of our website at www.qepres.com.
All of the public documents, including our 2019 Annual Report on Form 10-K, are available in the "Investor Relations" section of our website at www.qepres.com. The Annual Report does not form any part of the material for solicitation of proxies. I also encourage you to visit our website during the year for more information about QEP.

We hope you will attend the Annual Meeting, and we welcome the opportunity to meet with you. On behalf of the Board of Directors and management, we express our appreciation for your continued support of QEP.

Sincerely,
David A. Trice
Chair of the Board

QEP Resources, Inc.
1050 17th Street, Suite 800
Denver, Colorado 80265

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held on May 12, 2020

To the Shareholders of QEP Resources, Inc.:

The Annual Meeting of Shareholders of QEP Resources, Inc., a Delaware corporation (the Company), will be held on May 12, 2020, at 8:00 a.m. (Mountain Daylight Time), at the Company’s offices at 1050 17th Street, Second Floor, Denver, Colorado 80265. The purpose of the meeting is to:

1.	Elect seven directors nominated by our Board for one-year terms, until their successors are duly elected and qualified (Item No. 1);

2.	Approve, by non-binding advisory vote, the compensation of the Company’s named executive officers as disclosed in the accompanying Proxy Statement (Item No. 2);

3.	Ratify the appointment of Deloitte & Touche, LLP as the Company’s independent registered public accounting firm (Item No. 3);

4.	Approve an amendment to our amended and restated certificate of incorporation (Certificate of Incorporation) to effect, at the discretion of our Board:

a.
a reverse split of our common stock, whereby each outstanding ten, fifteen, twenty, twenty-five, thirty, thirty-five or forty shares would be combined, converted and changed into one share of our common stock; and

b.	a proportionate reduction in the number of authorized shares of our common stock (Item No. 4); and

5.	Transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Due to the emerging public health impact of coronavirus disease 2019 (COVID-19), QEP Resources is planning for the possibility that the Annual Meeting may be held at a different location or the Annual Meeting may be held solely by means of remote communication.  If we take this step, we will announce the decision to do so in advance, and details on how to participate will be set forth in a press release issued by QEP and available in the “Investor Relations” section of our website at www.qepres.com.

Only holders of the Company's common stock at the close of business on March 19, 2020, the record date, may vote at the Annual Meeting or any adjournment or postponement thereof. If you are a record holder, you may revoke your proxy at any time before your proxy is voted. If you have shares registered in the name of a broker, bank or other nominee and plan to attend the meeting, please obtain a letter, account statement or other evidence of your beneficial ownership of shares to facilitate your admittance to the meeting. If you plan to vote at the meeting, you will need to present a valid proxy from the nominee that holds your shares. This Proxy Statement is being provided to shareholders on April 2, 2020.

Your vote is important. Whether or not you plan to attend the Annual Meeting, please vote as soon as possible. You may vote over the Internet as well as by telephone or by mailing a proxy card. Voting via the Internet, by phone or by written proxy will ensure your representation at the Annual Meeting if you do not attend in person. Please review the instructions you received regarding each of these voting options. Voting over the Internet or by telephone is fast and convenient, and your vote is immediately tabulated. By using the Internet or telephone, you help reduce the Company’s cost of postage and proxy tabulations.

By Order of the
Board of Directors

Christopher K. Woosley Executive Vice President, General Counsel and Corporate Secretary
Denver, Colorado
April 2, 2020

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 12, 2020. The Proxy Statement and Annual Report are available online at www.proxyvote.com.

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QEP RESOURCES, INC.

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
May 12, 2020

GENERAL INFORMATION

The Board of Directors (Board) of QEP Resources, Inc. (the Company or QEP) is soliciting proxies for use at the Annual Meeting of Shareholders (Annual Meeting) to be held on May 12, 2020, beginning at 8:00 a.m. Mountain Daylight Time, at the Company's offices, 1050 17th Street, Second Floor, Denver, Colorado 80265, and any postponement or adjournment thereof. Due to the emerging public health impact of coronavirus disease 2019 (COVID-19), QEP is planning for the possibility that the Annual Meeting may be held at a different location or the Annual Meeting may be held solely by means of remote communication.  If QEP takes this step, QEP will announce the decision to do so in advance, and details on how to participate will be set forth in a press release issued by QEP and available in the “Investor Relations” section of our website at www.qepres.com.

This Proxy Statement and the accompanying notice of annual meeting include information related to the Annual Meeting. Distribution of these proxy solicitation materials is scheduled to begin on April 2, 2020. The following information will help you to understand the voting process.

Proxy Materials

In accordance with rules promulgated by the Securities and Exchange Commission (SEC), we may furnish proxy materials, including this Proxy Statement and our Annual Report to Shareholders, by providing access to these documents on the Internet instead of mailing a printed copy of those materials to shareholders. Most shareholders have received a Notice of Internet Availability of Proxy Materials (the Notice), which provides instructions for accessing our proxy materials on a website or for requesting copies of the proxy materials by mail or email. If you would like to receive an email or paper copy of the proxy materials for the Annual Meeting and for future meetings, you should follow the instructions for requesting such materials included in the Notice.

Entitlement to Vote

Shareholders who owned shares of QEP common stock as of the close of business on March 19, 2020, the record date, may vote at the Annual Meeting. Each shareholder is entitled to one vote for each share of QEP common stock held by such shareholder on that date.

Voting Items

You will vote on the annual election of all seven directors (the Nominees): Phillips S. Baker, Jr., Timothy J. Cutt, Julie A. Dill, Joseph N. Jaggers, Michael J. Minarovic, Mary Shafer-Malicki, and Barth E. Whitham. You will also vote on compensation of the Company's named executive officers (on an advisory basis), the ratification of the appointment of Deloitte & Touche LLP (Deloitte) as the Company's independent registered public accounting firm and the amendment to our Certificate of Incorporation to effect a reverse split of our common stock and a reduction in the number of authorized shares of our common stock.

Board Voting Recommendations

The Board recommends that you vote as follows on the proposals:

1.	FOR the approval of the seven individuals nominated by our Board for one-year terms, until their successors are duly elected and qualified (Item No. 1);

2.	FOR the approval, by non-binding advisory vote, of the compensation of the Company's named executive officers as disclosed in the accompanying Proxy Statement (Item No. 2);

3.	FOR the ratification of the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm (Item No. 3); and

4.
FOR the adoption and approval of the amendment to our Certificate of Incorporation to effect a reverse split of our common stock and a proportionate reduction in the number of authorized shares of our common stock (Item No. 4).

Voting Instructions

You may vote via the Internet. You may vote by proxy over the Internet by following the instructions provided in the Notice or on the proxy card.

You may vote via telephone. You may vote by proxy over the telephone by following the instructions provided on the proxy card.

You may vote by mail. If you received a printed set of the proxy materials, you may vote by completing and returning the separate proxy card in the prepaid, addressed envelope.

You may vote in person at the meeting. All shareholders of record may vote in person by ballot at the Annual Meeting. Written ballots will be passed out to anyone who wants to vote at the meeting.

Shares Held by a Broker, Bank or Other Nominee

If your shares are held by a broker, bank or other nominee (i.e., in street name), please refer to the instructions provided by that broker, bank or nominee regarding how to vote your shares. If you wish to vote in person at the Annual Meeting, you must obtain a valid proxy from the nominee that holds your shares. New York Stock Exchange (NYSE) rules determine whether proposals presented at shareholder meetings are routine or not. If a proposal is routine, a broker or other entity holding shares for an owner in street name may vote on the proposal without receiving voting instructions from the owner. If a proposal is not routine, the broker or other entity may vote on the proposal only if the owner has provided voting instructions. A broker non-vote occurs when the broker or other entity is unable to vote because the proposal is not routine and the owner does not provide instructions. Pursuant to NYSE rules, if you hold your shares in street name and you do not provide instructions to your broker on Item No. 3, your broker may vote your shares at its discretion on this matter. If you hold your shares in street name and do not provide instructions to your broker on the remaining items, your broker may not vote your shares on these matters.

Shares Held in the QEP Resources, Inc. Employee Investment Plan

If you are a participant in the QEP Resources, Inc. Employee Investment Plan (the 401(k) Plan), the enclosed proxy card may also be used to direct Fidelity Management Trust Company (Fidelity), the trustee of the 401(k) Plan, on how you wish to vote the Company's shares that are credited to your account under the 401(k) Plan. If you do not provide your voting instructions to Fidelity by 11:59 p.m., Eastern Daylight Time, on May 11, 2020, Fidelity will vote the Company shares credited to your 401(k) Plan account in the same proportion as all other shares for which Fidelity received instructions.

Proxy Solicitation

The Company is soliciting your proxy and paying for the solicitation of proxies, and will reimburse banks, brokers and other nominees for reasonable charges to forward materials to beneficial holders.

Quorum Requirements

On March 19, 2020, the record date, the Company had 242,182,385 shares of common stock issued and outstanding. A majority of the issued and outstanding shares, or 121,091,193 shares, constitutes a quorum. Abstentions, withheld votes and broker non-votes are counted for determining whether a quorum is present.

Voting Standards

Election of Directors. Election of the director nominees named in Item No. 1 requires that each director be elected by a majority of the votes cast, meaning that the number of shares voted "for" a nominee must exceed the number of shares voted "against" such nominee. The Company has adopted a director resignation policy whereby any director who fails to receive a majority of the votes cast during an uncontested election must submit his or her resignation to the Board. For purposes of determining the vote outcome for each nominee, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the outcome of this vote. Shareholders may not cumulate votes in the election of directors.

Approval, by Non-Binding Advisory Vote, of the Compensation of the Company's Named Executive Officers. The vote to approve, on an advisory basis, the Company's executive compensation in Item No. 2 requires the affirmative vote of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote on the matter. For purposes of determining the vote outcome of Item No. 2, abstentions will be included in the vote totals and, therefore, an abstention will have the same effect as a negative vote. Broker non-votes will not be included in the vote totals, and, therefore, will have no effect on the outcome of Item No. 2. Although non-binding, our Board and Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program.

Ratification of the Company's Independent Registered Public Accounting Firm. Ratification of the selection of Deloitte as the Company's independent registered public accounting firm for fiscal year 2020 in Item No. 3 requires the affirmative vote of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote on the matter. If this selection is not ratified by shareholders, the Audit Committee may reconsider its decision to engage Deloitte. For purposes of determining the vote outcome of Item No. 3, abstentions will be included in the vote totals and, therefore, an abstention will have the same effect as a negative vote.

Approval of Amendment to the Certificate of Incorporation. Pursuant to Article X of our Certificate of Incorporation, approval of the amendment to our Certificate of Incorporation to grant our Board the ability to effect a reverse split of our common stock and a proportionate reduction in the number of authorized shares of our common stock, Item No. 4, requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock For purposes of determining the vote outcome of Item No. 4, abstentions will be included in the vote totals, and, therefore, an abstention will have the same effect as a negative vote. Broker non-votes will not be included in the vote totals, and, therefore, will have no effect on the outcome of Item No. 4.

Other than the items of business described in this Proxy Statement, we do not expect any other matter to come before the Annual Meeting. If any other matter is presented at the Annual Meeting, your signed proxy gives the named proxies authority to vote your shares at their discretion. If you submit a signed proxy card that does not include voting instructions, the proxy card will be voted for the election of all nominees under Item No. 1, for Item No. 2, for Item No. 3 and for Item No. 4, unless the shares represented by the proxy card are held in the 401(k) Plan. The trustee for the 401(k) Plan will vote shares for which no direction is given in the same proportion as all other shares for which the trustee received instructions.

Attending the Annual Meeting

Any shareholder of record as of March 19, 2020, may attend the Annual Meeting. If you own shares through a broker, bank or other nominee and you wish to attend the meeting, please obtain a letter, account statement or other evidence of your ownership of shares as of such date and bring it with you so that you may attend the meeting.

Revoking a Proxy

You may revoke your proxy by submitting a new proxy with a later date, including a proxy submitted via the Internet or telephone, or by notifying the Corporate Secretary before the meeting by mail at the address shown on the notice of annual meeting of shareholders. If you attend the Annual Meeting in person and vote by ballot, any previously submitted proxy will be revoked.

ITEM NO. 1 – ELECTION OF DIRECTORS

You are asked to consider seven nominees for election to our Board. Each nominee would serve for a one-year term until the 2021 Annual Meeting.
Each of the director nominees has consented to being named in this Proxy Statement and to serve as a director if elected. However, in the event that any nominee is unwilling or unable to serve as a director, those named in the proxy may vote, at their discretion, for any other person.

Board Size and Elections

Each Nominee possesses considerable experience and unique knowledge of the Company's challenges and opportunities. We seek a balance of director skill sets, plan carefully for board succession and seek constant improvement through effective board evaluations. All of our directors nominated under this Item No. 1 are independent except for Mr. Cutt. We empower independent directors through frequent board and committee executive sessions. We also annually appoint either a Chair of the Board or, if the Chair of the Board is not independent, an independent lead director. The Board exercises a strong independent oversight function. This oversight function is enhanced by our Audit, Compensation and Governance and Social Responsibility committees, each of which is made up entirely of independent directors.

When evaluating potential director nominees, the Governance and Social Responsibility Committee considers each individual's professional experience, areas of expertise and educational background in addition to general qualifications. The Governance and Social Responsibility Committee works with the Board to determine the appropriate mix of experiences, areas of expertise and educational backgrounds in order to establish and maintain a Board that is strong and well-rounded in its collective knowledge and that can fulfill its responsibilities, perpetuate our long-term success and represent the interests of our shareholders. The Governance and Social Responsibility Committee regularly communicates with the Board to identify professional experiences, areas of expertise, educational backgrounds and other qualifications that affect our business and that are particularly desirable for our directors to possess in order to help meet specific Board needs, including:

•
Exploration and Production (E&P) experience as current or former executives, which gives directors specific insight into, and expertise that fosters active participation in, the development and implementation of our operating plan and business strategy;

•
Executive leadership experience, which gives directors who have served in significant leadership positions strong abilities to motivate and manage others and to identify and develop leadership qualities in others;

•
Accounting and financial expertise, which enables directors to analyze our financial statements, capital structure and complex financial transactions, and oversee our accounting and financial reporting processes;

•	Enterprise risk management experience, which contributes to oversight of management's risk monitoring and risk management programs and establishment of risk tolerance aligned with our strategy; and

•
Public company board and corporate governance experience, which provides directors with a solid understanding of their extensive and complex oversight responsibilities and furthers our goals of greater transparency and accountability for management and the Board and protection of our shareholders' interests.

Our Certificate of Incorporation provides for a Board consisting of between seven and 11 directors, with the precise number to be determined by the Board. Currently the Board consists of ten directors, and following Robert F. Heinemann's decision not to stand for re-election and the planned retirements of M.W. Scoggins and David A. Trice, will consist of seven directors after the Annual Meeting. Directors must receive a majority of the votes cast for the election of directors, and any director who fails to receive a majority of the votes cast during an uncontested election must submit his or her resignation to the Board.

If elected by our shareholders at the Annual Meeting, each Nominee will serve on the Board for a one-year term expiring at the 2021 Annual Meeting.
Director Qualification Table

The following table highlights each Nominee's specific skills, knowledge and experience. A particular director may possess other valuable skills, knowledge and experience not indicated below.

Name	Financial and Accounting	Exploration & Production	Executive Leadership	Enterprise Risk Management	Public Company Governance
Phillips S. Baker, Jr.	X		X	X	X
Timothy J. Cutt	X	X	X	X	X
Julie A. Dill	X		X	X	X
Joseph N. Jaggers	X	X	X	X	X
Michael J. Minarovic	X	X	X	X
Mary Shafer-Malicki	X	X	X	X	X
Barth E. Whitham	X	X	X	X	X

Biographical information concerning our directors appears below. Unless otherwise indicated, such individuals have been engaged in the same principal occupation for the past five years. Ages are as of April 2, 2020.

Director Nominees

Mr. Phillips S. Baker, Jr., age 60, has served as a QEP director since June 2010. He served as a director of Questar from 2004 to 2010. Mr. Baker is the President, CEO and a director of Hecla Mining Company (Hecla), a gold and silver mining company. He served as Chief Financial Officer (CFO) of Hecla from May 2001 to June 2003, and as Chief Operating Officer of Hecla from November 2001 to May 2003, before being named CEO in May 2003. He has over 30 years of business experience, including 19 years of financial management, more than ten years as CEO of an NYSE-listed company and more than 20 years of directorships of public companies. Mr. Baker has also served as Chairman of the Board for the National Mining Association since October 2017, and has been a Board member since 2010. He has also served as a Board member of the National Mining Hall of Fame and Museum. In concluding that Mr. Baker is qualified to serve as a director, the Board considered, among other things, his financial knowledge and his extensive executive management and financial experience.

Mr. Timothy J. Cutt, age 59, is the President and Chief Executive Officer of QEP and has served as a director of QEP since January 15, 2019. Prior to joining QEP, Mr. Cutt was the Chief Executive Officer of Cobalt International Energy, a development-stage petroleum exploration and production company (2016 to 2018). Cobalt International voluntarily filed a petition for relief under Chapter 11 of the United States Bankruptcy Code on December 14, 2017, and a plan to sell all the assets of the company was approved on April 10, 2018. Prior to joining Cobalt International, Mr. Cutt served as President of the Petroleum Division of BHP Billiton, a global natural resources company (2013 to 2016), and prior to that he also served as President of Production for BHP Billiton's Petroleum Division (2007 to 2011). Prior to joining BHP Billiton, Mr. Cutt served in various roles at ExxonMobil in the prior 25 years, including President of ExxonMobil de Venezuela (2005 to 2007), President ExxonMobil Canada Energy (2004 to 2005), President Hibernia Management & Development Company (2001 to 2004) and Regional Coordinator, North America. He also served as a Board member of the American Petroleum Institute from 2013 to 2018. In concluding that Mr. Cutt is qualified to serve as a director, the Board considered, among other things, his 35 years of experience in the oil and gas industry.

Ms. Julie A. Dill, age 60, has served as a QEP director since May 2013 and also currently serves as a director of Rayonier Advanced Materials Inc., Inter Pipeline Ltd. and Southern Star Central Gas Pipeline (a private company). Ms. Dill recently served as the Chief Communications Officer for Spectra Energy Corp. (Spectra) from 2013 until completion of Spectra's merger with Enbridge, Inc. (the Merger) in the first quarter of 2017. She also served on the board of Spectra Energy Partners from 2012 until the completion of the Merger. Ms. Dill has a wealth of experience in the energy sector, having served in a number of executive capacities in the natural gas and power industries. She served as the Group Vice President of Strategy for Spectra and the President and CEO of Spectra Energy Partners, LP from 2012 until 2013, and prior to that she served as President of Union Gas Limited from 2007 until 2011. Previously, she served in various financial and operational roles with Duke Energy, Duke Energy International and Shell Oil Company. Ms. Dill also serves on an advisory board for Centuri Construction (a privately-held company), a subsidiary of Southwest Gas Holdings. She is also a member of the Advisory Council for the College of Business and Economics at New Mexico State University and also serves on the Memorial Hermann Hospital Community Relations Committee. In concluding that Ms. Dill is qualified to serve as a director, the Board considered, among other things, her experience as the President and CEO of a public company, her strong financial background and her more than 35 years of experience in the energy industry.

Mr. Joseph N. Jaggers, age 66, has served as a QEP director since October 2019. Mr. Jaggers’ energy industry leadership experience spans more than three decades. From 2013 to 2018, he was President, Chief Executive Officer, Chairman and Founder of Jagged Peak Energy in Denver, Colorado. From 2010 to 2012, he was President, Chief Executive Officer and Director of privately-held Ute Energy, LLC in Denver, Colorado. From 2001 to 2010 he held executive leadership roles with Bill Barrett Corp., Barrett Resources and Williams Companies in Denver. From 1981 to 2000, Mr. Jaggers worked for BP Amoco where he held a variety of staff and management positions, culminating in executive responsibility for BP’s Northern North Sea operation. He is a graduate of the United States Military Academy at West Point. He currently serves as a director and member of the Audit and Compensation committees for National Fuel Gas Company. Mr. Jaggers is a past President of the Colorado Oil and Gas Association, Past Executive Director of Independent Producers Association of the Mountain States, a member of the Society of Petroleum Engineers and he has been inducted into the Rocky Mountain Oil and Gas Hall of Fame. In concluding that Mr. Jaggers is qualified to be nominated to our Board, the Board considered, among other things, his experience as the CEO of a publicly-traded independent exploration and production company and his substantial operational and financial expertise in the oil and gas industry.

Mr. Michael J. Minarovic, age 55, has served as a QEP director since May 2017. Mr. Minarovic is the CEO and co-founder of Arena Energy, LP, an employee-owned exploration and production company. Since its start-up in 1999, the company has invested nearly $4 billion of capital in the federal waters of the Gulf of Mexico and has been the most active driller in this basin for the past five years. Mr. Minarovic is also the co-founder of White Fleet Drilling, a drilling contractor that owns and operates three large jack-up drilling rigs operating in the Gulf of Mexico and is the founder of Rosefield Pipeline, a midstream company that owns and operates over 200 miles of oil and gas pipelines in the Gulf of Mexico. Previously, Mr. Minarovic served as a petroleum engineer with Newfield Exploration Company from 1993 to 1999 and Conoco, Inc. from 1988 to 1993. Mr. Minarovic is an executive director of the United States Oil and Gas Association, is a member of the John Cooper School Board of Trustees and is an active member of the Society of Petroleum Engineers. Mr. Minarovic graduated from the University of Texas at Austin, in 1987, with a bachelor’s degree in petroleum engineering. In concluding that Mr. Minarovic is qualified to be nominated to our Board, the Board considered, among other things, his more than 30 years of oil and gas experience working in the independent, private and public sectors, including his entrepreneurial, executive and operational expertise, as well as his background in negotiating and managing acquisitions and joint ventures with large public companies.

Ms. Mary Shafer-Malicki, age 59, has served as a QEP director since July 2017 and also currently serves as a director of McDermott International, Inc. and Wood plc. Ms. Shafer-Malicki retired in 2009 after a 26-year career with BP Exploration Operating Company (BP) and Amoco Corporation. She served as Senior Vice President/CEO and Chief Operating Officer/General Manager for BP's operations in Angola from 2005 to 2009 and Director General for BP's operations in Vietnam from 2003 to 2005. Prior to this, she served as the Business Unit Leader for BP's Central North Sea gas business in Scotland from 2001 to 2003, General Manager for support services to all of BP's Continental Shelf upstream operations in the United Kingdom from 2000 to 2001 and President and General Manager for Amoco/BP's Dutch onshore and offshore production and gas storage operations in the Netherlands from 1998 to 2000. Ms. Shafer-Malicki currently serves as a director of the University of Wyoming Foundation, as well as a member of industry advisory boards for the Chemical Engineering departments at the University of Wyoming and Oklahoma State University. In concluding that Ms.Shafer-Malicki is qualified to serve as a director, the Board considered, among other things, her extensive energy industry experience, including her serving in senior executive positions, and her experience as a director on multiple public company boards. Ms. Shafer-Malicki was appointed as a director by the Board in July 2017 as part of the Board's succession-planning process and was recommended as a director candidate by the Company's current Board Chair, who was serving as Lead Director at the time.

Mr. Barth E. Whitham, age 63, has served as a QEP director since October 2019. Mr. Whitham is currently the President and CEO of Enduring Resources, LLC, co-founded in 2004 for the acquisition and development of energy resources and infrastructure in North America. He was the co-founding officer of Westport Resources Corporation and President and COO from 1991 to 2004 through its merger with Kerr-McGee. Prior to Westport, Mr. Whitham worked extensively in the upstream U.S., international and offshore energy industry in project planning, development and operations. Mr. Whitham is a graduate of the Colorado School of Mines. He serves on the boards of Ensign Energy Services Inc., Intrepid Potash Corp, Jonah Energy (a privately-held company), Children's Hospital Colorado and is a Trustee of Regis University. Mr. Whitham has served on the Board of SPE International, Western Energy Alliance, CSM Board of Governors and Colorado Forum. In concluding that Mr. Whitham is qualified to be nominated to our Board, the Board considered, among other things, his public company executive experience in the oil and gas industry and his substantial operational and financial expertise.

For Item No. 1, the Board recommends that you vote FOR each of the nominees listed above.

GOVERNANCE INFORMATION

Governance Update

There were several governance developments to highlight from the past year, including:

•
In conjunction with the retirement of our former CEO and the hiring of Mr. Cutt as our new CEO in early 2019, after thorough review, our Board decided to separate the role of Chair and CEO and appointed Mr. Trice as Chair of the Board in January 2019.

•
The Board approved amendments to the Company's Bylaws, which were approved by our shareholders, that provide holders of 25% or more of the Company's outstanding shares the right to call special meetings of shareholders.

•	In October 2019, the Company appointed Mr. Jaggers and Mr. Whitham as independent directors.

•
In October 2019, the Board approved the formation of a five-person Operations Committee of the Board which is chaired by Mr. Cutt and also includes current independent directors Mr. Jaggers, Mr. Minarovic, Ms. Shafer-Malicki and Mr. Whitham.

•
In October 2019, the Board approved the following changes to the Company's Corporate Governance Guidelines: (1) limit total company public board service to four boards total (including the Company), (2) limit total company public board service to two boards total for the CEO (including the Company), and (3) provide that the Board has oversight of QEP's programs, policies and practices related to environmental, safety, governance, sustainability and social responsibility issues and impacts.

•
As noted in the "Shareholder Engagement" section below, the Company continued to focus on its shareholder outreach program during 2019, contacting our top 40 shareholders who collectively owned over 75% of our outstanding shares as of June 30, 2019. The Company is committed to continuing annual shareholder outreach.

General Governance Information

We seek to implement best practices in corporate governance, including a robust Code of Conduct, Corporate Governance Guidelines and committee charters, each of which is available on the Company's website at http://ir.qepres.com/corporate-governance/governance-highlights. These documents provide the framework for our corporate governance. Any of these documents will be furnished in print without charge to any interested party who requests them. The proxy relates to 2019 performance and compensation, neither of which were affected by the COVID-19 pandemic nor the commodity-price impact of the OPEC+ dynamics. The COVID-19 pandemic and commodity prices could significantly impact 2020 financial results and compensation outcomes, and the board and executives are taking actions to address the effects on business operations.

Shareholder Engagement and Response to 2019 Say on Pay Vote

Continuous and transparent communication with our shareholders provides critical feedback to our Board and senior management team on a wide range of topics, including corporate governance matters and executive compensation. Accountability to shareholders is not only a mark of our good governance, but an important component of our success. In 2019, we contacted shareholders who collectively owned in excess of 75% of our outstanding shares as of June 30, 2019, and spoke with representatives of shareholders representing over 48% of our outstanding shares as of June 30, 2019, including seven of our 10 largest shareholders. Also, we spoke with representatives of two proxy advisory firms (Institutional Shareholder Services Inc. and Glass, Lewis & Co.) in the first quarter of 2020 on a variety of corporate governance, executive compensation and ESG issues. Our core engagement team consists of our Governance and Social Responsibility Committee Chair, who is also a member of the Compensation Committee, along with our Executive Vice President, General Counsel and Corporate Secretary; Vice President, Human Resources & Community Investments; Assistant Corporate Secretary and Director, Investor Relations. The Board considered shareholder and proxy advisory firm feedback on numerous corporate governance, health, safety, ESG and executive compensation topics. This feedback was an important factor in the Company's response to the 2019 Say on Pay Vote, which we discuss below and in more detail in the "Compensation Discussion and Analysis" section of this Proxy Statement. In addition and in response to feedback from our shareholders, we expect to incorporate ESG as a metric in our 2021 Annual Incentive Program. We value the feedback provided by our shareholders and look forward to continued, open dialogue on corporate governance issues, health, safety, environmental, social, sustainability, executive compensation decisions and other ESG matters relevant to our business.

At our 2019 Annual Meeting of Shareholders (2019 Annual Meeting), QEP’s shareholders approved amendments to our Bylaws to provide holders of 25% or more of the Company’s outstanding shares the right to call a special meeting of shareholders. However, at the 2019 Annual Meeting, a shareholder proposal to allow holders of 10% or more of outstanding shares to call a special meeting of shareholders received over 46% of support from our shareholders. Most of the shareholders that we spoke with during our engagement calls conducted in 2019 preferred that holders of 25% or more of the Company's outstanding shares have the right to call special meetings of shareholders.
The 2019 Say on Pay proposal received 47% of support from our shareholders, after an average of 92% of support over the last six years. We heard the feedback from our shareholders regarding the Compensation Committee's use of discretion in the calculation of the Asset Sales metric in the CEO/CFO scorecard. In response to the voting outcome and shareholder input received during our shareholder engagement efforts, we have addressed this concern and also made additional appropriate changes to our compensation programs to further align executive pay with shareholder interests and long-term value creation including:

•	100% formulaic, non-discretionary incentive plan for all employees;

•	Elimination of new retention programs related to the 2019 Strategic Alternatives review;

•	Reduction in overall executive compensation and executive headcount;

•	Evaluation of TSR metrics; and

•	Increased disclosure regarding methodology and rationale for our compensation program.

More details concerning our response to the 2019 Say on Pay Vote and our compensation programs can be found in the "Compensation Discussion and Analysis" section of this Proxy Statement. The definition of the 2019 Strategic Alternatives can be found in the "Company Overview and 2019 Business Highlights" section of the "Compensation Discussion and Analysis" section of this Proxy Statement.

Environmental, Social and Governance

We pursue various efforts to maintain and/or improve the performance of our ESG objectives. Below are a few highlights of our accomplishments in 2019. More information is available on our website at www.qepres.com.

Environmental	Added 100,000 barrels per day (bbl/day) produced water recycling capacity for a total recycling capacity between 180,000 bbl/day and 200,000 bbl/day

Recycled approximately 10.5 million barrels of produced water in 2019

Achieved a 99.997% spill prevention success rate across our assets in 2019

Maintained four company-owned optical gas imaging (infrared) cameras and continued active air emissions monitoring and repair programs in North Dakota and Texas

Utilized dual-fuel systems on drilling rigs to reduce diesel consumption and related emissions

Transported a majority of our oil and produced water from our facilities by pipeline which reduces highway traffic, air emissions and risk of accidents

Utilized centralized production facilities which reduces surface impact compared to single well facilities

Utilized solar power for various oil and gas equipment in our daily operations

Safety	Achieved a Total Recordable Incident Rate for our employees of 0.32 for 2019

Suffered only one recordable employee injury in 2019 across more than 600,000 hours worked

Performed an annual emergency response drill with participation by local first responders

Vested our employees and contractors with the authority and the responsibility to stop any job or work that they feel is unsafe or poses a threat to the environment

Diversity & Inclusion	Women accounted for 34% of our total workforce as of December 31, 2019

Minorities accounted for 20% of our total workforce as of December 31, 2019

Women hold two of ten seats on our Board of Directors and chair 50% of our Board Committees

Community        Donated more than $483,000 in 2019 to charitable causes across our operating areas, providing support to more than 50 organizations

Employees volunteered 1,085 hours and personally donated or fundraised an additional $107,000 to causes important to them and to QEP

Honored in 2019 as one of Colorado’s most community-minded companies as part of The Civic 50 Colorado

Culture
Implemented a new culture model, “How We Work Together,” consisting of the following pillars: Transparency, Humility, Inclusion, Alignment and Execution in addition to our core focus on Health, Safety and Environment (HSE)

Surveyed employees about their training and development needs with programs to be implemented in 2020 addressing culture, leadership, professional development, technical training, business education and performance management

As a result of stockholder engagement, we enhanced our website disclosures in 2019 and in early 2020 to better describe our corporate, environmental, sustainability, health and safety, culture, social and corporate governance commitments and practices. We are committed to community investment and engagement, environmental sustainability, operational safety and sound corporate governance, and we describe each of these commitments in detail in the Community, HSE, Careers, Vendors and Investor Relations portions of our website.

In addition, listed below are highlights of actions we have taken in 2019 and in early 2020 as a result of shareholder engagement and in an effort to disclose the Board’s role in oversight of ESG matters:

•
We updated our Corporate Governance Guidelines in 2019 to provide that our Board is responsible for overseeing the Company’s programs, policies and practices relating to environmental, safety, governance, sustainability and social responsibility issues.

•
In February 2020, the Board amended the Charter of the Governance Committee, renaming it the Governance and Social Responsibility Committee. Under its revised Charter, the Governance and Social Responsibility Committee expressly assumes certain powers and responsibilities related to ESG matters as noted in the “Governance and Social Responsibility Committee” section below.

Director Independence

The Board evaluated all relationships between the Company and its directors and determined that all non-management directors currently serving on the Board are independent under all applicable rules and regulations, including the listing requirements of the NYSE, as set forth in Section 303A.02 of the NYSE Listed Company Manual, and the Company's Corporate Governance Guidelines. The Board also determined that no independent director has a material relationship with the Company that could impair the director's independence. The criteria applied by our Board in determining independence is available in our Corporate Governance Guidelines, which are located on the Company's website at http://ir.qepres.com/static-files/b6178067-4202-4829-be93-ca10ee83d11e. The Board evaluates independence on an ongoing basis.

Board Leadership Structure

Based on the Board's experience, considerable engagement with shareholders and an assessment of research on this issue, the Board understands that there are a variety of viewpoints concerning a board's optimal leadership structure; that available empirical data concerning the impact of board leadership on shareholder value is inconclusive; and, accordingly, that there is no single, generally accepted approach to board leadership in the United States. Given the dynamic and competitive environment in which we operate, the Board believes that the right leadership structure may vary as circumstances change.

In the past, our Board has believed that a strong Lead Director and a combined Chair and CEO was the best structure, allowing our Lead Director to provide independent Board leadership and permitting our Chair and CEO to use his knowledge of the Company to focus Board discussions. Further, our shareholders had historically demonstrated support for this approach with a strong majority opposing shareholder proposals in 2013 and 2016 to separate the roles of Chair and CEO.

In conjunction with the departure of Mr. Charles B. Stanley in January 2019 and the hiring of Mr. Cutt as our new CEO, the Board separated the role of Chair and CEO, and appointed Mr. Trice as Chair. The Board believes that having an independent Chair will encourage diversity of thinking, improve board oversight and allow our new CEO to focus on the everyday demands of managing our Company.

Currently, Mr. Trice, an independent director, is the Chair of the Board. In this role, he:

•	Presides at all meetings of the Board of Directors, including executive sessions of the independent directors;

•	Serves as liaison between our management and independent directors;

•	Actively communicates with the CEO and senior management on a wide range of strategic and operational issues;

•	Approves information sent to the Board;

•	Approves meeting agendas for the Board;

•	Approves meeting schedules to ensure that there is sufficient time for discussion of all agenda items;

•	Has the authority to call meetings of the independent directors; and

•	Ensures that he is available for consultation and direct communication, if requested by major shareholders.

Board Committees

Our Board has an Audit Committee, Compensation Committee, Governance and Social Responsibility Committee and an Operations Committee, each of which is composed solely of independent directors, except for the Operations Committee. As noted above, each committee has a charter that can be found on the Company's website at http://ir.qepres.com/phoenix.zhtml?c=237732&p=irol-govhighlights. The Company will provide each charter to any interested party who requests it in print without charge. The following section includes information about our Board committees. The members of our Board and the Board committees on which they currently serve are identified below.

Director	Audit	Compensation	Governance and Social Responsibility	Operations
Phillips S. Baker, Jr.	X		X
Timothy J. Cutt				Chair
Julie A. Dill	Chair		X
Robert F. Heinemann[1]	X	Chair
Joseph N. Jaggers				X
Michael J. Minarovic	X	X		X
M. W. Scoggins[2]	X	X
Mary Shafer-Malicki		X	Chair	X
David A. Trice[2]		X	X
Barth E. Whitham				X
1 Dr. Heinemann has decided not to stand for re-election at the Annual Meeting.
2 Mr. Trice and Dr. Scoggins plan to retire after the Annual Meeting.

Audit Committee

The Audit Committee reviews auditing, accounting, financial reporting and internal control functions, and oversees risk assessment and compliance activities. The Audit Committee has the sole authority to hire, compensate, retain, oversee and terminate the Company's independent registered public accounting firm. The Audit Committee also has the sole authority to pre-approve all terms and fees for audit services, audit-related services and other services to be performed by the Company's independent registered public accounting firm. The Audit Committee also reviews any related-person transactions brought to its attention that could reasonably be expected to have a material impact on the Company's financial statements and determines whether any action is necessary.

The Audit Committee meets all the requirements set forth in Sections 303A.06 and 303A.07 of the NYSE Listed Company Manual. The Board has determined that all members of the Audit Committee satisfy the standards for independence as they relate to audit committees as set forth in Section 303A.02 of the NYSE Listed Company Manual and as set forth in Rule 10A-3 of the Securities Exchange Act of 1934, as amended (Exchange Act). The Audit Committee frequently meets in executive sessions and meets with the internal auditors and independent auditors outside the presence of management. All Audit Committee members qualify as audit committee financial experts.

Compensation Committee

The Compensation Committee oversees our executive compensation program and benefit plans and policies; administers our short- and long-term incentive plans, including equity-based programs; oversees and annually reviews short- and long-term as well as emergency succession planning; approves compensation decisions for officers; recommends CEO total compensation to the full Board; and annually reviews the performance of the CEO. The Compensation Committee oversees the risk assessment of our executive and non-executive compensation programs. The Compensation Committee also considers and makes recommendations to the full Board regarding compensation for independent directors.

The Compensation Committee meets the independence requirements set forth in Section 303A.02 of the NYSE Listed Company Manual, and each member qualifies as an independent director under Rule 16b-3 of the Exchange Act and as an outside director under Section 162(m) of the Internal Revenue Code of 1986, as amended. The Compensation Committee frequently meets in executive sessions and meets with its compensation consultant outside of the presence of management.

The Compensation Committee has authority to retain and dismiss compensation consultants and other advisors that provide objective advice, information and analysis regarding executive and director compensation. These consultants report directly to, and may meet separately with, the Compensation Committee, and may consult with the Compensation Committee Chair between meetings. The Compensation Committee retained Meridian Compensation Partners, LLC (Meridian) as its independent consultant to advise it as to executive and director compensation in 2019. The Compensation Committee considered the factors outlined by the NYSE and determined that Meridian is independent under those factors, and that Meridian's work in 2019 did not create any conflict of interest with respect to its representation of the Compensation Committee. See the "Compensation Process – Role of Independent Compensation Consultant" in the "Compensation Discussion and Analysis" section of this Proxy Statement for a description of Meridian's duties.

Governance and Social Responsibility Committee

In February 2020, the Board adopted changes to the Governance Committee Charter to (1) change the name of the Governance Committee to the "Governance and Social Responsibility Committee" and (2) amend the Governance Committee Charter to cause the Governance and Social Responsibility Committee to expressly assume certain powers and responsibilities related to ESG matters.

The Governance and Social Responsibility Committee, which also functions as the Company's nominating committee, is responsible for committee assignments; new director searches; drafting and revising the Corporate Governance Guidelines; conducting annual evaluations of the Board, its committees and individual directors; and making recommendations to the full Board on various governance issues. All members of the Governance and Social Responsibility Committee meet the independence requirements set forth in Section 303A.02 of the NYSE Listed Company Manual.

The Governance and Social Responsibility Committee's Charter defines the criteria for director nominees, including nominees recommended by shareholders and nominees selected by the Governance and Social Responsibility Committee. These criteria provide a framework for evaluating all nominees as well as incumbent directors. The key criterion are personal and professional integrity and ethics; experience in the Company's business; experience as a CEO, president, CFO or senior officer of a public company or extensive experience in finance or accounting; currently active in business at least part time or recently retired, with skills and experience needed to serve as a member of the Board; experience as a board member of another public company; willingness to commit time and resources to serve as a director; and good business judgment, including the ability to make independent analytical inquiries. The Governance and Social Responsibility Committee considers candidates who will contribute a broad range of knowledge, talents, skills and expertise, particularly in the areas of the oil and natural gas industry, strategic planning, accounting and finance, corporate governance, management and diversity of the Board in terms of race, gender, ethnicity or professional background, sufficient to provide prudent guidance about the Company's operations and interests. Board nominees must be less than 72 years of age, unless that requirement is waived by the Board.

The Governance and Social Responsibility Committee also considers any recommendations for director nominees made by shareholders. The Governance and Social Responsibility Committee evaluates nominees recommended by the shareholders using the same criteria it uses for other nominees.

We amended our Bylaws in December 2016 to permit a group of up to 20 shareholders who collectively have owned at least 3% of our outstanding capital stock for at least three consecutive years to submit director nominees for up to 20% of the Board for inclusion in our Proxy Statement if the shareholder(s) and the nominee(s) meet the other requirements in our Bylaws. We further amended our Bylaws in October 2017 to require the Company to provide to the shareholders additional information about director nominees in advance of the annual meeting, and to require that director nominees proposed by both our Board and our shareholders complete and update background questionnaires regarding the director nominee's qualifications; to authorize the presiding person at shareholder meetings to enact rules of conduct and determine if business has been properly brought before the meeting; and to require a majority of directors (instead of two directors) to call a special meeting. Shareholders who wish to nominate directors for inclusion in our Proxy Statement or at an annual meeting should follow the instructions in the "Other Matters - Shareholder Nominations and Proposals" section below.

At the Company's 2019 Annual Meeting of Shareholders, the Company’s shareholders, upon the recommendation of the Company’s Board of Directors, approved the amendments to our Bylaws effective May 14, 2019, to allow one or more shareholders who own at least 25% or more of the Company’s outstanding shares of common stock to require the Company to call a special meeting of the shareholders. Section 2.2 of our Bylaws was amended to specify the procedures for shareholder-requested special meetings.

Operations Committee

In October 2019, the Board approved the formation of a five-person Operations Committee of the Company, which is chaired by Mr. Cutt and also includes current independent directors Mr. Jaggers, Mr. Minarovic, Ms. Shafer-Malicki and Mr. Whitham. The Operations Committee consists of five members of the Board selected in accordance with Section 2(b) of the Letter Agreement, at least four of whom must meet the independence requirements set forth in Section 303A.02 of the NYSE Listed Company Manual.

The purpose of the Operations Committee is to advise and assist the Board in its oversight of the operations of the Company in order to identify best operating practices in the areas of the Company’s operations and to work with management to focus on continuous operational improvement and excellence.

The Operation Committee’s responsibility includes the following:

•	review and monitor the Company’s technical operations performance as compared to our peer companies based upon indicated benchmarks, results and trends;

•	review and monitor technical matters of operational significance to the Company; and

•	assist management in ensuring that the Company has the resources necessary to identify best operating practices and drive continuous operational improvement and excellence.

Board Risk Oversight

Our Board, as a whole and through its committees, is responsible for overseeing the Company's risk management and compliance controls. The Company's executive officers are responsible for day-to-day management of the material risks the Company faces. In its oversight role, our Board is charged with satisfying itself that the risk management processes designed by management are functioning effectively and as designed. Our Board and its committees regularly discuss material risk exposures, the disclosure of risks, the potential impact of risks on the Company and the efforts of management to address the identified risks.

A number of Board processes support our risk management program. The full Board regularly reviews operational, regulatory, legal and environmental risks and discusses the Company's enterprise risk management program. The Board reviews and approves the capital budget and certain capital projects, the hedging policy, significant acquisitions and divestitures, equity and debt offerings and other significant activities.

The Audit Committee plays an important role in risk management by assisting the Board in fulfilling its responsibility to oversee the integrity of the financial statements and our compliance with legal and regulatory requirements. The Audit Committee retains and interacts regularly with our independent auditors and also meets regularly with our internal auditors. The Company has retained an independent oil and gas reserve evaluation engineering consultant to prepare the estimates of its proved reserves. The Audit Committee meets annually with the independent oil and gas reserve evaluation engineering consultant. Additionally, the Audit Committee reviews financial and accounting risk exposure; the Company's proved oil and gas reserves estimation process, reserve estimates, changes to reserve estimates and disclosures regarding reserve estimates; issues related to cybersecurity; and the Company's internal controls. The Audit Committee also oversees ethics and compliance procedures and reporting.

The Compensation Committee reviews the compensation program to ensure it is aligned with our compensation objectives and to address any potential risks it may create. The Compensation Committee has designed our short- and long-term compensation plans with features that reduce the likelihood of excessive risk-taking, including a balanced mix of cash and equity and short- and long-term incentives, an appropriate balance of operating and financial performance measures, a proper balance of fixed and at-risk compensation components, significant stock ownership requirements for executive officers, extended vesting schedules on equity grants and caps on incentive awards.

Our Governance and Social Responsibility Committee's role in risk management includes regularly reviewing developments in corporate governance and reviewing our Corporate Governance Guidelines to recommend appropriate action to the full Board. The Governance and Social Responsibility Committee also provides input as to Board composition, size and committee assignments, and recommends adjustments to ensure that we have appropriate director expertise to oversee the Company's evolving business operations. In addition, the Governance and Social Responsibility Committee provides key oversight of ESG matters and any related risks.

Our Operations Committee's role in risk management is inherent in its purpose to advise and assist the Board in its oversight of the operations of the Company in order to identify best operating practices as more specifically set forth in the Charter of the Operations Committee.

Stock Ownership Guidelines for Non-Employee Directors

Our Board adopted stock ownership guidelines for independent directors to align the interests of our directors with the interests of our shareholders and to promote our commitment to best practices in corporate governance. Within five years of beginning their service, independent directors are required to hold QEP shares with a value equal to five times the amount of each such director's annual cash compensation (excluding any excess Board meeting fees and Board committee related fees). Shares that count toward satisfaction of the guidelines include common stock owned by the director and phantom stock attributable to deferred compensation. Each of the independent directors who have served for five years or longer holds a sufficient number of shares to satisfy these guidelines. The Board reviewed these guidelines again in 2019 and determined these guidelines were appropriate.

Limits on Board Service

Our directors may not serve on the board of directors of more than four public companies, including our Board, at any given time. Our CEO may not serve on more than one board in addition to our Board at any given time. A member of our Audit Committee may not simultaneously serve on the audit committee of more than two other public companies at any given time unless the Board determines that such simultaneous service would not impair the director's ability to serve effectively on our Audit Committee.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee during 2019 were Dr. Heinemann, Mr. Minarovic, Dr. Scoggins, Ms. Shafer-Malicki, Mr. William Thacker (who retired in May 2019) and Mr. Trice. No member of our Compensation Committee was at any time prior to or during 2019, or the first three months of 2020, an officer or employee of our Company. Additionally, no member of the Compensation Committee had any relationship with our Company requiring disclosure as a related-person transaction. During 2019, no executive officer of our Company served on the compensation committee of any other entity that had one or more of its executive officers serving as a member of our Compensation Committee. Furthermore, no executive officer of our Company served on the Compensation Committee of another company that had one of its executive officers serve as a member of our Board.

Communications with Directors

Interested parties may communicate with the full Board, non-management directors as a group or individual directors, by sending a letter in care of the Corporate Secretary at QEP Resources, Inc., 1050 17th Street, Suite 800, Denver, Colorado 80265. Our Corporate Secretary has the authority to discard any solicitations, advertisements or other inappropriate communications but will forward any other mail to the named director or group of directors.

Attendance at Meetings

The QEP Board and committees of the Board held the following number of meetings in 2019:

	Board	Audit Committee	Compensation Committee	Governance Committee	Operations Committee
Number of Meetings	18	7	6	4	1

Each director attended at least 75% of the aggregate of (1) the number of Board meetings held while he or she was a director; and (2) the number of meetings of all committees of the Board held while he or she served as a member of his or her respective committee. Our directors are expected to attend the Annual Meeting. All of the directors attended the 2019 Annual Meeting of Shareholders, except for Dr. Scoggins and Dr. Heinemann.

Family Relationships

No director or executive officer is related to any other director or executive officer.

Director Retirement Policy

Our Board has adopted a retirement policy that permits an independent director to continue serving until the annual meeting following his or her 72nd birthday, provided that the director remains actively engaged in business, financial or community affairs. The Board does not believe that directors who retire, resign or otherwise materially change their position with their employers should necessarily leave the Board; however, they are required to submit a notice of any such resignation or change to the Chair of the Board and Chair of the Governance and Social Responsibility Committee. The Board will then review the continued appropriateness of Board membership under the changed circumstances. The Board may waive its director retirement requirements in certain situations.

CERTAIN RELATIONSHIPS AND TRANSACTIONS WITH RELATED PERSONS

Transactions with related persons are those that involve our directors, executive officers, director nominees, greater than 5% shareholders, immediate family members of these persons or entities in which one of these persons has a direct or indirect material interest. Pursuant to the procedures described below, we review all transactions that would involve amounts exceeding $120,000 (the current threshold required to be disclosed in the Proxy Statement under SEC regulations) and certain other similar transactions.

Policies and Procedures for Review and Approval of Related-Person Transactions

Pursuant to the terms of our Corporate Governance Guidelines, we require that all executive officers and directors report to our Corporate Secretary or Assistant Corporate Secretary any event or anticipated event that might qualify as a related-person transaction. The Corporate Secretary or Assistant Corporate Secretary then reports those transactions to the Audit Committee. We also collect information from questionnaires sent to executive officers and directors early each year that are designed to reveal related-person transactions. If a report or questionnaire shows a potential related-person transaction, our Audit Committee will review the transaction in accordance with our Code of Conduct. The Audit Committee will review pending and ongoing transactions to determine whether they conflict with the best interests of the Company, impact a director's independence or conflict with our Code of Conduct. If the transaction is completed, the Audit Committee will determine whether rescission of the transaction, disciplinary action or reevaluation of independence is required. If a waiver to the Code of Conduct is granted to an executive officer or director, the nature of the waiver will be disclosed on our website (www.qepres.com), in a press release or on a current report on Form 8-K.

Related-Person Transactions

As of December 31, 2019, Mr. Richard J. Doleshek, former Executive Vice President and Chief Financial Officer of the Company, and his spouse owned debt securities issued by the Company in the following amounts: $450,000 of our 6.875% Senior Notes due 2021 and $20,000 of our 5.375% Senior Notes due 2022. During 2019, we paid Mr. Doleshek and his spouse interest on the Senior Notes held by both of them in the aggregate amount of $44,508. Mr. Doleshek owned $150,000 of the 6.80% Senior Notes due 2020 that were redeemed in 2019.

The Audit Committee determined that the ownership of the Company's Senior Notes and the associated interest payments do not conflict with the best interests of the Company or conflict with our Code of Conduct.

SECURITY OWNERSHIP

The information provided below summarizes the beneficial ownership of our common stock by our named executive officers, each of our directors, all of our executive officers and directors as a group, and persons owning more than 5% of our common stock. "Beneficial ownership" generally includes those shares of common stock held by someone who has investment and/or voting authority of such shares or has the right to acquire such common stock within 60 days. The ownership includes common stock that is held directly and also stock held indirectly through a relationship, a position as a trustee, or under a contract or understanding.

Directors and Executive Officers

The following table lists the shares of our common stock beneficially owned by each director, named executive officer, and all directors and executive officers as a group as of March 19, 2020, except as indicated below. Shares not outstanding but deemed beneficially owned by virtue of the right of a person to acquire shares within 60 days of March 19, 2020, are included as outstanding and beneficially owned for that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Except as noted in the footnotes below, the holders have sole voting and dispositive powers over the shares. The Company has no knowledge of any arrangement that would, at a subsequent date, result in a change in control of the Company.

	Amount and Nature of Beneficial Ownership
Name	Common Stock Beneficially Owned		Common Stock Acquirable Within 60 Days		Total Beneficially Owned		Percent of Class[12]
Timothy J. Cutt	1,136,124	[1,3]	—		1,136,124		*
Richard J. Doleshek[4]	437,166	[2]	240,422		677,588		*
Christopher K. Woosley	555,110	[1,3]	96,564		651,674		*
Joseph T. Redman	419,212	[1,3]	6,136		425,348		*
Charles B. Stanley[5]	844,600	[2]	679,428		1,524,028		*
Jim E. Torgerson[6]	332,613	[1,2,3]	200,963		533,576		*
Jeffery R. Tommerup[7]	127,880	[1,2,3]	48,784		176,664		*
Phillips S. Baker, Jr.	28,897		186,750	[8]	215,647		*
Julie A. Dill	5,525		174,569	[8]	180,094		*
Robert F. Heinemann[9]	7,200		172,805	[8]	180,005		*
Joseph N. Jaggers	120,570		—		120,570		*
Michael J. Minarovic	60,000		136,488	[8]	196,488		*
M. W. Scoggins[9]	7,700	[10]	292,279	[8]	299,979		*
Mary Shafer-Malicki	—		135,652	[8]	135,652		*
David A. Trice[9]	180,000		210,944	[8]	390,944		*
Barth E. Whitham	—		97,164	[8]	97,164		*
All directors and executive officers (16 individuals)	4,262,597	[11]	2,678,948	[11]	6,941,545	[11]	2.87%	[11]

1.
Includes the following unvested restricted shares for which the owners have sole voting power, but which cannot be disposed of until they vest: Mr. Cutt owns 1,057,841 shares; Mr. Woosley owns 443,179 shares; Mr. Redman owns 329,705 shares; Mr. Torgerson owned 163,330 shares as of January 2, 2019; and Mr. Tommerup owned 97,228 shares as of August 30, 2019.

2.
Does not include the following phantom stock units held in the QEP Deferred Compensation Wrap Plan: Mr. Doleshek owned 7,223 units as of December 31, 2019; Mr. Stanley owned 53,605 units as of January 14, 2019; Mr. Torgerson owned 6,133 units as of January 2, 2019; and Mr. Tommerup owned 3,449 units as of August 30, 2019.

3.
Does not include the following executives' long-term cash incentive amounts measured in performance share units (PSUs) pursuant to the QEP Cash Incentive Plan, which are subject to a cash payout to the extent certain performance objectives are achieved: Mr. Cutt owns 1,142,310 PSUs; Mr. Woosley owns 473,727 PSUs; Mr. Redman owns 316,501 PSUs; Mr. Torgerson owned 268,900 PSUs as of January 2, 2019; and Mr. Tommerup owned 70,673 PSUs as of August 30, 2019.

4.	Mr. Doleshek's last day of employment with the Company was December 31, 2019. All amounts reflected in the table for Mr. Doleshek are as of December 31, 2019.

5.	Mr. Stanley's last day of employment with the Company was January 14, 2019. All amounts reflected in the table for Mr. Stanley are as of January 14, 2019.

6.	Mr. Torgerson's last day of employment with the Company was January 2, 2019. All amounts reflected in the table for Mr. Torgerson are as of January 2, 2019.

7.	Mr. Tommerup's last day of employment with the Company was August 30, 2019. All amounts reflected in the table for Mr. Tommerup are as of August 30, 2019.

8.
Represents fully-vested phantom stock units held in the QEP Deferred Compensation Plan for Directors, which are payable in cash or shares of QEP common stock (at the director's election) upon termination of the director's service on the Board.

9.	Dr. Heinemann, Dr. Scoggins and Mr. Trice will no longer serve on the Board following the 2020 Annual Meeting.

10.	Shares are held in a joint account for which Dr. Scoggins has shared voting and dispositive powers with his spouse.

11.
Amount reflects shares owned by Mr. Doleshek, Mr. Stanley, Mr. Torgerson and Mr. Tommerup as of their last day of employment. Excluding the four departed executive officers, the total common stock beneficially owned is 2,520,338; the total common stock acquirable within 60 days is 1,509,351; the total beneficially owned is 4,029,689; and the total percent of class is 1.66%.

12.	The percentage of shares owned is less than 1% unless otherwise stated.

Certain Beneficial Owners

The following table sets forth information with respect to each person known by the Company to beneficially own more than 5% of our common stock as of March 19, 2020.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
BlackRock, Inc., 55 East 52nd Street, New York, NY 10055	38,042,122[1]	16.0%
The Vanguard Group, Inc., 100 Vanguard Blvd., Malvern, PA 19355	25,048,244[2]	10.5%
Dimensional Fund Advisors LP, 6300 Bee Cave Road, Austin, TX 78746	17,564,358[3]	7.4%
State Street Corporation, One Lincoln Street, Boston, MA 02111	15,043,268[4]	6.3%

1.	Based on its Schedule 13G filed with the SEC on February 4, 2020, as of December 31, 2019, BlackRock, Inc. had sole voting power of 37,323,957 shares and sole dispositive power of 38,042,122 shares.

2.
Based upon its Schedule 13G filed with the SEC on February 12, 2020, as of December 31, 2019, The Vanguard Group, Inc. had sole voting power of 224,978 shares; sole dispositive power of 24,810,465 shares; shared voting power of 37,411 shares; and shared dispositive power of 237,779 shares.

3.
Based on its Schedule 13G filed with the SEC on February 12, 2020, as of December 31, 2019, Dimensional Fund Advisors LP had sole voting power of 17,429,703 shares and sole dispositive power of 17,564,358 shares.

4.
Based on its Schedule 13G filed with the SEC on February 13, 2020, as of December 31, 2019, State Street Corporation had shared voting power of 14,073,847 shares and shared dispositive power of 15,043,268 shares.

AUDIT COMMITTEE REPORT

The Audit Committee adopted its Charter in 2010 upon formation of the Company and has amended it from time to time. Audit Committee members are appointed each year by the Board to review the Company's financial matters. The Board has determined that each member of our Audit Committee meets the independence requirements set by the NYSE. The Board has also determined that all members of the Audit Committee are audit committee financial experts as defined by the SEC. No member of the Audit Committee serves as a member of the audit committee of more than three public companies.

We reviewed and discussed with the Company's management the audited financial statements for the year ended December 31, 2019. We discussed with representatives of PwC, the Company's independent registered public accounting firm for the fiscal year ended 2019, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board regarding communications with audit committees. We have also received the written disclosures and the letter from PwC required by applicable provisions of the Public Company Accounting Oversight Board regarding PwC's communications with the Audit Committee concerning independence, and we have discussed with representatives of PwC its independence from the Company. We have also discussed with the Company's officers and PwC such other matters and received such assurances from them as we deemed appropriate.

Based on our review and discussions, we have recommended to the Board the inclusion of the audited financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2019, for filing with the SEC.

By the Audit Committee:

Julie A. Dill, Chair
Phillips S. Baker, Jr.
Robert F. Heinemann
Michael J. Minarovic
M. W. Scoggins

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed the Compensation Discussion and Analysis with management and, based on our review and discussions, have recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement for filing with the SEC.

By the Compensation Committee:

Robert F. Heinemann, Chair
Michael J. Minarovic
M. W. Scoggins
Mary Shafer-Malicki
David A. Trice

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.

COMPENSATION DISCUSSION AND ANALYSIS

This section describes the objectives and elements of the executive compensation programs for our Named Executive Officers (NEOs). Our NEOs for this Proxy Statement include our current and former principal executive officer, our principal financial officer (as of December 31, 2019), our two other executive officers, as well as two additional former officers that would have been among the most highly compensated executive officers had they still been employed by QEP at year end. Our NEOs for 2019 are:

•	Timothy J. Cutt, President and Chief Executive Officer (CEO)

•	Richard J. Doleshek, Executive Vice President and Chief Financial Officer (CFO) (departed December 31, 2019)

•	Christopher K. Woosley, Senior Vice President, Corporate Secretary and General Counsel

•	Joseph T. Redman, Vice President, Energy

•	Charles B. Stanley, Chairman, President and Chief Executive Officer (CEO) (departed January 14, 2019)

•	Jim E. Torgerson, Executive Vice President, QEP Energy (departed January 2, 2019)

•	Jeffery R. Tommerup, Senior Vice President, Northern Region and HSE (departed August 30, 2019)

Demonstrating Responsiveness to Shareholders

2019 Say on Pay Vote Result, Shareholder Engagement and Board Responsiveness

Shareholder engagement is a continuous and year-round process for the Board and executive management. We value ongoing dialogue with our shareholders, and it is a critical element in the evaluation of our executive compensation programs and other corporate governance matters. We take the shareholder engagement process seriously and take action based on the feedback we receive. We recognize that accountability to our shareholders is the cornerstone of sound corporate governance and essential to the attainment of our business objectives.

Say on Pay Vote

At our 2019 annual meeting, vote Item No. 2 - Advisory Vote on Executive Compensation, commonly known as “Say on Pay,” received a FOR vote of 47% of the shares voted. The 2019 Say on Pay Vote related to our 2018 executive compensation program as disclosed in our 2019 Proxy Statement. This outcome was unusual, as we have historically received strong shareholder support with an average FOR vote of 92% over the last six (6) years prior to 2019 and our core philosophy and design of our executive compensation programs remained materially consistent in 2019. The results for our shareholder support over the previous six (6) years are as follows:

YEAR	FOR VOTE
2013	94%
2014	94%
2015	93%
2016	89%
2017	94%
2018	85%

Although the Say on Pay Vote item is technically advisory, the Compensation Committee took the 2019 results very seriously.

Engaging With Our Shareholders

In support of the Compensation Committee’s efforts to address the concerns related to executive compensation that were reflected in our 2019 Say on Pay Vote and in addition to our ongoing dialogue with shareholders on our strategy and value proposition, we reached out to shareholders representing more than 75% of our outstanding stock as of June 30, 2019. Our Governance and Social Responsibility Committee Chair, who is also a member of the Compensation Committee, along with key members of management in the areas of legal, investor relations, governance and human resources, then spoke with the representatives of shareholders representing over 48% of our outstanding shares as of June 30, 2019, including seven of our 10 largest shareholders. Our Governance and Social Responsibility Committee Chair solicited and received comments which were discussed with the Compensation Committee during 2019 and early 2020.

Our outreach included the top 40 shareholders who held 75% of our outstanding stock as of June 30, 2019
In response to shareholder input, we made appropriate changes to our compensation programs for 2019 and 2020 to further align executive pay with shareholder interests and long-term value creation.

Response to Shareholder Feedback

Discussions with our shareholders through our 2019 outreach process provided the Compensation Committee with constructive feedback on specific concerns relating to our executive compensation program, and shareholder feedback was an essential element of the Compensation Committee’s evaluation of revisions to the program. While many of the outreach sessions covered governance and strategic topics, common themes relating to executive pay emerged from these discussions. The table below summarizes the specific feedback provided by shareholders regarding executive compensation and how we responded.

What We Heard	What We Did
Some shareholders criticized the Compensation Committee’s exercise of discretion in the calculation of the Asset Sales metric in the CEO/CFO scorecard.
The Compensation Committee had to resolve timing of the AIP payment with our former CEO’s departure in early January 2019. Ultimately, the Williston Basin transaction did not close, which would have impacted the payout of the AIP had it been paid at a later date. The Compensation Committee faced an unusual combination of circumstances but understands that shareholders would prefer less application of discretion in these situations and will consider this feedback in future situations.

In 2019, the Committee established a new 100% formulaic, non-discretionary incentive plan for all executives.

Shareholders voiced a preference not to grant non-variable “retention” awards to executives.
Following implementation of a small retention program for employees across various functions and three named executive officers in early 2019, we have eliminated the implementation of any new retention programs related to the prior strategy review.

In addition to the elimination of retention programs, we have reduced overall executive compensation by $10 million (44%) as a result of reducing executive headcount by 54% in a targeted internal campaign addressing the Company's General and Administrative Expense (G&A).

Some shareholders would like the Compensation Committee to re-consider the design of our long-term incentive program and specifically the structure of Performance Share Units (PSU) including:
   - Incorporating a returns-based metric(s)
   - Considering a more stringent payout scale (TSR
      target)

The Company has a returns-based decision-making process, and the Compensation Committee continues to evaluate how best to incorporate returns-based metrics into the long-term compensation program. The Committee, however, does not expect that 2020 long-term incentive grants will incorporate these additional metrics, as the Committee needs time to evaluate the impact of various metrics based on the Company’s restructured portfolio.

The Compensation Committee has evaluated the TSR payout scale and believes it is appropriate due to the recent addition of absolute TSR caps if the TSR is negative, the incentive for executives to achieve greater results with the upside of the performance scale and the structure of this plan as compared to similar programs at peer group and general industry companies.

Enhance disclosure so that shareholders can better understand the rationale underlying pay decisions.	We have provided increased disclosure regarding methodology and rationale for our compensation programs in this Proxy Statement.

Additional actions taken by the Compensation Committee in 2019 are described below in the “Summary of 2019 Compensation Committee Actions,” and the Compensation Committee will continue to consider the outcome of our future Say on Pay votes when making future compensation decisions for our NEOs.

Executive Summary

Company Overview and 2019 Business Highlights

QEP is an independent crude oil and natural gas exploration and production (E&P) company with operations in two regions of the United States: the Southern Region (primarily in Texas) and the Northern Region (primarily in North Dakota).

2019 Business Highlights

Our Company delivered significant results and accomplishments in 2019:

•	Closed on the sale of its assets in Haynesville/Cotton Valley for net cash proceeds of $633.9 million;

•	Generated a net loss of $97.3 million, or $0.41 per diluted share;

•	Reported $663.6 million of Adjusted EBITDA (a non-GAAP measure defined and reconciled on Appendix A), a 32% decrease from 2018;

•	Reported cash provided by operating activities of $566.9 million;

•	Reported Free Cash Flow (a non-GAAP measure defined and reconciled on Appendix A) outspend of $9.8 million in 2019 compared to Free Cash Flow outspend of $314.9 million in 2018;

•	Reduced general and administrative expenses by 30% compared to 2018;

•	Repaid $66.9 million of senior notes, which were due in 2020 and 2021;

•	Delivered record oil and condensate production of 13.5 MMbbls in the Permian Basin;

•	Delivered oil equivalent production of 32.2 MMboe;

•	Incurred capital expenditures (excluding property acquisitions) of $571.5 million, a 51% decrease from 2018; and

•	Reported year-end total proved reserves of 382.3 MMboe, including proved crude oil and condensate reserves of 254.9 MMbbls.

2019 was a year of significant change for QEP as we shifted our corporate strategy to prioritize profitability and financial discipline over production growth. We were intensely focused throughout the year on right-sizing corporate overhead, improving capital efficiency and reducing operating expenses in the field.

In 2019, QEP's Board commenced and completed a comprehensive review of strategic alternatives to maximize shareholder value and determined that the best alternative for QEP's shareholders was to move forward as an independent company. Additionally, in light of the reduction of the Company's operational footprint, QEP reassessed its organizational needs and significantly reduced its general and administrative expense between 2018 and 2019 by 30% to ensure its cost structure is competitive with industry peers. QEP has already completed general and administrative reduction initiatives which will deliver an additional 40% reduction compared to 2019.

The 2018 Strategic Initiatives and 2019 Strategic Alternatives referenced throughout this Proxy Statement are defined as follows:

•
2018 Strategic Initiatives: Strategic and financial initiatives to transition the Company to a pureplay Permian Basin Company and to address the significant discount to net asset value in the Company's share price through the following activities:

Strategic Initiatives

•	Engage financial advisors to assist with the divestiture of the Company’s Williston and Uinta Basin Assets, with data rooms expected to be opened in late March or early April 2018; and

•	Market remaining non-Permian assets, including the Haynesville/Cotton Valley (Haynesville), in the second half of 2018.

Financial Initiatives

•
Use proceeds from asset sales to fund Permian Basin development program, until the program reaches operating cash flow neutrality in 2019, reduce debt and return cash to shareholders through share repurchases

•	Authorized a $1.25 billion share repurchase program; and

•	Approved 2018 capital plan of approximately $1.075 billion, of which approximately 65% will be directed toward the Permian Basin.

•	2019 Strategic Alternatives: Comprehensive review of strategic alternatives to maximize shareholder value through the following activities:

•	Review of potential merger or sale of the Company or other transaction involving the Company or its assets; and

•
Reassessment of the Company's organizational needs in light of the reduction of the Company’s operational footprint over the prior 12 month period and intention to significantly reduce its general and administrative expense to ensure its cost structure is competitive with industry peers.

Summary of 2019 Compensation Committee Actions

In addition to the response to specific shareholder feedback as a result of our shareholder engagement following the voting of our advisory Say on Pay proposal discussed in “Demonstrating Responsiveness to Shareholders” section above, the Compensation Committee took the following actions to continue to strengthen our shareholders’ confidence in our executive compensation programs and shareholder return:

•	Appointed Mr. Cutt as President and CEO at a lower target compensation package than our prior CEO, which is reflective of the smaller, more focused company we are now versus prior years;

•
Agreed to terms with Mr. Doleshek regarding his termination as Executive Vice President and CFO without Cause effective December 31, 2019, and appointed Mr. William J. Buese as CFO and Treasurer effective January 1, 2020, at a lower target compensation package, which is reflective of his experience and the new company size;

•
Achieved a 30% reduction in Company General and Administrative Expense as a result of a targeted internal campaign, which included a 54% reduction to executive headcount and an overall target executive compensation expense reduction of $10 million; and

•	Restructured our peer group to generally reflect similarly-sized public companies with primary operations in the Williston Basin in North Dakota and/or the Permian Basin in Texas.

Ongoing Compensation Program Changes

To continue our focus on operating cost-effectively in a volatile commodities market and to be responsive to shareholders' comments to sharpen our focus on generating profits and strong returns on investments, our Compensation Committee:

•	Established 100% formulaic, non-discretionary metrics for the 2019 Annual Incentive Plan (AIP);

•
Added a metric to our 2019 AIP tied to our operating cost per Boe specific to lease operating expense and general and administrative expense for our executives, which ensured focus on profitability and cost control for field-level costs and corporate overhead;

•	Maintained a total equivalent production metric for our executives, as it is a key component in our ability to deliver targeted returns from capital investment;

•	Added a metric for total capital expenditures for our executives to ensure we are generating our production economically through a focus on capital spending with a goal of improving free cash flow;

•	Maintained a drilling rate of return metric in our 2019 AIP for our executives because it is our best leading indicator of capital efficiency and successful capital allocation decisions;

•
Paid out the 2017 PSU awards at 20% of grant date target based upon our relative total shareholder return (TSR) performance score of 100% from January 1, 2017, to December 31, 2019, and the absolute share price reduction over the same period; and

•
Approved an overall 2019 AIP company score of 157.6% for our executives due to the achievement of significant cost reductions, increased capital efficiency and strong environmental and safety performance.

Retention Through 2019 Strategic Alternatives

In conjunction with a small retention program for employees across various functions of the Company, our Compensation Committee implemented a 2019 Executive Retention Program to help retain executive management who were integral to executing our comprehensive 2019 Strategic Alternatives review. The 2019 Executive Retention Program awards were reduced for certain executives as compared to the 2018 program. Additionally, the one-time award values were paid as 50% cash and 50% equity grant unlike the cash-only payments in the 2018 program. Additional information about the program included:

•	A one-time cash retention payment of $250,000 (payable over time assuming continued service) and a one-time grant of restricted stock of $250,000 for Mr. Woosley and Mr. Redman; and

•	A one-time cash retention payment of $200,000 (payable over time assuming continued service) and a one-time grant of restricted stock of $200,000 for Mr. Tommerup.

No retention payments or grants were provided to Mr. Cutt, Mr. Doleshek, Mr. Stanley or Mr. Torgerson. These retention payments were designed specifically for the 2019 Strategic Alternatives review and no additional retention plans are anticipated in the near future.

For further details, see the "2019 Executive Retention Program" section below.

Succession and Severance

Our Compensation Committee took actions related to the departures of four named executive officers in 2019 and utilized our succession planning process related to these departures as follows:

Departing Executive	Replacement	Succession Approach	Severance Benefits
Charles Stanley Chairman, President and CEO (Departed January 14, 2019)	Timothy Cutt President and CEO (Appointed January 15, 2019)	Retained an executive search firm to replace the CEO position as a result of having CEO candidates in development but not immediately ready in our succession plan.
Mr. Stanley received benefits similar to those described in his Severance Participation Letter executed in February 2018, as a result of the circumstances around his retirement and in light of his contributions to the Company during his tenure.

Richard Doleshek EVP and CFO (Departed December 31, 2019)	William Buese VP, CFO and Treasurer (Promoted January 1, 2020)	Utilized our succession planning process to promote from within.
Mr. Doleshek and the Company agreed to terms regarding his termination without Cause, and he received severance pursuant to the terms of his Separation and Release Agreement, which included severance payments and benefits that were less than his severance entitlements under the Severance Participation Letter executed in February 2018.

Jim Torgerson EVP, QEP Energy (Departed January 2, 2019)	Joseph Redman Vice President, Energy (Promoted August 16, 2019)
Used our succession planning process to assign Mr. Torgerson's responsibilities to Mr. Tommerup and Mr. Redman as the Company executed its 2019 Strategic Alternatives with ultimate responsibility in our smaller company being assigned to Mr. Redman with Mr. Tommerup’s departure.
Mr. Torgerson was terminated without Cause and received severance pursuant to the terms of his Severance Participation Letter executed in February 2018.
Jeffery Tommerup SVP, Northern Region and HSE (Departed August 30, 2019)			Mr. Tommerup was terminated without Cause and received severance pursuant to the terms of his Severance Participation Letter executed in February 2018.

For a summary of the terms of the above severance benefits, see the "Compensation Elements - 2018 Executive Severance Program" section below. For the actual payments made to Mr. Tommerup, Mr. Torgerson, Mr. Doleshek and Mr. Stanley, see the "Compensation Tables - Potential Payments Upon Termination or Change in Control" section below and accompanying footnotes.

The Compensation Committee also structured and approved the compensation package for Mr. Cutt, our new President and CEO, whose employment commenced on January 15, 2019, to be positioned at approximately the 25th percentile of our peer group (excluding Mr. Cutt’s make-whole sign-on payment of $350,000 paid on March 1, 2019) and below the prior CEO’s target total compensation package as follows:

2019 Compensation Component	Mr. Stanley (Prior CEO)	Mr. Cutt (Current CEO)	Change
Base Salary	$850,000	$750,000	(11.8%)
Target AIP $ (%)	$935,000 (110%)	$750,000 (100%)	(19.8%)
Long-term Incentives	$4,320,000[1]	$3,600,000[2]	(16.7%)
Target Total Compensation	$6,105,000	$5,100,000	(16.5%)

1.	Reflects a 10% reduction from 2017.

2.
Equity grant of $3.6 million, comprised of (i) $1.8 million in restricted stock that will vest in equal annual installments over a three-year period ending March 2022, and (ii) $1.8 million in PSUs for a performance period ending on December 31, 2021.

Mr. Cutt also received our standard Tier 1 relocation program. Mr. Cutt is eligible to receive severance benefits pursuant to our Executive Severance Plan (Change in Control) in the event of certain terminations related to a change in control of the Company and pursuant to the 2018 Executive Severance Program if his employment is terminated without Cause or by Mr. Cutt for Good Reason prior to September 30, 2020, the terms of which are consistent with those available to Mr. Stanley. For further details, see the "Compensation Tables - Potential Payments Upon Termination or Change in Control" section below.

Realizable Pay Demonstrates Pay and Performance Alignment

Our pay programs are designed to align pay outcomes with both short-term and long-term Company strategy and performance, and we believe they are working as designed. Our CEO's actual realizable compensation based on performance has varied significantly from the intended target value within 12 months of being appointed, as illustrated by the graph below. As of December 31, 2019, Mr. Cutt's overall realizable compensation was 31% lower than his target compensation package.

CEO Realizable Pay as of 12/31/19
(QEP $4.50)
$5.1
$3.5
31% reduction in pay in 12 months
$ MM
PSUs
Restricted Stock
AIP $
Base Pay
Target
Realizable
2019 - $7.93 PSU grant price, $8.42 Restricted Stock grant price

Grant Price is the fair value on the date of grant for PSUs and restricted stock, as reported in the Summary Compensation Table.

Target Pay includes base salary, target annual incentive and grant date fair value of PSUs and restricted stock.

Realizable Pay includes base salary, actual annual incentive paid (based on 100% formulaic, non-discretionary performance goals), period-to-date PSU performance for the 2019-2021 performance period as of December 31, 2019, and value of unvested restricted stock awards at the December 31, 2019, stock price ($4.50).

The strong correlation between Company performance and our CEO's realizable pay, as reflected in the table above, is a direct function of our CEO's pay mix and the design of our executive compensation programs.

As shown in the graph below (excluding the one-time make-whole sign-on payment awarded to Mr. Cutt), 70.6% of our CEO's 2019 target total pay was tied to stock performance and 50% of our CEO's 2019 target total pay was tied to performance metrics (PSUs and Annual Incentive). This allocation equates to 85% of our CEO's 2019 pay being variable or at risk.

Based on the CEO's pay mix, changes in stock price over 2019 alone have directly and substantially impacted the CEO's realizable pay, highlighting the link between pay and performance.

In addition to pay mix, the design of both our short-term and long-term incentives aligns realizable pay with Company performance:

•
Our AIP metrics are based on short-term goals, the achievement of which the Compensation Committee expects will result in improved cash flow, returns on capital and greater shareholder value over time. Generally, the extent to which those goals are achieved directly impacts CEO realizable pay.

•
Our long-term incentives are based primarily on share price and/or relative shareholder return with absolute measures, meaning that, except for special retention awards and certain payments upon termination, pay is realizable only as and when our stock performs. For example, our total shareholder return was just below the median of our peers (approximately 42nd percentile) for the 2019-2021 performance cycle as of December 31, 2019, but the performance-to-date value of the payout on the PSUs that would be earned by our CEO within 12 months of grant was approximately 67% below the grant date target value due to stock price performance.

CEO 2019-2021 PSU Grant Value as of 12/31/19
(QEP $4.50)
$1.8
$0.6
~67% Reduction
in PSU value in
12 months
$ MM
PSUs
Target
Value as of 12/31/19
2019 - $7.93 PSU grant price
QEP TSR percentile rank as of 12/31/19 - 42nd

Key Features of Our Executive Compensation Program

Our Executive Compensation Practices (What We Do)
✓ Pay for Performance – We structure our CEO's compensation so that at least 85% of our CEO's target total compensation varies based on performance (stock price and performance metrics).
✓ Responsive to Shareholder Feedback – We seek shareholder input on our pay practices and regularly take action on feedback received.
✓     Double-Trigger Severance and LTI Award Vesting – Upon a change in control, LTI awards and cash benefits under our Executive Severance Plan (the CIC Plan) vest or become payable only if the employee is terminated without Cause or constructively terminated within three years following the change in control.

✓ Clawback Policy – AIP awards for our Section 16 Officers are subject to clawback in the event of a financial restatement due to fraud or misconduct, at the discretion of the Compensation Committee.
✓     Executive Ownership Guidelines – Our stock ownership guidelines for our executives and directors are consistent with good corporate governance practices, requiring 6x base salary for our CEO, 3x for our EVP and 2x for other officers.

✓ External Benchmarking – Our Compensation Committee reviews competitive compensation data based on an appropriate group of E&P peer companies prior to making annual compensation decisions.
✓     Independent Compensation Consultant – Our Compensation Committee has engaged an independent executive compensation advisor who reports directly to the Compensation Committee and provides no other services to the Company.

✓ Tally Sheets – Our Compensation Committee reviews comprehensive reports of each NEO's total compensation package prior to making executive compensation decisions.
✓     Annual Risk Assessment of Compensation Practices – Our Compensation Committee conducts an annual risk assessment to consider carefully the degree to which compensation plans and decisions affect risk-taking. We do not believe that any of the compensation arrangements in place encourage unnecessary risk-taking.

Prohibited Executive Compensation Practices (What We Don't Do)
X No Golden Parachute Excise Tax Gross-Ups – We do not provide golden parachute excise tax gross-ups in our Executive Severance Plan or elsewhere.
X No Repricing – Our stock incentive plan does not permit the repricing of underwater stock options without shareholder approval.
X No Hedging, Pledging or Derivatives Trading of QEP Stock – These practices are strictly prohibited for all officers of the Company.
X      No Excessive Perquisites or Benefits – We offer limited perquisites to our NEOs, consistent with the perquisites offered by our peer companies, to offset the cost of tax return preparation, financial planning and related expenses. Our supplemental retirement programs are limited to restoring the benefits lost under our qualified retirement plans, and eligibility is not limited to executives.

X No Employment Agreements – We have no employment agreements with any executive officers.

Compensation Philosophy and Objectives

In designing and administering our executive compensation program, our Compensation Committee is guided by an overall philosophy that emphasizes the following objectives:

Attract, retain and reward effective leaders. Our philosophy is to attract, retain and reward effective leaders by paying our executives competitively with our peers, with a majority of executive pay being earned over time and dependent on Company performance. In order to gauge whether our compensation structure is competitive with our peers, we evaluate the range of current industry compensation practices to provide external benchmarks that help to guide our executive compensation structure. Our Compensation Committee determines individual total compensation targets within this framework to provide compensation that correlates with QEP's relative performance to its peers. We do not, however, target a specific percentile of the peer market data. This approach provides the flexibility needed to manage our executive compensation programs to meet our current business needs. In connection with the 2018 Strategic Initiatives and the 2019 Strategic Alternatives, attraction and retention of executives became of paramount importance.

Incentivize and pay for performance. Our executives should get paid more when the Company and our stock perform well and less when the Company and our stock are not performing well. To create the link between pay and performance, the majority of each of our NEO's compensation is based on the Company's attainment of short-term goals, long-term stock price performance and TSR performance on an absolute basis and relative to our industry peers.

Align our executives' interests with our shareholders' interests. Our executive compensation programs should incentivize our executives to think like shareholders and take into account shareholder concerns. Accordingly, a substantial portion of their compensation is provided in the form of long-term equity incentives that tie executive pay to stock performance. In addition, we require each of our NEOs to meet substantial stock ownership guidelines so that they have an investment in QEP and are incentivized to increase the value of that investment. We also engage in ongoing dialogue with our largest shareholders regarding executive compensation and governance matters, so that our executive compensation programs address any areas of concern.

Ensure appropriate management of risk. Our Compensation Committee believes that effective leadership in the oil and gas business requires taking prudent business risks while discouraging excessive risk-taking. To encourage this balance, our Compensation Committee has structured our compensation to include extended three-year vesting schedules on LTI awards, and generally, to base at least a portion of annual incentive awards on meeting strategic objectives regarding safety, legal and regulatory compliance. Annually, the Compensation Committee's independent compensation consultant conducts an assessment of our compensation programs to ensure that our programs do not encourage executives to take inappropriate or excessive risks that could negatively impact the Company. In addition, we strictly prohibit hedging, pledging or derivatives trading of QEP stock for all QEP officers and directors.

Compensation Elements

Our compensation program for NEOs aligns with our compensation philosophy and incorporates elements designed to address a variety of objectives. The following table highlights each element of our compensation program and the primary role of such element in achieving our executive compensation objectives. Refer to specific sections of this Proxy Statement for more details on each program.

Compensation Element	Role in Total Compensation
Base Salary
• Provides fixed compensation based on an individual's skills, experience and proficiency, competitive market data and the relative value of the individual's role within the Company; and
• Attracts and retains executive talent and helps the Company remain competitive in our industry.

Annual Incentive Program
• Motivates executives to achieve our strategic direction;
• Rewards annual Company and individual performance;
• Motivates participants to meet or exceed internal and external performance expectations; and
• Recognizes individual contributions to the organization's results.

Long-Term Incentive Program w Performance Share Units w Restricted Stock
• Rewards long-term performance, directly aligned with shareholder interests;
• Provides a strong performance-based equity component;
• Recognizes and rewards share performance on an absolute basis and relative to industry peers;
• Aligns compensation with sustained long-term value creation;
• Allows executives to acquire a meaningful and sustained ownership stake; and
• Fosters executive retention by vesting awards over multiple years.

Benefits w Health & Welfare w Retirement w Deferred Compensation w Other
• Attracts and retains executive talent and helps the Company remain competitive in our industry by offering a comprehensive employee benefits package;
• Provides health and welfare benefits comparable to those provided to all other employees;
• Provides financial security in the event of various individual risks and maximizes the efficiency of tax-advantaged compensation vehicles; and
• Provides limited perquisites consistent with those offered by our peer companies.

Termination and Retention Benefits w CIC Plan w 2018 Executive Severance Program w 2019 Executive Retention Program
• Attracts and retains executive talent as we execute a change in business strategy in a competitive and changing industry;
• Ensures executives act in the best interests of shareholders in times of heightened uncertainty; and
• Ensures retention of executives during the execution of our 2019 Strategic Alternatives review.

Base Salary

Our base salary program is designed to reward the NEOs with market competitive salaries based upon their role, experience, competence and sustained performance. The Compensation Committee evaluated base salaries in February 2019 and made minimal adjustments at that time in light of Company performance, market rates and implementation of other compensation programs. In August 2019, the Company promoted Mr. Redman and the Compensation Committee increased his base salary to reflect competitive benchmarks for his new role and increased responsibilities as a result of Mr. Torgerson's and Mr. Tommerup's departures from the Company. Salaries for our named executive officers for 2019 were as follows:

NEO	12/31/2018 Base Salary	3/1/2019 Base Salary	% Change	9/1/2019 Base Salary	% Change
Mr. Cutt	—	$750,000	N/A	$750,000	—%
Mr. Doleshek	$580,000	$580,000	—%	$580,000	—%
Mr. Woosley	$400,000	$412,000	3%	$412,000	—%
Mr. Redman	$325,000	$335,000	3%	$385,000	15%
Mr. Stanley	$850,000	N/A	N/A	N/A	N/A
Mr. Torgerson	$515,000	N/A	N/A	N/A	N/A
Mr. Tommerup	$327,000	$337,000	3%	N/A	N/A

Annual Incentive Program

Our Compensation Committee approves annual cash awards pursuant to the AIP. As reflected in the table below, in 2019 the Compensation Committee made no adjustments to our NEOs' AIP targets. In August 2019, Mr. Redman's AIP target increased from 60% to 70% to reflect competitive benchmarks for his promotion and new role and increased responsibilities as a result of Mr. Torgerson's and Mr. Tommerup's departures.

NEO	2019 AIP Target (% of Base Salary)	2019 AIP Target Award
Mr. Cutt	100%	$750,000
Mr. Doleshek	95%	$551,000
Mr. Woosley	80%	$329,600
Mr. Redman[1]	64.2%	$247,055
Mr. Tommerup[2]	60%	$202,200

1.	Mr. Redman's 2019 AIP target is prorated 7 months at 60% and 5 months at 70% due to his promotion in August 2019.

2.	Per the terms of Mr. Tommerup's Severance Participation Letter, his 2019 AIP was prorated at target for the number months employed by the Company through his separation date of August 30, 2019.

For 2019, our Compensation Committee established 100% formulaic, non-discretionary performance goals for our NEOs, which included some key metrics used in prior years as well as new metrics to reflect the strategic direction of the Company. These metrics were focused on company-wide operations and financial health, and new cost metrics related to capital expenditures and lease operating expense and general and administrative expense, which was based on the Compensation Committee's and management's assessment of what will drive success during this strategic transition. The table below summarizes the 2019 AIP metrics. Payout on each of the quantitative metrics ranges from 0% to 200%, with results interpolated between the 50% of target and 200% of target goals.

Metric	What It Is	Why We Used It	How We Set The Target
All NEOs
Adjusted Total Equivalent Production - Million Barrels of Oil Equivalent (MMboe)	Oil, natural gas and natural gas liquids production converted to an oil equivalent at a 6-to-1 ratio as measured in MMboe.	Our production goal was derived from our capital spending program and was a key component in our ability to deliver our targeted returns from capital investment.
Board approved 2019 Operating Plan. Haynesville production excluded as a result of closing the transaction in January 2019.
Set production target at 29.1 MMboe for 2019 as compared to 32.3 MMboe for 2018 actuals. See Adjusted Total Capital Expenditures metric below for correlating reduction in capital expenditures to achieve this production.

Operating Cost per Boe (Adjusted Lease Operating Expense (LOE) plus Adjusted General and Administrative Expense (G&A)) ($/Boe) (Non-GAAP) (NEW)
An operating cost metric calculated as:
LOE (the cost of operating and maintaining property and equipment on a producing oil and gas lease), plus Adjusted G&A (the cost of operating the Company), divided by Adjusted Total Equivalent Production (see above).
		Focus on profitability and cost control for field-based costs and corporate overhead to improve well economics.	Board approved 2019 Operating Plan. Set target at $10.08/Boe for 2019, a 13% improvement compared to 2018 actual result of $11.59/Boe.

Metric	What It Is	Why We Used It	How We Set The Target
Adjusted Total Capital Expenditures ($ millions) (Non-GAAP) (NEW)	Funds used for the development of oil and gas assets, the acquisition of oil and gas acreage and to acquire, upgrade or maintain physical assets.	Grow production economically with a goal of improving free cash flow.
Board approved 2019 Operating Plan. Haynesville capital expenditures excluded as a result of closing the transaction in January 2019.
Set target at $634.7MM for 2019, which required a 43% reduction in spending compared to 2018 actual result of $1,107.2MM over the same asset base.

Drilling Rate of Return (RoR)
Internal RoR for wells drilled Q4 2018 through Q3 2019. Measure estimated future cash flows based on individual well performance results, before taxes, assuming commodity prices of $55 per bbl and $3 per mcf of gas.
Well-level economics are the best leading indicator of capital efficiency and successful capital allocation decisions.
Set at a level that covers the cost to drill, complete and equip the individual wells drilled in this period and includes a proportionate share of the acquisition costs, which exceeds our weighted average cost of capital. Set target at 35% RoR for 2019 consistent with corporate strategy.

Total Recordable Incident Rate (TRIR)	Number of recordable injuries per 200,000 work hours.	Safety is a critical component of our business. We strive to ensure that all of our employees and contractors go home safely every day.	Based on Bureau of Labor Statistics data as reported in American Petroleum Institute (API) Workplace Injuries and Illness Report.
Environmental Severity Rate (spills) (Produced Fluid Release Rate (PFRR))	Number of barrels released per million barrels equivalent produced.	Our core values include operating in an environmentally responsible manner. We focus on measuring the severity of spills, not the number of spills.	Based on operator data reported in American Exploration & Production Council (AXPC) annual benchmarking survey results.
Hazard Identification and Reporting Rate (HIRR)	Number of near misses and safety observations per 200,000 work hours.	This metric provides a leading indicator of safety awareness and safe behaviors which reduces incidents.	Set by Board based on prior year results.

Executive management's initial assessment of the 2019 performance for the NEOs' scorecard resulted in a total score and score payout percentage of 179.0%, which acknowledged actual oil, gas and NGL production in the total equivalent production, operating cost per Boe and total capital expenditures metrics. Management evaluated the scorecard and adjusted the 2019 results to focus on oil production and minimize the influence of actual gas and NGL volumes on the relevant metrics. The adjustment by the executive management team resulted in negative discretion of 21.4% on the payout of the total scorecard, which was supported by the Compensation Committee. The adjusted assessment of 2019 performance for the NEOs' scorecard is summarized in the following table:

Metric	Weight	Threshold 50%	Target 100%	Stretch 150%	Max 200%	Result	Score (Payout %)
Adjusted Total Equivalent Production (MMboe)[1]	25%	28.1	29.1	31.1	32.2	29.6	114%
Operating Cost per Boe (Adjusted LOE + Adjusted G&A Expense)[2]	25%	$10.42	$10.08	$9.56	$9.22	$9.21	200%
Adjusted Total Capital Expenditures ($ millions)[3]	20%	$654.7	$634.7	$594.7	$574.7	$576.8	195%
Drilling Rate of Return[4]	20%	30%	35%	42.5%	47.5%	38%	120%
Health, Safety and Environment	10%
Total Recordable Incident Rate		0.86	0.70	0.60	0.43	0.63	135%
Environmental Severity Rate (spills)		67.0	50.0	30.0	15.0	31.0	148%
Hazard Identification Reporting Rate		200	225	248	276	374	200%
Total Score							157.6%

1.
To calculate the score for the Adjusted Total Equivalent Production, management with the support of the Compensation Committee applied gas and NGL yields (Yields) from our 2019 Budget to actual 2019 oil and condensate production to determine the gas and NGL production volumes. The Yields were applied to the actual oil and condensate production volumes of 13.5 MMbbl (Permian) and 8.0 MMbbl (Williston), as reported on page 18 of our Annual Report on Form 10-K, to calculate the Adjusted Gas and Adjusted NGL production volumes, which resulted in Adjusted Total Equivalent Production of 29.6 MMBoe, calculated as follows:

	2019 Budget
	Permian	Williston
Oil and condensate (MMbbl)	13.1	8.2
Gas (Bcf)	12.6	11.4
NGL (MMbbl)	2.1	1.9
Total Equivalent Production (MMBoe)	17.3	11.9
Gas "Yield" (Gas/Oil)	0.964	1.402
NGL "Yield" (NGL/Gas)	0.170	0.162

	2019 Adjusted Actuals
	Permian	Williston
Oil and condensate (MMbbl)	13.5	8.0
Adjusted Gas (Bcf)	13.0	11.2
Adjusted NGL (MMbbl)	2.2	1.8
Adjusted Total Equivalent Production (MMBoe)	17.9	11.7	29.6

2.
To calculate the score for the Operating Cost per Boe, management with the support of the Compensation Committee made adjustments to Lease Operating Expense to eliminate expenses associated with our divested Haynesville assets (Adjusted LOE) and to General and Administrative expense to eliminate certain restructuring costs and non-cash compensation expense (Adjusted G&A Expense), all of which were anticipated by the Compensation Committee when setting the performance target. The Lease Operating Expense of $182.9 million, reported on page 88 of our Annual Report on Form 10-K, was increased by $0.3 million while the General and Administrative expense of $155.8 million, reported on page 88 of our Annual Report on Form 10-K, was reduced by $50.1 million (restructuring) and $15.7 million (non-cash compensation expense). The adjustments resulted in Operating Costs per Boe of $9.21 per Boe, calculated as follows:

$ in millions, except per Boe	2019
Lease Operating Expense (LOE)	$182.9
Plus: Haynesville Adjustment	$0.3
Adjusted LOE	$183.2

Plus: General and Administrative Expense (G&A)	$155.8
Minus: Restructuring Costs	$(50.1)
Minus: Non-cash stock compensation expense	$(15.7)
Adjusted G&A Expense	$90.0

Total Adjusted LOE plus Adjusted G&A Expense	$273.2
Adjusted Total Equivalent Production (MMBoe)	$29.6
Operating Cost per Boe	$9.21

3.
To calculate the score for the Adjusted Total Capital Expenditures, management with the support of the Compensation Committee made adjustments to Total Accrued Capital Expenditures to eliminate expenditures associated with our divested Haynesville assets, which were anticipated by the Compensation Committee when setting the performance target. The Total Accrued Capital Expenditures, reported on page 76 of our Annual Report on Form 10-K, of $575.0 million was increased by $1.8 million, which resulted in Adjusted Total Capital Expenditures of $576.8 million, calculated as follows:

$ in millions	2019
Total Accrued Capital Expenditures	$575.0
Plus: Haynesville Adjustment	$1.8
Adjusted Total Capital Expenditures	$576.8

4.
The Drilling Rate of Return calculation is constructed to estimate future cash flows based on individual well performance results, before taxes, assuming commodity prices of $55/bbl and $3 per mcf of gas.  It utilizes actual well costs to drill, complete and equip the wells and includes all costs necessary for production.  The facility costs are shared across the full number of wells producing into a common facility at the time of the analysis.  The operating expenses are based upon the year-end reserve report.  Actual production received is loaded into the calculation along with a forecast of future production based upon the most current data for each individual well.  In order to accurately estimate the rate-of-return realized by the Company, a consolidated reserves run is performed with all projects included in the applicable time period and a reserves database calculates an internal rate of return from the consolidated cash flow of all of the projects.

2019 AIP Payouts

In February 2020, our Compensation Committee determined 2019 AIP payouts for our NEOs based on AIP scorecard performance and target individual performance.

The following table shows the 2019 AIP payouts for our NEOs, except for Messrs. Stanley and Torgerson who were not eligible to receive a bonus under the 2019 AIP.

NEO	Target Award	Scorecard Result	Target Award Adjusted for Company Score	Final Award
Mr. Cutt	$750,000	157.6%	$1,182,000	$1,182,000
Mr. Doleshek	$551,000	157.6%	$868,376	$868,376
Mr. Woosley	$329,600	157.6%	$519,450	$519,450
Mr. Redman	$247,055	157.6%	$389,358	$389,358
Mr. Tommerup[1]	$202,200	N/A	N/A	$134,800

1.	Mr. Tommerup's AIP payout was based on his target AIP award for 2019 and prorated based on the number of months employed with the Company pursuant to the terms of his Severance Participation Letter.

Long-Term Incentive Program

Our long-term incentive (LTI) program is designed to align executive compensation with long-term stock price and TSR performance, both on an absolute basis and relative to industry peers. Our Compensation Committee first determines the total target LTI value for the annual grant to NEOs. In August 2019, the Compensation Committee increased Mr. Redman's LTI target from $500,000 to $900,000 to reflect competitive benchmarks for his promotion and new role and increased responsibilities as a result of Mr. Torgerson's and Mr. Tommerup's departures.

The following table shows the 2019 LTI grant values (excluding retention grants described in the "2019 Executive Retention Program" section below) for our NEOs, except for Messrs. Stanley and Torgerson who were not eligible to receive LTI grants in 2019.

NEO	2018 LTI Grant Value	2019 LTI Grant Value	% Change
Mr. Cutt	—	$3,600,000	N/A
Mr. Doleshek	$2,360,000	$2,360,000	—%
Mr. Woosley	$1,110,000	$1,110,000	—%
Mr. Redman[1]	$500,000	$900,000	80%
Mr. Tommerup	$550,000	$550,000	—%

1.	Amount granted in 2019 includes grant for Mr. Redman of $400,000 issued in connection with his promotion.

Our Compensation Committee then determined how to deliver the total target LTI value through a mix of vehicles including PSUs and restricted stock. While stock options had been utilized in years prior to 2018, our Compensation Committee decided again not to grant stock options to executives in 2019 due to a significant decline in the prevalence of stock options in our industry. In 2019, our LTI mix for NEOs was 50% restricted stock and 50% PSUs.

Performance Share Units

PSUs utilize phantom shares of stock that track the value of QEP shares but are typically settled in cash. PSUs align our executive compensation with the Company's TSR performance, both on an absolute basis and relative to our peers in the industry. The value realized for PSUs is dependent on both QEP's stock price and our TSR performance relative to our peers over a three-year period. The following chart summarizes the features of the PSU grants to our NEOs under our Cash Incentive Plan (CIP).

Performance Measure - Relative TSR
The payout is based on the Company's TSR over the performance period compared to the TSR of a group of peer companies over the same period. TSR combines share price appreciation and dividends paid, if any, to determine the total return to the shareholder. TSR is calculated using the average share price for the quarter immediately prior to the beginning and at the end of the performance period and dividends paid during that period.

Vesting	PSUs vest at the end of a three-year performance period and are payable in cash or shares upon Board certification in the first quarter of the following year.
Target Number of PSUs Awarded	The target number of PSUs awarded is determined by dividing the target dollar amount of LTI to be issued as PSUs by the closing price per share of QEP common stock on the grant date.
Peer Group	For awards with a 2019-2021 performance period, granted in March 2019, the peer group is outlined in the section below titled "Compensation Process - Determination of Peer Group".

Performance Scale
The performance scale is based on QEP's percentile rank in the peer group, with linear interpolation between each point:
• 90th percentile or above: 200% score
• 70th percentile: 150% score
• 50th percentile: 100% score
• 30th percentile: 50% score
• Below 30th percentile: 0% score

Cap/Floor - Absolute TSR Performance
For awards granted in March 2018 forward, a payout cap and floor applies based on absolute TSR performance. If QEP's TSR is between 0% and -25%, the payout is capped at 150% and if QEP's TSR is less than -25% the payout is capped at 100%. Likewise, if QEP's annualized TSR is greater than 15% during the performance period, the payout will be a minimum of 50%.

Payout Calculation
Cash payouts under the program at the end of the performance period are calculated using the following formula: Target # PSUs awarded times Performance Score times Average Q4 stock price of the final year of the performance period (Note: if awards are to be paid in shares, the same payout formula is used but would exclude the Average Q4 stock price component).

Termination Rules
For terminations without Cause or for Good Reason occurring prior to September 30, 2020, as such terms are defined in the February 2018 Participation Letters for our NEOs, PSUs fully vest and are paid based on actual performance through the last day of the month prior to termination. Otherwise, shares automatically vest only upon an involuntary or constructive termination following a change in control (double trigger) per the terms of our Executive Severance Plan. See the "Compensation Tables – Potential Payments Upon Termination or Change in Control" section below for more information. In the event of retirement, death or disability, the number of PSUs is prorated based on termination date and paid based on actual performance at the end of the applicable performance period.

In our 2019 shareholder engagement, shareholders voiced support of many elements of our PSU Plan, including the percentage allocation of equity compensation to PSUs with our removal of options in 2017 and the performance caps applied based on absolute TSR performance in order to balance absolute and relative performance in the Plan.

2017-2019 PSU Performance Period

The awards granted in February 2017 for the 2017-2019 performance period were eligible to vest upon the end of the performance period on December 31, 2019, subject to our relative and absolute TSR during the performance period as certified by our Compensation Committee. QEP's TSR ranked at the 52nd percentile against our peers, which resulted in a cash payout at 20% of grant date target value for each NEO who was employed as of December 31, 2019, based on the vesting of 100% of the targeted number of PSUs. Our total shareholder return was at the median of our peers and resulted in a performance score of 106%, but the decline in absolute share price resulted in the 100% cap being applied for absolute TSR performance and decreased the payout value of the award as compared to the grant date target value.

2017-2019 PSUs - Target Value vs. Actual Payout

$16.98
80% reduction
in grant date
target value
$3.48
PSUs
2017 Grant Price
2019 Vest Price

QEP TSR percentile rank as of 12/31/19 - 52nd
QEP performance score - 106%, capped at 100%

The payout on the PSUs for the 2017-2019 performance period was as follows:

NEO	Target Award Value	Grant Price (2017)	Target PSUs	Performance Score	Vest Price (2019)	Cash Payout[1]	Cash Payout % of Target Award Value
Mr. Cutt	N/A	N/A	N/A	N/A	N/A	—	—%
Mr. Doleshek[2]	$1,180,008	$16.98	69,494	95%	$3.53	$233,051	20%
Mr. Woosley	$400,015	$16.98	23,558	100%	$3.48	$81,982	20%
Mr. Redman	$60,007	$16.98	3,534	100%	$3.48	$12,298	20%

1.	The payout calculation is Target # PSUs x % Performance Score (rounded up to whole shares) x Vest Price (Average Q4 stock price of final year of performance period).

2.
Reflects the amounts provided to Mr. Doleshek under the terms of his Separation Agreement. For additional information regarding payments for other PSU performance periods pertaining to the terms of his Separation Agreement, see the "Compensation Tables - Potential Payments Upon Termination or Change in Control" section below.

Restricted Stock

Restricted stock aligns our executive compensation directly with the Company's market value (or stock price), encourages retention and increases employee ownership in the Company. The following chart summarizes the features of the restricted stock granted to our NEOs. The terms of the restricted stock awards are the same under both the LTSIP and LTIP.

Vesting	The vesting schedule of the grants extends over a three-year period, with one-third of the shares vesting each year, a feature that encourages retention.
Number of Shares Awarded	The number of shares awarded is determined by dividing the target dollar amount of LTI to be issued as restricted stock by the closing price per share of QEP common stock on the grant date.
Dividends	Dividends, if declared, are paid on unvested (restricted) shares.
Termination Rules
For terminations without Cause or for Good Reason occurring prior to September 2020, as such terms are defined in the February 2018 Participation Letters for our NEOs, all unvested shares fully vest. Otherwise, shares automatically vest only upon an involuntary or constructive termination following a change in control (double trigger) per the terms of our CIC Plan. See the "Compensation Tables – Potential Payments Upon Termination or Change in Control" section below for more information.

2018 Executive Severance Program

In February 2018, our Compensation Committee and Board approved an executive severance program as a part of the 2018 Strategic Initiatives (2018 Executive Severance Program). The goal of the program is to address the uncertainty for executives during and as a result of the Company's transition and retain executive management who are integral to the successful review and execution of our 2018 Strategic Initiatives and 2019 Strategic Alternatives.

Also pursuant to the 2018 Executive Severance Program, each of the Company's named executive officers executed Severance Participation Letters. These letter agreements provide that in the event the executive's employment with the Company is terminated without Cause or the executive resigns his or her employment for Good Reason (as such terms are defined in the Severance Participation Letters) and such termination or resignation occurs prior to September 30, 2020, the executive will be entitled to receive the following severance payments and benefits, subject to the execution and non-revocation of a release of claims agreement containing, among other terms, confidentiality and non-solicitation restrictions, and other customary conditions:

•	A lump sum cash payment equal to 1.5 times (2.5 times for Mr. Stanley and Mr. Cutt) the sum of the executive's annual base salary and annual target bonus award opportunity;

•	A pro-rated bonus award for the year of termination, which will be at the target level for all executives, except that for Messrs. Stanley and Cutt, will be based on actual performance for the year;

•	A pro-rated retention award, if applicable;

•
Accelerated vesting of all outstanding equity and long-term incentive awards, provided that the vesting of PSUs is based on and subject to the actual level of performance in relation to applicable performance measures through the period ended on the last day of the month prior to the month of termination;

•
A lump sum cash payment representing 24 months (36 months for Mr. Cutt) of premium payment amounts required to continue the executive's and the executive's covered dependents' medical, dental and vision coverage pursuant to COBRA; and

•
For executives participating in the Pension Plan and/or the SERP, a cash payment representing two additional years of service credit under such plans, plus interest credited from the date of termination through the date of such payment.

The severance benefits payable under the Severance Participation Letters are in lieu of any other severance entitlements applicable to the participating executives, provided that in the event a change in control of the Company occurs during the term of the Severance Participation Letters, the executives will not receive the benefits under the Severance Participation Letters and will instead be eligible to receive the benefits provided under the CIC Plan as discussed under "Compensation Tables - Potential Payments Upon Termination or Change in Control" below.

2019 Executive Retention Program

In light of the continued uncertainty surrounding the 2019 Strategic Alternatives review and the vesting of previous retention awards, the Compensation Committee implemented the 2019 Executive Retention Program to help ensure the retention and focus of certain named executive officers during a period of heavy transition for the Company, the value of which the committee believed significantly outweighed the relatively small cost of the program. Following the implementation of this 2019 Executive Retention Program and engagement with our shareholders following our Say on Pay Vote results in 2019, the Compensation Committee determined not to implement additional retention programs for named executive officers at this time.

The additional targeted retention program for Messrs. Woosley, Redman and Tommerup was implemented in December 2018 and became effective March 1, 2019, subject to continued employment and the provisions of the Severance Participation Letter. The additional retention program provided Messrs. Woosley and Redman with a $250,000 restricted stock grant on March 1, 2019, which will vest in full on July 1, 2020, as well as cash retention bonuses of (i) $125,000 payable on August 1, 2019 and (ii) $125,000 payable on December 31, 2019, subject in each case to Messrs. Woosley's and Redman's continued employment through such dates. The additional retention agreement provided Mr. Tommerup with a $200,000 restricted stock grant on March 1, 2019, with a full vesting date of July 1, 2020, as well as cash retention bonuses of (i) $100,000 payable on August 1, 2019 and (ii) $100,000 payable on December 31, 2019, subject in each case to Mr. Tommerup's continued employment through such dates. The portion of Mr. Tommerup’s retention bonus payable on December 31, 2019, was prorated based on the number of months employed by the Company under the terms of his Separation Agreement.

Compensation Process

Our Compensation Committee is guided by the compensation philosophy described above and utilizes the expertise and objectivity of the independent Consultant (defined below) and competitive benchmarking to ensure our executive compensation programs continue to support our business objectives.

Compensation Committee's Decision Making Process

Our Compensation Committee meets at least once per quarter to evaluate and oversee our compensation programs, with standing agenda items that align with responsibilities outlined in the Compensation Committee Charter and otherwise help the Compensation Committee fulfill its responsibilities.

In the first quarter of each year, the Compensation Committee:

•	Assesses risks associated with our compensation programs;

•	Approves key financial, operational and strategic goals and weightings for the current year AIP based on recommendations and input from management;

•	Selects the peer group for the PSU awards and compensation benchmarking;

•	Establishes targeted compensation for the NEOs, including base salary, AIP target award and LTI grant value;

•	Assesses overall company performance against goals in the prior year;

•	Assesses performance of each NEO;

•	Determines payout amounts for the prior year AIP, including, in its sole discretion, increases or decreases to individual NEO awards; and

•	Certifies results for outstanding PSU awards.

With the support of the Consultant, the Compensation Committee recommends total compensation for the CEO, which is approved by all of the independent directors.

At subsequent meetings throughout the year, our CEO provides updates on progress toward our AIP goals and relative TSR performance under outstanding PSU awards. The Compensation Committee also receives updates on governance and regulatory trends and analysis and benchmarking provided by the Consultant.

In the third quarter of each year, the Consultant conducts a benchmarking analysis to use as a reference point for assessing the competitiveness of our executive compensation programs. The peer group benchmarking analysis includes the 25th, 50th and 75th percentiles for each component of compensation (base salary, AIP and LTI) and total compensation for the roles of each of our officers, including the NEOs. Our Compensation Committee does not target a specific percentile from this analysis, but uses all the data points as guidance to allow for informed decisions. This approach provides flexibility to our Compensation Committee to address several different factors such as proficiency in role, scope of role, succession potential and internal pay equity.

To support specific compensation decisions, the Compensation Committee also reviews information provided by tally sheets, including stock ownership levels and calculations of potential payments upon various termination events.

Role of the Chief Executive Officer/Other Officers

The Compensation Committee considers input from the CEO when assessing overall Company performance, as well as individual performance of our other NEOs. The CEO does not participate in discussions or recommendations regarding his own compensation. Our CEO provides a written assessment of his performance to the independent directors at the end of each year. In the first quarter, the Board meeting agenda includes a discussion of the CEO's performance evaluation. In addition to the competitive analysis and other support provided by the Consultant, the Vice President, Human Resources and Community Investments and her team also provide information to our Compensation Committee to aid the decision-making process, including executives' current compensation information, succession potential, organizational considerations, alignment with internal employee programs and Company performance. The Vice President, Human Resources and Community Investments does not participate in discussions or recommendations regarding her own compensation.

Role of the Independent Compensation Consultant

Our Compensation Committee has engaged Meridian Compensation Partners, LLC (Consultant) as its independent compensation consultant to help ensure that our executive compensation programs are competitive and consistent with our compensation philosophy. In making this decision, the Compensation Committee considered the following:

•	The Consultant's historical performance in supporting the Compensation Committee and its familiarity with our executive compensation programs;

•	The Consultant's extensive experience and familiarity with compensation programs of our peer companies and sector;

•	The range of compensation services offered by the Consultant; and

•	The independence of the Consultant, considering the independence factors outlined by the NYSE.

Our Compensation Committee determined the scope of the engagement, which included:

•	Providing benchmarking data on executive and outside director compensation for the Compensation Committee to use in its decision-making process;

•	Providing input into plan design discussions and individual compensation actions, as needed;

•	Evaluating any risks to our Company due to our executive compensation program;

•	Reviewing plan design and recommendations periodically;

•	Reviewing and providing feedback on the compensation-related disclosures in our Proxy Statement; and

•	Informing the Compensation Committee about recent trends, best practices and other developments affecting executive compensation.

During 2019, the Consultant provided input on our 2019 Say on Pay Vote, shareholder engagement and our responses to shareholder feedback regarding our executive compensation program.

The Consultant does not provide any other services to the Company. The Consultant attended all Compensation Committee meetings, including executive sessions as requested. The Consultant on occasion met with the Chair of the Compensation Committee or with members of management, including the CEO and Vice President, Human Resources and Community Investments, in carrying out these duties, but reported exclusively to our Compensation Committee. The Compensation Committee determined that the Consultant's work in 2019 did not create any conflicts of interest and that the Consultant remains independent.

Determination of Peer Group

Our Compensation Committee maintains a peer group of companies, which consists of similarly-sized, publicly traded oil and natural gas E&P companies that have similar operating and financial characteristics to us, as they represent QEP's primary competition for executive talent. With the assistance of our CEO and the Consultant, our Compensation Committee reviews the composition of the peer group annually to ensure that companies remain relevant for comparative purposes. The Compensation Committee uses a peer group for determining relative TSR performance under the PSU program and for benchmarking executive compensation.

In preparation for the 2019 compensation cycle, our Compensation Committee reconstructed the peer group in light of the 2018 Strategic Initiatives to transition our Company to a pure-play Permian Basin company. The new peer group generally reflects similarly sized, publicly traded companies with most peers having primary operations in the Permian Basin. The Compensation Committee used the following peer group to determine the compensation package for Mr. Cutt in December 2018 and for executive compensation benchmarking for 2019 in preparation for 2020 compensation decisions. The peer group companies that will be used to determine relative TSR performance for the PSU awards for the 2019 to 2021 performance period are denoted in bold. New companies for 2019 are denoted with an asterisk (*).

2019 Peer Group
Callon Petroleum Co.	Laredo Petroleum Inc.	SM Energy Co.
Carrizo Oil & Gas Inc.	Matador Resources Co.	SRC Energy Inc.*
Centennial Resource Development Inc.	Oasis Petroleum Inc.	Whiting Petroleum Corp.
Extraction Oil & Gas Inc.	PDC Energy Inc.	WPX Energy Inc.*
Jagged Peak Energy Inc.

Removed for 2019 PSUs as a result of being acquired: Newfield Exploration Co. and Wildhorse Resource Development Corp.

In January 2020, the Compensation Committee approved an adjusted peer group for the PSU Plan as a result of consolidation activity in the market, the outcome of our Strategic Alternatives in 2019 and to ensure the peer group was relevant for a three year plan cycle by focusing on: 1) publicly traded companies, 2) companies with similar financial characteristics, 3) companies with a similar asset mix, and 4) companies with a focus on oil production. The Compensation Committee identified the following peer group for determining relative TSR performance for our PSU awards for the 2020 to 2022 performance period. New companies for 2020 are denoted with an asterisk (*).

2020 Peer Group - Relative TSR
Callon Petroleum Co.	Laredo Petroleum Inc.	PDC Energy Inc.
Centennial Resource Development Inc.	Magnolia Oil & Gas Corp.*	SM Energy Co.
Extraction Oil & Gas Inc.	Matador Resources Co.	Whiting Petroleum Corp.
HighPoint Resources Corp.*	Oasis Petroleum Inc.	WPX Energy Inc.

Removed for 2020 PSUs as a result of being acquired: Carrizo Oil & Gas, Inc., Jagged Peak Energy, Inc. and SRC Energy, Inc.

Key Executive Compensation Design Policies and Considerations

Following are important policies and factors considered by our Compensation Committee when structuring our executive compensation.

Severance Protections

The 2018 Executive Severance Program provides certain benefits to our executives upon a termination without Cause or a termination for Good Reason that occurs prior to September 30, 2020. The CIC Plan provides certain benefits to our executives upon a qualifying termination after a change in control of the Company. These benefits are based on a review of market practices and do not include any excise tax gross-ups. Our Compensation Committee believes these benefits support our business strategy by encouraging our executive officers to execute on our strategic initiatives and consider other strategic alternatives to increase shareholder value without regard to the impact on their future employment. For additional details regarding these plans, see the "Compensation Tables - Potential Payments Upon Termination or Change in Control" section below.

Executive Share Ownership Guidelines

Our Compensation Committee believes it is important to have stock ownership guidelines for executive officers to promote ownership of our common stock and align the interests of our executive officers with those of our shareholders. Our executives are required to achieve the applicable level of stock ownership within five years of the date the person first becomes an executive officer. Shares that count toward satisfaction of the guidelines include shares owned outright by the executive, restricted shares, shares held in the 401(k) Plan (described below), phantom stock attributable to deferred compensation under the QEP Deferred Compensation Wrap Plan (described below) and PSUs.

The ownership guidelines for our NEOs are currently established at the following minimum levels:

NEO	Guideline	Ownership Status as of 12/31/19
Mr. Cutt	6x base salary	In compliance
Mr. Doleshek	3x base salary	In compliance
Mr. Woosley	2x base salary	In compliance
Mr. Redman	2x base salary	In compliance

Tax and Accounting Considerations

Our Compensation Committee considers tax and accounting rules and regulations when structuring the executive compensation paid to our NEOs, including the following:

•
Under Section 280G and Section 4999 of the Internal Revenue Code of 1986, as amended (the Code), compensation that is granted, accelerated or enhanced upon the occurrence of a change in control may give rise, in whole or in part, to "excess parachute payments" and, to such extent, will be non-deductible by the Company and will be subject to a 20% excise tax payable by the executive. Our compensation arrangements do not provide for gross-ups for this excise tax.

•
Section 162(m) of the Code, as modified by the Tax Cuts and Jobs Act of 2017, generally precludes us from deducting for tax purposes compensation paid in excess of $1,000,000 in any taxable year to any "covered employee" (generally, any individual that has ever been listed in the Summary Compensation Table for our 2017 or later proxy statements), unless the compensation is paid pursuant to a written contract that was in existence on or prior to November 2, 2017, and either (i) qualifies as "performance-based compensation" or (ii) is otherwise exempt under certain Section 162(m) grandfathering rules. Our policy is primarily to design and administer compensation plans that support the achievement of short- and long-term strategic objectives and enhance shareholder value. Where it is consistent with our compensation philosophy, the Compensation Committee expects that it may issue compensation that is non-deductible.

•
Section 409A of the Code requires that nonqualified deferred compensation be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, the timing of payments and certain other matters. Failure to satisfy these requirements can expose our employees and other service providers to accelerated income tax liabilities and penalty taxes and interest on their vested compensation under such plans or arrangements. Our Compensation Committee endeavors to structure executive compensation in a manner that is either compliant with, or exempt from the application of, Section 409A of the Code, although there is no guarantee that any particular element of compensation will, in fact, be so compliant or exempt.

•
Fair Value of Stock-Based Payments – Awards of stock options and restricted stock under the LTSIP and/or 2018 LTIP and awards of performance share units under the CIP are accounted for under Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718 (FASB ASC Topic 718), formerly referred to as SFAS No. 123(R). FASB ASC Topic 718 requires the recognition of expense for the fair value of stock-based compensation or, in the case of awards settled in cash (such as our PSUs), requires the recognition of expense based on the cash liability of such awards adjusted each measuring period. Our Compensation Committee considers the accounting and financial statement impact in evaluating QEP's executive compensation programs.

Assessment of Our Executive Compensation Program's Impact on Risk Taking

We annually evaluate the major risks to our business, including how risks taken by management could impact the value of executive compensation. Our Compensation Committee reviews a risk assessment (completed by the Consultant) of the Company's executive and non-executive compensation programs. Based on this review, our Compensation Committee believes that while there are certain risks inherent in the nature of the Company's business, the Company's compensation programs do not encourage our executives or our non-executive employees to take inappropriate or excessive risks. The risk-mitigating factors considered by our Compensation Committee included the following:

•
An appropriate balance of strategic, operating and financial performance measures, which generally include operational metrics specifically targeted at the health and safety aspects of the Company's business;

•	A compensation clawback policy for amounts paid under the AIP (see the "Clawback of Compensation" section below);

•	An appropriate balance of fixed and Company performance-related compensation components;

•	A mix of cash and equity, with significant weight placed on LTI awards;

•	Significant stock ownership requirements and policies prohibiting hedging, pledging and engaging in derivative transactions for all executives;

•	Extended three-year vesting schedules on equity grants;

•	Caps and defined thresholds for payout on most incentive awards; and

•	Compensation Committee authority over plan design and final determination of actual compensation awards.

Our Compensation Committee believes that these factors encourage all of our employees to focus on QEP's sustained long-term performance.

Prohibition on Hedging, Pledging and Derivatives Trading

The Company has a policy that prohibits directors, executive officers and certain other employees who are in possession of material non-public information from engaging in derivative transactions involving any of QEP's securities for any purpose, including short-term trading, options trading, pledging, trading on margin and hedging.

Clawback of Compensation

Upon the recommendation of our Compensation Committee, our Board of Directors adopted a clawback policy in 2015 in advance of final SEC rules implementing Section 954 of the Dodd-Frank Act. Pursuant to this policy, AIP payouts to our Section 16 officers are subject to clawback in the event of a restatement of our financial statements due to fraud or misconduct, at the discretion of the Compensation Committee. Our Compensation Committee will continue to monitor the status of the anticipated SEC rules to ensure our clawback policy complies with final rules when they are implemented.

Succession Planning

QEP conducts a comprehensive succession planning process that involves assessment across the organization of employee performance and potential and readiness of potential successors for key roles and developmental needs. This process also helps inform our Compensation Committee in making compensation decisions. Our Compensation Committee annually reviews this process with specific focus on the CEO and his direct reports and views this as a critical process to ensure continuity of our business and to provide challenging and rewarding career opportunities for our employees.

COMPENSATION TABLES

Summary Compensation Table

The following table summarizes the total compensation paid to our NEOs for services rendered during the fiscal years ended 2019, 2018 and 2017, except that only 2019 compensation is summarized for Mr. Cutt, Mr. Redman and Mr. Tommerup, as they were not NEOs in 2018 or prior:

Name and Principal Position	Year	Salary		Bonus		Stock Awards[1]		Option Awards[2]		Non-Equity Incentive Plan Compen- sation[3]	Change in Pension Value and Nonqualified Deferred Compen-sation Earnings[4]	All Other Compen- sation[5]	Total[6]
(a)	(b)	($)		($)		($)		($)		($)	($)	($)	($)
		(c)		(d)		(e)		(f)		(g)	(h)	(i)	(j)
Timothy J. Cutt President and CEO	2019	690,745		350,000	[8]	3,600,009		—		1,182,000	—	136,987	5,959,741
	2018	—		—		—		—		—	—	—	—
	2017	—		—		—		—		—	—	—	—
Richard J. Doleshek Executive Vice President, CFO	2019	635,938	[7]	—		4,436,739	[9]	13,564	[10]	868,376	1,704,176	1,570,653	9,229,446
	2018	580,000		—		2,360,016		—		551,000	417,370	66,997	3,975,383
	2017	576,458		—		1,888,023		428,618		394,957	503,763	104,972	3,896,791
Christopher K. Woosley Senior Vice President and General Counsel	2019	402,300		750,000	[8]	1,360,011		—		519,450	—	78,892	3,110,653
	2018	396,458		—		1,110,016		—		470,400	—	71,102	2,047,976
	2017	375,500		—		800,030		181,621		386,064	—	73,224	1,816,439
Joseph T. Redman Vice President, Energy	2019	325,583		750,000	[8]	1,150,009		—		389,358	—	59,399	2,674,349
	2018	—		—		—		—		—	—	—	—
	2017	—		—		—		—		—	—	—	—
Charles B. Stanley Former Chairman, President, and CEO	2019	158,868	[7]	—		8,632,155	[9]	392,931	[10]	—	1,942,455	5,837,218	16,963,627
	2018	850,000		—		4,320,018		—		935,000	593,700	99,712	6,798,430
	2017	850,000		—		3,840,010		871,757		670,208	844,491	154,703	7,231,169
Jim E. Torgerson Former Executive Vice President, QEP Energy	2019	68,339	[7]	416,667	[8]	4,102,967	[9]	172,431	[10]	—	—	1,567,393	6,327,797
	2018	515,000		—		2,200,014		—		489,250	—	77,756	3,282,020
	2017	511,667		—		1,760,028		399,559		350,694	—	111,531	3,133,479
Jeffery R. Tommerup Former Senior Vice President, Northern Region & HSE	2019	283,185	[7]	620,000	[8]	1,706,433	[9]	1,941	[10]	—	—	1,033,719	3,645,278
	2018	—		—		—		—		—	—	—	—
	2017	—		—		—		—		—	—	—	—

1.
Amounts in column (e) include awards of PSUs and restricted stock, in each case calculated based on the grant date fair values determined in accordance with FASB ASC Topic 718 (excluding the effect of estimated forfeitures), as follows for 2019:

Name	Performance Share Units[a,b] ($)	Restricted Stock[b] ($)
Mr. Cutt	1,800,007	1,800,002
Mr. Doleshek[c]	2,153,889	2,282,850
Mr. Woosley	555,005	805,006
Mr. Redman	450,004	700,005
Mr. Stanley[c]	5,758,705	2,873,450
Mr. Torgerson[c]	2,713,029	1,389,938
Mr. Tommerup[c]	862,931	843,501

a.
The maximum grant date values of the PSUs assuming the highest level of performance achievement (based upon QEP's common stock price on the date of issuance, assuming that each individual ultimately earns 200% of the total number of PSUs granted, and excluding any amounts attributed to modifications for our departed NEOs as described in footnote c below) are as follows: Mr. Cutt, $3,600,014; Mr. Doleshek, $2,360,016; Mr. Woosley, $1,110,010; Mr. Redman, $900,008; Mr. Tommerup, $550,008. Mr. Stanley and Mr. Torgerson did not receive a PSU grant in 2019.

b.
The grant date fair values for the 2019 PSU and restricted stock awards were determined pursuant to FASB ASC Topic 718 (excluding the effect of estimated forfeitures) by multiplying the number of units/shares awarded times the QEP stock price on the date of grant.

c.Pursuant to the terms of their Separation Agreements or Severance Participation Letters as applicable, and as discussed in more detail in note 9 below, the vesting of all unvested PSUs and shares of restricted stock held by Messrs. Doleshek, Stanley, Torgerson and Tommerup as of their last day of employment was accelerated as outlined below:

Name	Unvested PSUs Accelerated	Unvested Restricted Stock Accelerated	Last Day of Employment
Mr. Doleshek	341,858	245,076	December 31, 2019
Mr. Stanley	580,961	336,076	January 14, 2019
Mr. Torgerson	268,900	163,330	January 2, 2019
Mr. Tommerup	70,673	97,228	August 30, 2019

2.
Amounts in column (f) reflect the aggregate grant date fair value of option awards calculated in accordance with FASB ASC Topic 718 (excluding the effect of estimated forfeitures) using the Black-Scholes-Merton method. The following table includes the assumptions used to calculate the aggregate grant date fair value of option awards reported for 2017 (no options were granted in 2018 or 2019):

Grant Date	Assumptions
	Volatility (%)	Expected Life (Years)	Risk-Free Interest Rate (%)	Dividend Yield[a] (%)
2/13/2017	43.8	4.5	1.8	0

a.	The Board suspended dividends in early 2016 and reinstated them in 2019.

3.
Amounts in column (g) reflect the annual cash incentive awards (i.e., the AIP awards) for 2019, which were determined by the Compensation Committee in February 2020. and paid out on March 2, 2020. Mr. Tommerup received a prorated portion of his target AIP as part of his severance under the provisions of his Severance Participation Letter; this amount is reported in column (i).

4.
Amounts in column (h) represent the increase in the actuarial present value of benefits under the QEP Resources, Inc. Retirement Plan and the QEP Resources, Inc. Supplemental Executive Retirement Plan. These values are based on discount rate, mortality and other assumptions described in Footnote 5 to the 2019 Pension Benefits Table below, which are consistent with those used in QEP's consolidated financial statements (except for pre-retirement decrements). The increase in the actuarial present value for Messrs. Stanley and Doleshek is primarily due to the fact that both participants have terminated and will receive additional early retirement subsidies that were not reflected in prior years. No other NEOs are eligible to participate in these closed plans. Amounts in column (h) do not include any Nonqualified Deferred Compensation earnings, because such earnings, as reflected in column (d) in the "2019 Nonqualified Deferred Compensation" table included in the "Savings Plans" section do not consist of any above-market or preferential earnings.

5.Amounts in column (i) include the following:

Name	Employer Matches under Savings Plans ($)[a]	Officer Allowance ($)	Reimbursement of FICA Taxes ($)[b]	Severance and Other Payments on Termination ($)[c]	Relocation ($)	Total ($)
Mr. Cutt	22,140	8,500	—	—	106,347	136,987
Mr. Doleshek	69,310	8,500	—	1,492,843	—	1,570,653
Mr. Woosley	70,392	8,500	—	—	—	78,892
Mr. Redman	50,899	8,500	—	—	—	59,399
Mr. Stanley	4,086	—	3,799	5,829,333	—	5,837,218
Mr. Torgerson	2,073	—	1,412	1,563,908	—	1,567,393
Mr. Tommerup	42,003	8,500	—	983,216	—	1,033,719

a.
Includes employer matches under the 401(k) Plan and the Deferred Compensation Wrap Plan, if applicable. Employer matches under the Deferred Compensation Wrap Plan are as set forth in column (c) of the 2019 Nonqualified Deferred Compensation table.

b.	Amount shown is for FICA taxes specifically related to Deferred Compensation payments. For additional detail, see footnote 5 in the "Savings Plans" section below.

c.
Represents cash severance paid to Messrs. Doleshek, Stanley, Torgerson and Tommerup upon their departure, pursuant to the terms of the applicable Severance Participation Letter or Separation Agreement as discussed in the "Potential Payments Upon Termination or Change in Control" section below. A prorated retention bonus for Mr. Torgerson and Mr. Tommerup is included in column (d) for Bonus.

6.	As reflected in the Summary Compensation Table above, the salary received by each of our NEOs who remained employed through 2019 as a percentage of his respective total compensation was as follows:

Name	Year	Percentage of Total Compensation
Mr. Cutt	2019	11.6%
Mr. Woosley	2019	12.9%
	2018	19.4%
	2017	20.7%
Mr. Redman	2019	12.2%

7.	Salary amounts include accrued vacation, which is payable upon termination, as follows: Mr. Doleshek: $31,771; Mr. Stanley: $95,760; Mr. Torgerson: $42,424; Mr. Tommerup: $46,660.

8.
Column (d) reflects the make-whole sign-on payment awarded to Mr. Cutt and the retention payments made under both the 2018 Executive Retention Program and the 2019 Executive Retention Program to Messrs. Woosley, Redman, Torgerson and Tommerup. Mr. Torgerson received a prorated portion of his retention bonus from the 2018 program, and Mr. Tommerup received a prorated portion of his retention bonus under the 2019 plan.

9.
Pursuant to the terms of the Separation Agreements or Severance Participation Letters for Messrs. Doleshek, Stanley, Torgerson and Tommerup, the vesting of all unvested PSUs and unvested shares of restricted stock held by each was accelerated, instead of the awards being forfeited, upon their departure. Modification of the vesting of the PSUs and restricted stock requires the presentation of the fair value of the modified awards as "new" grants in the table as of the modification date determined in accordance with FASB ASC Topic 718. Accordingly, the amounts shown in the Stock Awards column include:

(i) the grant date fair value of the PSUs granted on March 1, 2019:

Name	Target PSUs Granted	Grant Date Fair Value ($)
Mr. Doleshek	148,803	$1,180,008
Mr. Stanley	—	$0
Mr. Torgerson	—	$0
Mr. Tommerup	34,679	$275,004

(ii) the fair value of those same PSUs and of all unvested PSUs granted in prior years, to reflect the modifications of the PSUs which fair value is based on performance in relation to the applicable performance measures through the applicable date:

Name	PSU Performance Period	Target PSUs Granted	Date Performance Measured Through	Performance Score		Vest Price ($)	Value on Date of Modification ($)
Mr. Doleshek	2017-2019	69,494	November 30, 2019	95%		$3.53	$233,051
	2018-2020	123,561		100%	[a]		$436,170
	2019-2021	148,803		58%			$304,660
Mr. Stanley	2016-2018	213,439	December 31, 2018	100%		$8.78	$1,873,994
	2017-2019	141,343		73%			$905,929
	2018-2020	226,179		150%	[a]		$2,978,782
Mr. Torgerson	2016-2018	88,933	December 31, 2018	100%		$8.78	$780,832
	2017-2019	64,783		73%			$415,224
	2018-2020	115,184		150%	[a]		$1,516,973
Mr. Tommerup	2017-2019	12,957	July 31, 2019	100%	[a]	$6.68	$86,553
	2018-2020	23,037		100%	[a]		$153,887
	2019-2021	34,679		150%	[a]		$347,487
a. Performance capped due to negative total shareholder return

(iii) the grant date fair value of the shares of restricted stock granted on March 1, 2019:

Name	Restricted Stock Awards	Grant Date Fair Value ($)
Mr. Doleshek	148,803	$1,180,008
Mr. Stanley	—	$0
Mr. Torgerson	—	$0
Mr. Tommerup	59,900	$475,007

(iv) the fair value of those same shares of restricted stock and of all unvested shares of restricted stock granted in prior years to reflect the modification on the awards:

Name	Unvested Restricted Stock Awards Accelerated	Value on Date of Modification ($)
Mr. Doleshek	245,076	$1,102,842
Mr. Stanley	336,076	$2,873,450
Mr. Torgerson	163,330	$1,389,938
Mr. Tommerup	97,228	$368,494

10.
Pursuant to the terms of the Separation Agreements or Severance Participation Letters for Messrs. Doleshek, Stanley, Torgerson and Tommerup, as applicable, the vesting of options to purchase shares of common stock was accelerated, instead of the awards being forfeited, upon their departure. Modification of the vesting of the options requires the calculation of the fair value of the modified options as of the modification date in accordance with FASB ASC Topic 718. Accordingly, the amount shown in column (f) for 2019 includes the difference between the fair value before and after modification. The table below shows the number of options for which vesting was accelerated and the assumptions used to calculate the fair value of options on the date of modification:

Name	Grant Date	Modification Date	Option Awards Accelerated	Assumptions
				Volatility (%)	Expected Life (Years)	Risk-Free Interest Rate (%)	Dividend Yield (%) [a]
Mr. Doleshek	2/13/2017	12/31/2019	21,913	60.3	4.12	1.7	1.78
Mr. Stanley	2/16/2016	1/14/2019	47,368	55.8	4.09	2.5	0
	2/13/2017	1/14/2019	89,136	52.7	5.08	2.5	0
Mr. Torgerson	2/16/2016	1/9/2019	19,737	55.9	4.11	2.6	0
	2/13/2017	1/9/2019	40,854	52.6	5.10	2.6	0
Mr. Tommerup	2/13/2017	9/6/2019	5,107	57.1	4.44	1.4	2.11

a.	The Board suspended dividends in early 2016 and reinstated them in mid-2019.

Grants of Plan-Based Awards for 2019

This table sets forth the plan-based awards granted to the NEOs during 2019. For non-equity and equity incentive plans, it provides the ranges of possible awards. For stock and option awards, the table sets forth the number of shares of restricted stock or stock options granted and the grant date fair values of those awards.

Name	Grant Date			Estimated Future Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Under- lying Options (#)	Exercise or Base Price of Option Awards ($/share)	Grant Date Fair Value of Stock and Option Awards ($)
				Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Timothy J. Cutt	3/1/19	AIP	[1]	[2]	750,000	1,500,000
	3/1/19	PSU	[3]				113,494	226,987	453,974				1,800,007
	2/1/19	RS	[4]							213,777			1,800,002
Richard J. Doleshek	3/1/19	AIP	[1]	[2]	551,000	1,102,000
	3/1/19	PSU	[3]				74,402	148,803	297,606				1,180,008
	3/1/19	RS	[4]							148,803			1,180,008
	12/31/19	SO	[5]								21,913	16.98 [6]	13,564
	12/31/19	PSU	[5]							66,020			233,051
	12/31/19	PSU	[5]							123,561			436,170
	12/31/19	PSU	[5]							86,306			304,660
	12/31/19	RS	[5]							245,076			1,102,842
Christopher K. Woosley	3/1/19	AIP	[1]	[2]	329,600	659,200
	3/1/19	PSU	[3]				34,994	69,988	139,976				555,005
	3/1/19	RS	[4]							101,514			805,006
Joseph T. Redman	3/1/19	AIP	[1]	[2]	247,055	494,110
	3/1/19	PSU	[3]				15,763	31,526	63,052				250,001
	3/1/19	RS	[4]							63,052			500,002
	9/3/19	PSU	[3]				28,329	56,658	113,316				200,003
	9/3/19	RS	[4]							56,658			200,003
Charles B. Stanley	1/14/19	SO	[5]								47,368	10.12 [6]	165,456
	1/14/19	SO	[5]								89,136	16.98 [6]	227,475
	1/14/19	PSU	[5]							213,439			1,873,994
	1/14/19	PSU	[5]							103,181			905,929
	1/14/19	PSU	[5]							339,269			2,978,782
	1/14/19	RS	[5]							336,076			2,873,450
Jim E. Torgerson	1/9/19	SO	[5]								19,737	10.12 [6]	68,744
	1/9/19	SO	[5]								40,854	16.98 [6]	103,687
	1/9/19	PSU	[5]							88,933			780,832
	1/9/19	PSU	[5]							47,292			415,224
	1/9/19	PSU	[5]							172,776			1,516,973
	1/9/19	RS	[5]							163,330			1,389,938
Jeffery R. Tommerup	3/1/19	AIP	[1]	[2]	202,200	404,400
	3/1/19	PSU	[3]				17,340	34,679	69,358				275,004
	3/1/19	RS	[4]							59,900			475,007
	9/6/19	SO	[5]								5,107	16.98 [6]	1,941
	9/6/19	PSU	[5]							12,957			86,553
	9/6/19	PSU	[5]							23,037			153,887
	9/6/19	PSU	[5]							52,019			347,487
	9/6/19	RS	[5]							97,228			368,494

1.
The amounts included reflect estimated future cash payouts under the AIP of our CIP based on a targeted percentage of actual base salaries for 2019. AIP payouts earned in 2019 are reflected in the Non-Equity Incentive Plan Compensation column (g) of the "Summary Compensation Table" above.

2.	There is no applicable threshold for the AIP.

3.
This row represents the range of the number of PSUs that may be earned with respect to PSUs granted pursuant to our CIP in 2019. Payment for earned awards is made in cash or shares after the end of the three-year performance period ending December 31, 2021. If the threshold level of performance of 30% is not met, then actual payout will be zero. If the absolute TSR is negative, then the payout will be capped.

4.	This row sets forth the annual grants of restricted stock pursuant to our LTSIP during 2019.

5.
As noted in footnotes 9 and 10 of the "Summary Compensation Table" above, the vesting of unvested PSUs, shares of restricted stock and stock options to purchase shares of common stock was accelerated in connection with the departures of Messrs. Doleshek, Stanley, Torgerson and Tommerup pursuant to the terms of their Separation Agreements or Severance Participation Letters. Without such modification, all awards would have been forfeited. The modification of these awards requires the presentation of the modified awards as "new" grants in this table.

6.
The exercise price represents the closing price per share of QEP common stock on the original grant date. Exercise prices were not modified when the stock options were accelerated in connection with the departures of Messrs. Doleshek, Stanley, Torgerson and Tommerup.

Outstanding Equity Awards at Fiscal Year-End 2019

This table shows outstanding equity awards for the NEOs. All values shown are as of December 31, 2019.

Name (a)	Option Awards					Stock Awards
						Restricted Stock			PSUs
	Number of Shares of Common Stock Underlying Unexercised Options Exercisable (#) (b)	Number of Shares of Common Stock Underlying Unexercised Options Unexercisable (#) (c)		Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
Timothy J. Cutt						213,777	[3]	961,997	226,987	[8]	1,021,442

Richard J. Doleshek	48,956			30.12	2/13/2020	—	[9]		—	[10]
	42,871			31.74	2/13/2021
	61,943			21.69	2/12/2022
	69,869			10.12	2/16/2023
	65,739			16.98	2/13/2024
Christopher K. Woosley	14,143			30.12	2/13/2020	7,852	[1]	35,334	58,116	[7]	261,522
	12,535			31.74	2/13/2021	38,744	[2]	174,348	69,988	[8]	314,946
	29,528			21.69	2/12/2022	69,988	[3]	314,946
	26,645			10.12	2/16/2023	31,526	[6]	141,867
	18,571	9,285	[1]	16.98	2/13/2024
Joseph T. Redman	6,136	3,067	[1]	7.52	9/1/2024	5,889	[1]	26,501	20,943	[7]	94,244
						20,942	[2]	94,239	88,184	[8]	396,828
						31,526	[3]	141,867
						2,659	[4]	11,966
						56,658	[5]	254,961
						31,526	[6]	141,867
Charles B. Stanley	100,088			30.12	2/13/2020	—	[9]		—	[10]
	87,194			31.74	2/13/2021
	125,985			21.69	2/12/2022
	142,106			10.12	2/16/2023
	133,705			16.98	2/13/2024
Jim E. Torgerson	28,286			30.12	2/13/2020	—	[9]		—	[10]
	5,090			27.98	9/3/2020
	29,065			31.74	2/13/2021
	52,494			21.69	2/12/2022
	59,211			10.12	2/16/2023
	61,282			16.98	2/13/2024
Jeffery R. Tommerup	11,967			30.12	2/13/2020	—	[9]		—	[10]
	9,991			31.74	2/13/2021
	18,045			21.69	2/12/2022
	5,427			10.12	2/16/2023
	15,321			16.98	2/13/2024

1.	Awards vested on March 5, 2020.

2.	50% of these awards vested on March 5, 2020 and 50% will vest on March 5, 2021.

3.	33.4% of these awards vested on March 5, 2020; 33.3% will vest on March 5, 2021; and 33.3% will vest on March 5, 2022.

4.	100% of these awards will vest on September 5, 2020.

5.	33.4% of these awards will vest September 5, 2020; 33% will vest on September 5, 2021; and 33.3% will vest on September 5, 2022.

6.	100% of these awards will vest July 1, 2020.

7.
Unless vested earlier pursuant to the 2018 Executive Severance Program, awards will vest on December 31, 2020 (the end of the three-year performance period covered by the PSU), but are not payable until Board certification, which occurs in the first quarter of the following year. These amounts represent the target number of PSUs awarded under our CIP in 2017. Each PSU represents a contingent right to receive one share of QEP common stock or the fair market value of one share of QEP common stock. The actual number of shares that may be earned (and, therefore, the actual cash payout amount, if settled in cash) will range from 0% to 200% of the number of PSUs awarded, depending on QEP’s relative TSR in comparison to a peer group of companies during the three-year period ending December 31, 2020.

8.
Unless vested earlier pursuant to the 2018 Executive Severance Program, awards will vest on December 31, 2021 (the end of the three-year performance period covered by the PSU), but are not payable until Board certification, which occurs in the first quarter of the following year. These amounts represent the target number of PSUs awarded under our CIP in 2018. Each PSU represents a contingent right to receive one share of QEP common stock or the fair market value of one share of QEP common stock. The actual number of shares that may be earned (and, therefore, the actual cash payout amount, if settled in cash) will range from 0% to 200% of the number of PSUs awarded, depending on QEP’s relative TSR in comparison to a peer group of companies during the three-year period ending December 31, 2021, and subject to certain caps and thresholds.

9.
In connection with the departures of Messrs. Doleshek, Stanley, Torgerson and Tommerup, the vesting of all unvested restricted stock was accelerated. See footnote 9 to the "Summary Compensation Table."

10.
In connection with the departures of Messrs. Doleshek, Stanley, Torgerson and Tommerup, the vesting of all unvested PSUs held by each was accelerated to provide for payout based on actual performance through the end of the month prior to the month of the termination of their employment. See footnote 9 to the "Summary Compensation Table" above.

Option Exercises and Stock Vested in 2019

Name	Options Exercised		Stock Awards[1]
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Timothy J. Cutt	0	0	0	$0
Richard J. Doleshek	0	0	602,284	$2,701,992
Christopher K. Woosley	0	0	63,456	$398,373
Joseph T. Redman	0	0	45,734	$283,910
Charles B. Stanley	0	0	991,965	$8,632,155
Jim E. Torgerson	0	0	472,331	$4,109,501
Jeffery R. Tommerup	0	0	209,639	$1,189,312

1.
Amounts shown in these columns reflect restricted stock awards that vested during 2019 and payouts of PSUs for the 2017-2019 performance period. The values realized on vesting of the restricted stock are calculated based on the closing price per share of QEP common stock on the vesting date of March 5, 2019, multiplied by the number of shares vested, and the values realized on payout of the PSUs are calculated based on the average closing price per share of QEP common stock during the final quarter of the performance period multiplied by the number of PSUs earned (100% of PSUs granted in 2017), pursuant to the terms of the PSU awards. Values are as follows:

Name	Restricted Stock		PSUs
	Number of Shares (#)	Value	Number of PSUs (#)	Value
Mr. Cutt	0	$0	0	$0
Mr. Doleshek[a]	326,397	$1,728,111	275,887	$973,881
Mr. Woosley	39,898	$316,391	23,558	$81,982
Mr. Redman	42,200	$271,612	3,534	$12,298
Mr. Stanley[a]	336,076	$2,873,450	655,889	$5,758,705
Mr. Torgerson[a]	163,330	$1,396,472	309,001	$2,713,029
Mr. Tommerup[a]	121,626	$601,385	88,013	$587,927

a.
Pursuant to the terms of the Separation Agreements or Severance Participation Letters for Messrs. Doleshek, Stanley, Torgerson and Tommerup, PSUs were paid to each based on performance in relation to the applicable performance measures through the applicable date (the last day of the month preceding termination of employment), in each case multiplied by the applicable average stock price in the final quarter of the modified performance period as follows:

Name	PSU Performance Period	Target PSUs Granted	Date Performance Measured Through	Performance Score		Vest Price ($)	Value on Date of Modification ($)
Mr. Doleshek	2017-2019	69,494	November 30, 2019	95%		$3.53	$233,051
	2018-2020	123,561		100%	[i]		$436,170
	2019-2021	148,803		58%			$304,660
Mr. Stanley	2016-2018	213,439	December 31, 2018	100%		$8.78	$1,873,994
	2017-2019	141,343		73%			$905,929
	2018-2020	226,179		150%	[i]		$2,978,782
Mr. Torgerson	2016-2018	88,933	December 31, 2018	100%		$8.78	$780,832
	2017-2019	64,783		73%			$415,224
	2018-2020	115,184		150%	[i]		$1,516,973
Mr. Tommerup	2017-2019	12,957	July 31, 2019	100%	[i]	$6.68	$86,553
	2018-2020	23,037		100%	[i]		$153,887
	2019-2021	34,679		150%	[i]		$347,487
i. Performance capped due to negative total shareholder return.

Retirement Plans

QEP Pension Plan

The Company maintains the QEP Resources, Inc. Retirement Plan (Pension Plan), which is a defined benefit pension plan closed to new participants since June 30, 2010 (the spin date), and frozen with respect to future benefit accruals effective January 1, 2016. At the time of the spin-off of QEP from Questar Corporation (the Spin-off), the assets and liabilities for all active QEP participants in the Questar Retirement Plan were spun-off to the Pension Plan trust. Effective January 1, 2016, all accrued benefits under the Pension Plan were frozen. The freeze applied to all participants, including executives. Each eligible executive has received and continues to receive all future pension plan benefits under the QEP Resources, Inc. Supplemental Executive Retirement Plan (SERP) described below. Messrs. Stanley and Doleshek were the only NEOs who participated in the Pension Plan as of December 31, 2019.

Prior to the Pension Plan being frozen, benefits accrued under the Pension Plan pursuant to the following benefit formula for the impacted executives, which sets forth the annual annuity amount that is payable to a participant for the participant's life equal to the sum of (1) Basic, plus (2) Permanent Supplement:

(1) Basic 1.3% of participant’s final average compensation multiplied by years of credited service up to a maximum of 25 years	+
(2) Permanent Supplement

A factor of up to 0.6% (depending on the participant’s age at retirement) of participant’s final average compensation in excess of Covered Compensation, if any, multiplied by years of credited service up to a maximum of 25 years

Years of credited service is the participant’s years of service with the Company and Questar Corporation. Eligible earnings used by the Pension Plan to determine a participant’s benefit consist of base salary and annual incentive payments under the AIP. Eligible earnings are limited to an IRS imposed compensation limit based on $200,000 indexed per year. Final average compensation is the average of annual compensation for the 72 consecutive semimonthly pay periods in which the participant had his/her highest earnings during the last 10 years of employment (prior to the January 1, 2016 freeze) for a participating employer in the Questar Plan or a QEP company, or shorter period, if the participant had not been employed for 10 years. Covered Compensation (for years prior to 2016) is the average of the taxable wage bases in effect during the 35 calendar years prior to the year in which the participant reaches Social Security retirement age.

Participants may retire under the Pension Plan at age 62 or later without a benefit reduction due to age. Participants who are at least age 55 and have at least 10 years of service are eligible for early retirement and the reduction in the Basic benefit is equal to .2083% per month for each month prior to the 1st of the month following the participant’s 62nd birthday.

Participants eligible for and taking early retirement prior to age 62 also receive a temporary supplement until age 62 that is tied to years of service. Participants with a vested benefit who terminate employment before age 55 or before having 10 years of credited service generally may commence their benefit under the Pension Plan as early as age 55, and the Basic benefit is reduced by 0.5% per month for each month prior to the 1st of the month following the participant’s 65th birthday. QEP does not grant extra years of service under the Pension Plan.

Supplemental Executive Retirement Plan (SERP)

The SERP generally provides highly compensated employees with supplemental retirement benefits to compensate for the limitations imposed by federal tax laws on benefits payable from the Pension Plan. Participation in the SERP is limited to eligible individuals (i) whose annual compensation is expected to exceed the IRS-imposed compensation cap ($280,000 in 2019) that can be taken into account in determining benefits under the Pension Plan and/or (ii) who have deferred compensation pursuant to the terms of the Deferred Compensation Wrap Plan. The SERP generally provides benefits equal to the difference between the benefits payable under the Pension Plan and the benefits that would be payable under such plan if the limits on the annual compensation were not applicable, if the participant had not voluntarily chosen to defer any compensation under the terms of the Deferred Compensation Wrap Plan (as described below), and if benefit accruals were continuing under the Pension Plan. Messrs. Stanley and Doleshek were the only NEOs who participated in the SERP in 2019. Mr. Stanley retired on January 14, 2019, and Mr. Doleshek's employment was terminated effective December 31, 2019.

Upon the Spin-off, the qualified and non-qualified retirement plan benefits for active QEP executives who participated in the Questar Retirement Plan and Questar SERP (Transferred SERP Participants) were transferred to the Pension Plan and SERP, respectively. Their qualified benefits under the Pension Plan were frozen as of June 30, 2010. All pension benefits earned after June 30, 2010, for Transferred SERP Participants are accrued in the SERP. Benefits in the SERP are calculated as follows: the total retirement benefit based on the benefit formula under the Pension Plan (including compensation in excess of the IRS limit and any deferred compensation and assuming benefits were continuing to accrue), less the (frozen) benefit payable to the participant under the Pension Plan.

2019 Pension Benefits Table

Name[1]	Plan	Number of Years Credited Service (#)		Present Value of Accumulated Benefit[3,4,5] ($)	Payments During Last Fiscal Year ($)
Charles B. Stanley	Pension Plan	8.5	[2]	542,428	27,273
	SERP	17.0		9,803,436	0
Richard J. Doleshek	Pension Plan	1.0	[2]	73,165	0
	SERP	11.0		5,022,427	0

1.
Mr. Stanley retired on January 14, 2019, and Mr. Doleshek departed the Company on December 31, 2019, and is eligible to begin receiving benefits in 2020. Messrs. Woosley, Redman, Torgerson and Tommerup were not participants in either the Pension Plan or the SERP, as they joined the Company after the Pension Plan was closed to new participants.

2.	This number reflects years of service before participation in the Pension Plan was frozen.

3.
The NEOs' accrued retirement plan benefits as of June 30, 2010, are frozen. Instead of continued participation in the Pension Plan, the NEOs accrue all future benefits after June 30, 2010, in the SERP.

4.
The increase in the net present values is larger this year compared to the increase last year primarily due to the fact that both participants have terminated and will receive additional early retirement subsidies that were not reflected in prior years.

5.
The actual value of accumulated benefits for each NEO is based on the individual participant elections and benefit commencement date. The calculation above and the calculation for the change in pension value and nonqualified deferred compensation earnings in the "Summary Compensation Table" above use the following assumptions for each NEO:

Assumption	Pension Plan	SERP
Retirement Age	Actual participant commencement date	Actual participant commencement date
Marital Status	Actual (married)	Actual (married)
Form of Payment	100% J&S Annuity	100% J&S Annuity
Discount Rate	3.3% as of 12/31/19	2.1% as of 12/31/19, with a SERP lump sum discount rate of 2.53% for Mr. Stanley and 1.85% for Mr. Doleshek
Mortality	PRI-2012 "Healthy Annuitants" sex-distinct tables without collar adjustments, projected forward with generational projections using MP-2019	1983 Gross Annuity Mortality Table (Unisex)
Pre-retirement Decrements[a]	N/A	N/A

a.	All participants are inactive as of the measurement date.

Savings Plans

Employee Investment Plan (401(k) Plan)

QEP offers its employees, including its NEOs, the opportunity to make both tax-deferred and Roth after-tax contributions to the 401(k) Plan, plus any catch-up contributions, if eligible. The IRS 401(k) maximum combined tax-deferred and Roth contribution limit was $19,000 for 2019. The catch-up maximum contribution limit for participants who turned age 50 or older during the Plan year was $6,000 for 2019.

The Company makes contributions that match employee contributions that are determined in two ways. Participants who did not accrue any benefit at any time during the 401(k) Plan year under the SERP received an employer matching contribution equal to 100% of the participant's contributions up to 8% of their eligible compensation for the year ended December 31, 2019. Participants who did accrue benefits under the SERP received an employer matching contribution equal to 100% of a participant's contribution up to 6% of their eligible compensation for the year ended December 31, 2019.

The employee deferrals and employer contributions are invested, as directed by the participant, in mutual funds or QEP common stock.

Deferred Compensation Wrap Plan

QEP allows officers, along with certain other key employees, to defer the receipt of compensation under the Deferred Compensation Wrap Plan. The Deferred Compensation Wrap Plan includes both a deferred compensation program and a 401(k) supplemental program.

Deferred Compensation Program of the Deferred Compensation Wrap Plan
This program allows officers and certain key employees to defer taxable income and provide for future financial needs. Eligible employees currently may defer up to 50% of base salary and up to 100% of their annual cash incentives, payouts on PSUs and restricted stock grants pursuant to this program. Base salary and annual cash incentive amounts deferred under this program are eligible for discretionary Company matching contributions, and the Company has generally matched such contributions at the same rate as in the 401(k) Plan.

401(k) Supplemental Program of the Deferred Compensation Wrap Plan
This program allows NEOs and certain key employees whose compensation exceeds the IRS limit on compensation that may be taken into account for qualified plan purposes ($280,000 in 2019) to defer up to 8% of their base salaries and annual cash incentives in excess of the IRS limit for those employees who are not eligible for the SERP and up to 6% for those employees who are eligible for the SERP. The Company provides a matching contribution on this deferred amount as if that amount had been contributed to the 401(k) Plan.

Gains and losses on the deferred amounts are tracked against participant-selected investments. Participants select their investments from a variety of investment options, including QEP phantom stock and an array of mutual funds.

2019 Nonqualified Deferred Compensation

Name (a)	Executive Contributions in Last FY1,2 ($) (b)	Company Contributions in Last FY3 ($) (c)	Aggregate Earnings in Last FY4 ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE[5] ($) (f)
Timothy J. Cutt	—	—	—	—	—
Richard J. Doleshek	52,510	52,510	520,352	—	2,871,919
Christopher K. Woosley	54,616	47,992	116,591	—	663,974
Joseph T. Redman	53,979	31,899	144,516	—	723,036
Charles B. Stanley	5,000	300	1,001,459	639,200	5,026,832
Jim E. Torgerson	—	—	64,881	449,009	3,711,094
Jeffery R. Tommerup	152,450	19,687	99,866	—	637,749

1.
The NEOs automatically participate in the QEP 401(k) Supplemental Program of the Deferred Compensation Wrap Plan when their compensation exceeds the IRS limit, unless they decline participation (Mr. Cutt declined participation in 2019). For those who do not participate in our Pension Plan (Messrs. Woosley, Redman, Torgerson and Tommerup), 8% of qualified compensation in excess of the IRS limit is automatically contributed pursuant to the QEP 401(k) Supplemental Program and NEOs receive an employer match of 8% as if contributed to the 401(k) Plan. For those who do participate in our Pension Plan, the contribution and match amount is 6%. Mr. Stanley and Mr. Torgerson did not participate because their compensation did not exceed the IRS limit prior to their departures from the Company.

2.
In 2019, Messrs. Woosley, Redman, Stanley and Tommerup each deferred compensation under the Deferred Compensation Program of the Deferred Compensation Wrap Plan. Amounts deferred receive the same applicable employer match as if contributed to the 401(k) Plan.

3.	Amounts contributed by the Company pursuant to the Deferred Compensation Wrap Plan are included in the All Other Compensation column (i) of the "Summary Compensation Table" above.

4.	Aggregate earnings are not included in the "Summary Compensation Table" above because they do not consist of any above-market or preferential earnings.

5.
Due to a payroll coding error, certain federal employment taxes were not withheld with respect to amounts deferred under our Deferred Compensation Plan from 2011 through 2016. The employment tax error with respect to 2013 through 2016 was corrected in 2017. The Company will pay the employee and employer shares of the employment taxes for 2011 and 2012 and an additional amount to account for income taxes with respect to the payment of the employee shares when distributions under the Deferred Compensation Plan are made in the future. The aggregate balances shown in the table as of December 31, 2019, exclude the following estimated amounts payable by the Company for such payments: Doleshek - $31,481; Woosley - $1,109; Redman - $1,189; Stanley - $57,459; Torgerson - $10,785; and Tommerup - $5,616.

Potential Payments Upon Termination or Change in Control

Change in Control: Executive Severance Plan

Pursuant to the Executive Severance Plan (the CIC Plan), each of our executives is entitled to certain severance benefits if he or she is terminated for any reason other than for "Cause," death or disability, or if the executive terminates employment for "Good Reason," at any time following consummation of a change of control and prior to the third anniversary thereafter (a "Qualifying Termination").

Assuming there is a Qualifying Termination within three years after a change in control, the severance benefits upon termination under the CIC Plan include the following:

•
A cash severance payment equal to 3x (in the case of Mr. Cutt and effective January 1, 2020, Mr. Woosley was promoted to EVP and eligible for 3x) or 2x (in the case of the other NEOs) the sum of annual base salary and the average of the AIP award the executive actually received for the three fiscal years prior to the change in control[1];

•	A prorated award from the AIP for the year of termination;

•	Accelerated vesting of PSUs granted under the CIP, paid out based on the greater of actual performance through the date of the change in control and actual performance through the date of termination;

•	Equity incentive awards under the LTSIP and LTIP will vest in full;

•
For Pension Plan participants, a payment representing the difference between the net present value of the benefits under the Pension Plan and the SERP calculated at the time of their termination (retirement benefit), and the retirement benefit with two additional years of credited service; and

•
Continuation of medical, dental and vision insurance coverage, basic and supplemental life insurance, and accidental death or dismemberment and disability coverage under current employee plans for two years (three years, in the case of Mr. Cutt and effective January 1, 2020, Mr. Woosley was promoted to EVP and eligible for three years) at no cost to the executive.

Under the CIC Plan, a change in control is deemed to have occurred if:

(i)
Any person (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company, is or becomes the beneficial owner (as such term is used in Rule 13d-3 under the Exchange Act) of securities of the Company representing 30% or more of the combined voting power of the Company;

(ii)
The following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, as of June 30, 2010, constitute the Company's Board of Directors and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company's shareholders was approved or recommended by a vote of at least two-thirds of the directors then still in office who either were directors on June 30, 2010, or whose appointment, election or nomination for election was previously so approved or recommended;

(iii)
The Company's shareholders approve a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 60% of the combined voting power of the securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation, or a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company's then outstanding securities; or

(iv)
The Company's shareholders approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets, other than a sale or disposition by the Company of all or substantially all of the Company's assets to an entity, at least 60% of the combined voting power of the voting securities of which are owned by the shareholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale. A change in control, however, shall not be considered to have occurred until all conditions precedent to the transaction, including but not limited to, all required regulatory approvals have been obtained.

Under the CIC Plan, "Good Reason" means any of the following events or conditions that occur without the participant's written consent and remain in effect after notice has been provided by the participant to the Company of such event and the expiration of a 30-day cure period:

(i)	A material diminution in the participant's annual base salary, target bonus under the AIP or LTI award opportunity under the CIP or LTIP;

(ii)	A material diminution in the participant's authority, duties or responsibility;

(iii)
A material diminution in the authority, duties or responsibilities of the supervisor to whom the participant is required to report, including a requirement that a participant report to a corporate officer or employee instead of reporting directly to the Board;

(iv)	A material diminution in the budget over which the participant retains authority;

(v)	A material change in the geographic location at which the participant performs services; or

(vi)	Any other action or inaction that constitutes a material breach by an employer of the participant's employment agreement (if any).

Under the CIC Plan, "Cause" means (i) the willful and continued failure of the participant to substantially perform the participant’s duties (other than any such failure resulting from incapacity due to physical or mental illness), following written demand for substantial performance delivered to the participant by the Board or the CEO; or (ii) the participant willfully engaging in conduct which is materially injurious to the Company.

1For executives with fewer than 3 years of AIP award payments, the AIP component will be the average of the years the executive received an AIP payout or target AIP if the executive has not previously received an AIP award payment.

2018 Executive Severance Program

In February 2018, our Board approved an executive severance program in conjunction with the 2018 Strategic Initiatives. Pursuant to this program, each of the Company's named executive officers executed Severance Participation Letters. These letter agreements provide that in the event the executive's employment with the Company is terminated without Cause or the executive resigns his or her employment for Good Reason (as such terms are defined in the Severance Participation Letters), and such termination or resignation occurs prior to September 30, 2020, the executive will be entitled to receive certain severance payments and benefits, subject to the execution and non-revocation of a release of claims agreement containing, among other terms, confidentiality and non-solicitation restrictions, and other customary conditions. See "Compensation Discussion and Analysis - Compensation Elements - 2018 Executive Severance Program" above.

The severance benefits payable under the Severance Participation Letters are in lieu of any other severance entitlements applicable to the participating executives, provided that in the event a change in control of the Company occurs during the term of the Severance Participation Letters, the executives will not receive the benefits under the Severance Participation Letters and will instead be eligible to receive the benefits provided under the CIC Plan discussed above.

Payments Upon Termination

The following table sets forth the estimated payments due to active NEOs under various termination scenarios and as reviewed by the Compensation Committee, assuming the termination occurred on December 31, 2019. The table generally does not include amounts due to all salaried employees upon termination, such as any accrued paid time off. There are no amounts payable in connection with a resignation or a termination for Cause; accordingly, no amounts are shown for these scenarios. Benefits under the 2018 Executive Severance Program are subject to the execution and non-revocation of a release of claims agreement containing, among other terms, confidentiality and non-solicitation restrictions, and other customary conditions.

Compensation Component	Death or Disability	Retirement[1]	Termination Without Cause or Voluntary Termination for Good Reason	Qualifying Termination Within 3 Years After a Change in Control[2]
Plan Providing for Payment	LTSIP/LTIP/CIP	LTSIP/LTIP/CIP	2018 Executive Severance Program	Executive Severance Plan
Cash Severance	N/A	N/A	(i) 1.5-2.5x sum of base salary + target annual incentive (ii) Cash payment representing 24 months of COBRA premiums	(i) 2-3x base salary + 2-3x three-year average annual incentive paid[3] (ii) Cash payment representing 2-3 years of COBRA premiums
Annual Incentive	Prorated award	Prorated award	Prorated award	Prorated award
Equity Awards (Restricted Stock and Stock Options)	Accelerated vesting of all unvested awards	Forfeit unvested equity	Accelerated vesting of all unvested awards	Accelerated vesting of all unvested awards
Performance Share Units	Prorated award based on performance through the end of the performance period	Prorated award based on performance through the end of the performance period	Accelerated vesting and payment of all unvested awards based on actual performance, period-to-date (termination)	Accelerated vesting and payment of all unvested awards based on actual performance period-to-date (CIC)

Compensation Component	Death or Disability	Retirement[1]	Termination Without Cause or Voluntary Termination for Good Reason	Qualifying Termination Within 3 Years After a Change in Control[2]
Retirement Benefits	(4)	(4)	(4)	(4)

Mr. Cutt
Cash Severance	—	—	$3,750,642	$4,509,742
Annual Incentive	$750,000	N/A	$750,000	$750,000
Equity Awards	$961,997	—	$961,997	$961,997
PSUs	$340,481	N/A	$1,021,442	$1,021,442
Retirement Benefits[4]	—	—	—	—
Total	$2,052,478	N/A	$6,484,081	$7,243,181

Mr. Woosley
Cash Severance	—	—	$1,174,243	$1,673,026
Annual Incentive	$329,600	N/A	$329,600	$329,600
Equity Awards	$666,495	—	$666,495	$666,495
PSUs	$385,341	N/A	$682,479	$682,479
Retirement Benefits[4]	—	—	—	—
Total	$1,381,436	N/A	$2,852,817	$3,351,600

Mr. Redman
Cash Severance	—	—	$1,004,620	$1,226,301
Annual Incentive	$247,055	N/A	$247,055	$247,055
Equity Awards	$671,400	—	$671,400	$671,400
PSUs	$211,008	N/A	$506,975	$506,975
Retirement Benefits[4]	—	—	—	—
Total	$1,129,463	N/A	$2,430,050	$2,651,731

1.
Employees must be at least 55 years of age and have 10 years of service to be eligible for retirement. As of December 31, 2019, Mr. Cutt, Mr. Woosley and Mr. Redman were not yet eligible for retirement. Component with "N/A" indicates that the NEO is not yet eligible for retirement and a zero value indicates that particular component is not part of retirement treatment.

2.	A "Qualifying Termination" under the CIC Plan refers to a termination of the executive's employment by QEP without Cause or by the executive for Good Reason.

3.
For executives with fewer than 3 years of AIP award payments, the AIP component will be the average of the years the executive received an AIP payout or target AIP if the executive has not previously received an AIP award payment.

4.
Upon any triggering event each of the NEOs is eligible for benefits under the Deferred Compensation Wrap Plan. See the "Savings Plans - 2019 Nonqualified Deferred Compensation" table above for an estimated value of such benefits.

The following NEOs terminated employment with the Company during 2019 and received payments upon termination as described below:

Mr. Doleshek and the Company agreed to terms regarding his termination without Cause, and he received severance pursuant to the terms of his Separation and Release Agreement, which included severance payments and benefits that were less than his severance entitlements under the Severance Participation Letter executed in February 2018. Upon his termination on December 31, 2019, Mr. Doleshek received compensation totaling as follows:

a.
$1,492,843 of cash severance, which includes $1,131,000 of severance, $61,843 for the value of 24 months of COBRA premium payments and $300,000 in lieu of any enhancement to the amounts payable under the Retirement Plan and the SERP

b.	$1,102,842 for the value of the accelerated vesting of 245,076 shares of restricted stock

c.	$973,881 for the payout on 341,858 PSUs
In addition, Mr. Doleshek is entitled to receive payment under the Company’s Annual Incentive Program.

Mr. Doleshek was also eligible for benefits under the Pension Plan, the SERP and the Deferred Compensation Wrap Plan. See the "Retirement Plans - 2019 Pension Benefits" and the "Savings Plans - 2019 Nonqualified Deferred Compensation" tables above for an estimated value of such benefits.

Mr. Stanley received benefits similar to those described in his Severance Participation Letter executed in February 2018, as a result of the circumstances around his retirement and in light of his contributions to the Company during his tenure. Upon his retirement on January 14, 2019, Mr. Stanley received compensation totaling $14,461,488 as follows:

a.
$5,829,333 of cash severance, which includes $4,462,500 of severance equal to 2.5 times 2018 base salary and target annual incentive, $87,779 for the value of 36 months of COBRA premium payments and $1,279,054 for the value of two additional years of services credit under the SERP

b.	$2,873,450 for the value of the accelerated vesting of 336,076 shares of restricted stock

c.	$5,758,705 for the payout on 580,961 PSUs
Mr. Stanley was eligible for benefits under the Pension Plan, the SERP and the Deferred Compensation Wrap Plan. See the "Retirement Plans - 2019 Pension Benefits" and the "Savings Plans - 2019 Nonqualified Deferred Compensation" tables above for an estimated value of such benefits. Mr. Stanley received no incentive compensation or severance for January 1-14, 2019.

Mr. Torgerson's employment was terminated without Cause and he received severance pursuant to the terms of his Severance Participation Letter executed in February 2018. Upon his termination, Mr. Torgerson received compensation totaling $6,083,542 as follows:

a.
$1,980,575 of cash severance, which includes $1,506,375 of severance equal to 1.5 times 2018 base salary and target annual incentive, $57,533 for the value of 24 months of COBRA premium payments and $416,667 of prorated retention bonus

b.	$1,389,938 for the value of the accelerated vesting of 163,330 shares of restricted stock

c.	$2,713,029 for the payout on 268,900 PSUs
Mr. Torgerson was eligible for benefits under the Deferred Compensation Wrap Plan. See the "Savings Plans - 2019 Nonqualified Deferred Compensation" table above for an estimated value of such benefits.

Mr. Tommerup's employment was terminated without Cause and he received severance pursuant to the terms of his Severance Participation Letter executed in February 2018. Upon his termination, Mr. Tommerup received compensation totaling $1,959,637 as follows:

a.
$1,003,216 of cash severance, which includes $808,800 of severance equal to 1.5 times 2018 base salary and target annual incentive, $134,800 of prorated annual incentive, $39,616 for the value of 24 months of COBRA premium payments and $20,000 of prorated retention bonus

b.	$368,494 for the value of the accelerated vesting of 97,228 shares of restricted stock

c.	$587,927 for the payout on 70,673 PSUs
Mr. Tommerup was eligible for benefits under the Deferred Compensation Wrap Plan. See the "Savings Plans - 2019 Nonqualified Deferred Compensation" table above for an estimated value of such benefits.

CEO Pay Ratio

The SEC requires disclosure of the CEO to median employee pay ratio. Mr. Cutt's 2019 total compensation was $5,959,741 as reported in the "Summary Compensation Table." Our median employee's total compensation for 2019 was $211,619. As a result, Mr. Cutt's total compensation for 2019 was approximately 28 times that of our median employee's total compensation.

In determining our median employee, we defined compensation using a consistently applied compensation measure to include annualized base salary plus any additional wages (e.g. overtime earnings), annual incentive paid and grant date fair value of long-term incentives. We determined a new median employee for 2019, rather than using the same median employee from 2018, because our employee population has changed as a result of our 2018 Strategic Initiatives and 2019 Strategic Alternatives. We determined our median employee based on our employee population (including part-time employees) as of December 1, 2019, which is within the last three months of our fiscal year.

Median employee total compensation increased in 2019, as compared with 2018, due to the timing of payments of targeted retention bonuses in place due to 2018 Strategic Initiatives and 2019 Strategic Alternatives, which were payable to non-executives in 2019. As a result of increased median employee total compensation and the appointment of Mr. Cutt as President and CEO at a lower target compensation package than our prior CEO, the ratio between CEO and median employee pay is 18% lower in 2019 as compared with 2018.

DIRECTOR COMPENSATION

Non-employee directors receive a combination of cash and stock-based compensation designed to attract and retain qualified candidates to serve on our Board. In setting director compensation, our Board considers the significant amount of time that directors spend in fulfilling their duties to our Company and our shareholders as well as the skill level required by our directors. The Compensation Committee is responsible for determining the type and amount of compensation for independent directors. The Compensation Committee engaged its independent compensation consultant, Meridian Compensation Partners, LLC, to assist in the annual review of director compensation with a view to provide a pay program that compensates non-employee directors near the median of our peers by providing benchmark compensation data and recommendations for compensation program design. Employee directors are not separately compensated for their service on the Board. Therefore, Mr. Cutt has been omitted from the Director Compensation Table.

Similar to our executive officers, our independent directors are subject to stock ownership guidelines to align their interests with those of our shareholders. Pursuant to these guidelines, each independent director is expected to own stock worth a minimum of five times his or her annual cash compensation. As of December 31, 2019, all of our independent directors were in compliance with these guidelines.

Retainer and Meeting Fees

The table below describes the director compensation program for 2019. As a result of the 2018 Strategic Initiatives and 2019 Strategic Alternatives, the Annual Restricted Stock Grant for directors was reduced from $200,000 to $180,000, or 10%. The Board announced in late 2018 the separation of the roles of Chair of the Board and Chief Executive Officer and eliminated the Lead Director role and retainer. The Additional Chair of the Board Retainer of $30,000 replaced the Additional Lead Director Retainer of $25,000 and an Additional Chair of the Board Annual Restricted Stock Grant of $40,000 was implemented. All other retainer and meeting fees remained the same from 2018, including a per meeting fee that was again paid in 2019 for board meetings in excess of eight per year.

Type of Fee	Amount ($)
Annual Director Retainer	70,000
Additional Chair of the Board Retainer	30,000
Additional Audit Committee Chair Retainer	15,000
Additional Compensation Committee Chair Retainer	15,000
Additional Other Committee Chair Retainer	10,000
Annual Restricted Stock Grant	180,000
Additional Chair of the Board Annual Restricted Stock Grant	40,000
Per Meeting Fee (for board meetings in excess of eight per year)	1,500

Looking Ahead to 2020:
For 2020, the Annual Restricted Stock Grant for directors was reduced to $175,000 due to the strategic changes in the Company's size and focus on G&A expense as a result of the 2019 Strategic Alternatives review. Additionally, the per meeting fee for board meetings in excess of eight per year was restructured to include a $1,500 per meeting fee for in-person board meetings and a $750 per meeting fee for telephonic board meetings in excess of eight meetings per year.

Director Deferred Compensation Plan

Non-employee directors are eligible to participate in the QEP Resources, Inc. Deferred Compensation Plan for Directors (the Director Deferred Compensation Plan), which allows independent directors to defer compensation paid to them. Cash fees can be deferred as either QEP phantom stock or as a deemed investment in an array of mutual funds. Equity compensation can be deferred as QEP phantom stock. Directors are credited with earnings and dividends, if any, on the phantom stock. Payments of deferred compensation are made upon a director's cessation of board service, and a director may elect to have the payments made in cash or shares of QEP common stock.

Director Compensation Table

The table below sets forth total director compensation earned by each independent director during 2019.

Name	Fees Earned or Paid in Cash[1] ($)	Stock Awards[2] ($)	Total ($)
Phillips S. Baker, Jr.	85,000	180,003	265,003
Julie A. Dill[3]	93,750	180,003	273,753
Robert F. Heinemann[4]	100,000	180,003	280,003
Joseph N. Jaggers	17,500	45,002	62,502
Michael J. Minarovic	85,000	180,003	265,003
M. W. Scoggins[5]	91,250	180,003	271,253
Mary Shafer-Malicki[6]	90,833	180,003	270,836
William L. Thacker, III[7]	29,167	180,003	209,170
David A. Trice[8]	119,167	220,002	339,169
Barth E. Whitham	17,500	45,002	62,502

1.	Certain directors deferred director fees under the Director Deferred Compensation Plan as follows: Ms. Dill, $93,750; Dr. Scoggins, $91,250; and Mr. Thacker, $29,167.

2.
The dollar amount indicated for each of these restricted stock awards under the LTIP is the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, by multiplying the number of shares awarded by the QEP stock price on the date of grant. On March 1, 2019, all independent directors of QEP as of that date elected to defer their grant of QEP restricted stock and to receive phantom stock. The number of shares of restricted stock granted and deferred as phantom stock in 2019 and the outstanding aggregate phantom stock balances as of December 31, 2019, for each director were as follows:

Name	Number of Restricted Shares/Restricted Stock Units Issued in 2019 (#)	Number of Restricted Shares Deferred as Phantom Stock in 2019 (#)	Phantom Stock Balances as of 12/31/19 (#)
Phillips S. Baker, Jr.	—	22,699	106,104
Julie A. Dill	—	22,699	93,923
Robert F. Heinemann	—	22,699	92,159
Joseph N. Jaggers[a]	16,424	—	—
Michael Minarovic	—	22,699	55,842
M. W. Scoggins	—	22,699	211,633
Mary Shafer-Malicki	—	22,699	55,006
William L. Thacker, III[b]	—	22,699	—
David A. Trice	—	27,743	111,865
Barth E. Whitham[a]	—	16,424	16,518
a. Mr. Jaggers and Mr. Whitham were elected to the board on October 21, 2019, and received prorated annual board retainer and prorated stock awards. Mr. Whitham elected to defer his grant of QEP restricted stock and to receive phantom stock.
b. Mr. Thacker elected to receive a distribution of the full balance of his deferred compensation account and will not receive future distributions.

3.	Ms. Dill was appointed as our Audit Committee Chair in May 2019, and received a prorated committee chair retainer of $8,750 in addition to her annual board retainer of $70,000.

4.	In 2019, Dr. Heinemann served as our Compensation Committee Chair and received a committee chair retainer of $15,000 in addition to his annual board retainer of $70,000.

5.	Dr. Scoggins served as our Audit Committee Chair until May 2019, and received a prorated committee chair retainer of $6,250 in addition to his annual board retainer of $70,000.

6.
Ms. Shafer-Malicki was appointed as our Governance and Social Responsibility Committee Chair in May 2019, and received a prorated committee chair retainer of $5,833 in addition to her annual board retainer of $70,000.

7.
Mr. Thacker retired from the board on May 15, 2019, and received a prorated portion of his annual cash retainer. The board accelerated the vesting of his 22,699 shares of unvested deferred phantom stock, which was valued at $175,009 on the date of acceleration.

8.
Mr. Trice served as our Governance and Social Responsibility Committee Chair until May 2019, and received a prorated committee chair retainer of $4,167 in addition to his Chair of the Board retainer of $30,000 and his annual board retainer of $70,000.

EQUITY COMPENSATION PLAN INFORMATION

In 2018, QEP's Board and QEP's shareholders approved the QEP Resources, Inc. 2018 Long-Term Incentive Plan (LTIP), which replaces the 2010 Long-Term Stock Incentive Plan (LTSIP). As of December 31, 2019, shares of our common stock are authorized for issuance to directors, officers, employees and consultants under the LTIP. All outstanding awards relate to our common stock.

Plan Category	Number of Shares of Common Stock to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Shares of Common Stock Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (#)
	(a)	(b)	(c)
Equity Compensation Plans Approved by Shareholders	1,802,387	$20.87	8,277,466
Equity Compensation Plans Not Approved by Shareholders	—	—	—
Total	1,802,387	$20.87	8,277,466

ITEM NO. 2 – ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with Section 14A of the Exchange Act, and as a matter of good corporate governance, we are seeking a non-binding advisory vote from shareholders to approve the compensation awarded to our NEOs as described in the "Compensation Discussion and Analysis" section of this Proxy Statement.

Currently, we seek the advisory vote of our shareholders to approve the compensation of our NEOs annually.

The Company has adopted comprehensive executive compensation programs. This Proxy Statement discloses material information regarding the compensation of the Company's NEOs so that shareholders can evaluate the Company's approach to compensating its executives. The Company and the Compensation Committee continually monitor executive compensation programs and adopt changes to reflect the dynamic marketplace in which the Company competes for talent, as well as general economic, regulatory and legislative developments affecting executive compensation and to be responsive to the concerns of our shareholders.

We expanded our shareholder outreach program in 2015 and continued that program in 2016, 2017, 2018 and 2019 in order to stay informed of our shareholders' views on our executive compensation. Our 2019 outreach included contacting shareholders representing more than 75% of our outstanding shares as of June 30, 2019, and speaking with representatives of shareholders representing over 48% of our outstanding shares as of June 30, 2019, including seven of our 10 largest shareholders. The feedback received from these conversations has been shared with our Compensation Committee and Board for consideration in our response to the 2019 Say on Pay Vote and when making future executive compensation decisions. Receiving feedback from our shareholders is important to us, and we will continue our shareholder engagement program. Please refer to the "Compensation Discussion and Analysis" section of this Proxy Statement for a detailed discussion of the Company's response to the 2019 Say on Pay Vote and the Company's executive compensation practices and philosophy.

You have the opportunity to vote "for," "against" or "abstain" from voting on the following resolution relating to executive compensation:

RESOLVED, that the holders of QEP Resources, Inc. common stock approve the compensation of the Company's executives as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Compensation Tables and related material disclosed in this Proxy Statement.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our NEOs as disclosed in this Proxy Statement in accordance with the SEC's compensation disclosure rules. The vote is advisory, which means that it is not binding on the Company, our Board or the Compensation Committee. To the extent there is any significant vote against our executive compensation as disclosed in this Proxy Statement, our Compensation Committee will evaluate whether any actions are necessary to address the concerns of shareholders.

This proposal will be approved on an advisory basis if it receives the affirmative vote of a majority of the shares represented and entitled to vote either in person or by proxy. As noted earlier in this Proxy Statement, broker non-votes will not affect the outcome of this proposal, and abstentions will be equivalent to a vote against this proposal.

The Board recommends that you vote FOR this proposal.

ITEM NO. 3 – RATIFICATION OF OUR INDEPENDENT AUDITOR

On October 21, 2019, the Company dismissed PricewaterhouseCoopers LLP (PwC) as the Company’s independent registered accounting firm, effective upon completion of their audit of the Company’s consolidated financial statements for the year ended December 31, 2019. This decision was approved by the audit committee of the Company's Board of Directors.

The reports of PwC on the Company's consolidated financial statements for the years ended December 31, 2019, 2018 and 2017 did not contain any adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

During the fiscal years ended December 31, 2019, 2018 and 2017, and through February 26, 2020, there were no (i) disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to their satisfaction, would have caused them to make reference to the subject matter of the disagreement in connection with their report, or (ii) reportable events (as described in Item 304(a)(1)(v) of Regulation S-K).

The Company has provided PwC with a copy of the above disclosures, and PwC has furnished the Company with letters dated October 23, 2019 and March 4, 2020 addressed to the Securities and Exchange Commission (SEC) stating that it agrees with the statements made above. A copy of PwC’s letter, dated October 23, 2019, is attached as Exhibit 16.1 to the Company’s Current Report on Form 8-K filed on October 23, 2019. A copy of PwC's letter, dated March 4, 2020, is attached as Exhibit 16.1 to the Company's Current Report on Form 8-K filed on March 4, 2020.

The Audit Committee and the Company conducted a request for proposal process and notified Deloitte & Touche LLP (Deloitte) that the Company intended to engage Deloitte as the Company’s new independent registered public accounting firm for the Company’s fiscal year ending December 31, 2020. The engagement was formalized upon the completion of PwC’s audit of the Company’s consolidated financial statements as of and for the year ended December 31, 2019.

During the fiscal years ended December 31, 2019, 2018 and 2017, and through February 26, 2020, neither the Company nor anyone on its behalf consulted Deloitte regarding either (i) the application of accounting principles to any specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements; or (ii) any matter that was either the subject of a disagreement (as described in Item 304(a)(1)(iv) of Regulation S-K) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

The Audit Committee approved the engagement of Deloitte as the Company's independent registered public accounting firm for the year ending December 31, 2020. We are asking shareholders to ratify the selection of Deloitte. Although ratification is not required by our Bylaws or otherwise, the Board is submitting the selection of Deloitte for ratification because we value shareholder views on the Company's independent registered public accounting firm. In the event that shareholders fail to ratify the selection, our Audit Committee will consider the selection of a different firm. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of our Company and shareholders.

Representatives of Deloitte will be present at the Annual Meeting to answer appropriate questions. They also will have the opportunity to make a statement if they desire to do so.

Audit Fees

Aggregate fees for professional services rendered for the Company by PwC for the years ended December 31, 2018 and 2019 were:

Type of Fees	2018	2019
Audit Fees[1]	$1,147,000	$1,290,000
Audit-Related Fees[2]	$1,088,000	—
Tax Fees	—	—
All Other Fees[3]	$5,000	$5,000
Total	$2,240,000	$1,295,000

1.
Audit fees are for the audit of the Company's consolidated financial statements included in the Form 10-K, including the audit of the effectiveness of the Company's internal controls over financial reporting and the reviews of the Company's financial statements included in the Form 10-Q, and review of the Company's other filings with the SEC.

2.	Audit-related fees in 2018 relate to the work performed for the carve-out audits and for work associated with the adoption of Accounting Standard Updates and various registration statements.

3.	All other fees relate to consultation and licenses for accounting research software.

The Audit Committee has concluded that the provisions of the tax services and other fees are compatible with maintaining PwC's independence.

Preapproval Policy

The Audit Committee has adopted procedures for preapproving all audit and non-audit services provided by its independent registered public accounting firm. These procedures include reviewing fee estimates for audit services and permitted recurring non-audit services and authorizing the Company to execute letter agreements setting forth such fees. Audit Committee approval is required for any services to be performed by the independent registered public accounting firm that are not specified in the letter agreements. We have delegated approval authority to the Chair of the Audit Committee, but any exercises of such authority are reported to the Audit Committee at the next meeting. All fees paid to PwC for the years ended December 31, 2018 and 2019 were preapproved by the Audit Committee in accordance with this policy.

The Board recommends that you vote FOR the ratification of the selection of Deloitte as our independent registered public accounting firm.

ITEM NO. 4 – APPROVAL OF AMENDMENT TO OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

We are asking that shareholders approve an amendment to our Certificate of Incorporation to effect, at the discretion of our Board:

•
a reverse split of our common stock, whereby each outstanding ten, fifteen, twenty, twenty-five, thirty, thirty-five or forty shares would be combined, converted and changed into one share of our common stock; and

•	a proportionate reduction in the number of authorized shares of our common stock.

The form of proposed amendment to our Certificate of Incorporation was approved by our Board, subject to shareholder approval, on March 21, 2020 and is set forth in Appendix B to this proxy statement. Our Board believes that shareholder approval of these seven alternative reverse stock split ratios and proportionate reductions in the number of authorized shares of our common stock provides our Board with maximum flexibility to act in our best interest and in the best interest of our shareholders.

The proposed amendment to our Certificate of Incorporation will also result in a proportionate reduction of the total number of shares of common stock that we are authorized to issue as illustrated in the table under the caption “-Effects of a Reverse Stock Split and Reduction in Authorized Common Stock-Reduction in Stated Capital.” See “-Effects of a Reverse Stock Split and Reduction in Authorized Common Stock-Reduction in Stated Capital” for the number of shares of common stock authorized, but not outstanding or reserved that will remain available for issuance immediately following the effectiveness of the reverse stock split and the reduction in authorized shares of common stock. We do not have any current plans, proposals or understandings that would require the use of any additional shares of our common stock which would be authorized, but not issued or reserved for issuance, following any reverse stock split.

Upon shareholder approval of the proposed amendment, our Board will have the authority to effect a reverse stock split and the corresponding reduction in authorized common stock in its sole discretion until our 2021 Annual Meeting and without further shareholder action. The actual reverse stock split ratio and corresponding reduction in the number of authorized shares of our common stock will be selected among the above alternatives by our Board. Even if approved by our shareholders, our Board reserves the right to not effect any reverse stock split and corresponding reduction in authorized common stock if it does not deem it to be in our best interest or in the best interest of our shareholders. Our Board’s decision as to whether, when and pursuant to which of the above alternatives to effect a reverse stock split and corresponding reduction in authorized common stock will be based on a number of factors, including prevailing market conditions, the existing market price of our common stock, the likely effect of a reverse stock split on the market price of our common stock, the listing standards of the NYSE and the number of shares of our common stock which would be authorized but not issued or reserved for issuance.

If our Board elects to effect a reverse stock split and the corresponding reduction in authorized common stock following shareholder approval, the number of issued and reserved shares of our common stock would be reduced in proportion to the reverse stock split ratio selected by our Board from among the above alternatives. Except for any adjustments for fractional shares as described below, our shareholders will hold the same percentage of our outstanding common stock immediately following the reverse stock split as such shareholders held immediately prior to the reverse stock split. Any reverse stock split will not change the relative voting power of our shareholders and will affect all of our shareholders uniformly.

The alternative reverse stock splits are not being proposed in response to any effort of which we are aware to accumulate shares of our common stock or obtain control of our company, nor does it represent a plan by our management to recommend a series of similar actions to our Board or our shareholders. Our Board believes that, should the appropriate circumstances arise, effecting a reverse stock split will provide benefits to us and our shareholders in a number of ways by increasing the per share market price of our common stock, including:

Meeting Continued NYSE Listing Requirements. Our common stock trades on the NYSE, which has qualitative and quantitative listing criteria, including a requirement that our Common Stock maintain an average closing price of at least $1.00 per share over a consecutive 30-trading day period.

Improving the Perception of Our Common Stock as an Investment Security. We have been advised that lower-priced stocks have a perception in the investment community as being risky and speculative, which may negatively impact not only the price of our common stock, but also our market liquidity. Per share market price is frequently used as a proxy for "quality" and lower-priced stocks are often considered to be of lower investing quality and less desirable relative to stocks with higher share prices. We believe that a higher per share market price will increase the perceived quality and appeal of our common stock for investment purposes.

Appealing to a Broader Range of Investors. Many institutional investors have policies prohibiting them from holding lower-priced stocks in their portfolios. Many brokerage firms also have policies discouraging individual brokers from recommending lower-priced stocks to their customers or restricting or limiting the ability to purchase such stocks on margin. Investors may also be dissuaded from purchasing lower-priced stocks because the brokerage commissions, as a percentage of the total transaction value, tend to be higher for such lower-priced stocks. Each of these market dynamics has the effect of reducing the number of potential purchasers of our common stock, and we believe that a higher per share market price will increase the number of such potential purchasers.

Reasons for Reduction in Authorized Common Stock

As a matter of Delaware law, effecting a reverse stock split does not require a change in the number of authorized shares of our common stock. However, if stockholders adopt and approve the proposed amendment to our Certificate of Incorporation to effect the reverse stock split and corresponding reduction in our authorized common stock and the reverse stock split is implemented, the authorized number of shares of our common stock also would be reduced as set forth under “-Effects of a Reverse Stock Split and Reduction in Authorized Common Stock-Reduction in Stated Capital” below. Our Board has determined to reduce the authorized number of shares of common stock in proportion to the reverse stock split ratio. Except for the issuance of shares already approved by stockholders under the Company’s incentive compensation plans, the Company does not have any current plans for use of the Company’s common stock available for issuance.

Effects of a Reverse Stock Split and Reduction in Authorized Common Stock

Upon shareholder approval of the proposed amendment and the election by our Board to effect a reverse stock split and the corresponding reduction in our authorized common stock, our issued and outstanding shares of common stock would decrease in accordance with the applicable reverse stock split ratio and the market value per share of our common stock would be expected to increase. The reverse stock split would be effected simultaneously for all of our common stock, and the reverse stock split ratio would be the same for all shares of common stock. The reverse stock split would affect all of our shareholders uniformly and would not affect any shareholder’s percentage ownership interests in our company, except to the extent that it results in a shareholder receiving cash in lieu of fractional shares. A reverse stock split would not affect the relative voting or other rights that accompany the shares of our common stock, except to the extent that it results in a shareholder receiving cash in lieu of fractional shares. Shares of common stock issued pursuant to a reverse stock split would remain fully paid and non-assessable. The reverse stock split would not affect our securities law reporting and disclosure obligations, and we would continue to be subject to the periodic reporting requirements of the Exchange Act.

In addition to the decrease in the number of shares of our common stock issued and outstanding and the expected increase in the market value per share of our common stock, a reverse stock split and the corresponding reduction in authorized common stock would have the following additional effects:

Adjustment to Number of Shares of Common Stock Issuable under Equity Incentive and Deferred Compensation Plans. A reverse stock split would reduce the number of shares of common stock issuable pursuant to outstanding awards under the LTIP and the LTSIP and outstanding phantom shares under our Deferred Compensation Plan, in each case in proportion to the applicable reverse stock split ratio. A reverse stock split would also proportionately reduce the number of shares of common stock subject to performance share units that are outstanding under the CIP, and the number of shares of common stock available for future issuance under the LTIP. As of March 19, 2020, there were (i) 6,619,247 shares of restricted stock and 1,497,224 shares of common stock subject to stock options, in each case that were outstanding under the LTIP and the LTSIP, and phantom shares covering approximately 1,616,205 shares of common stock outstanding under our Deferred Compensation Plan, (ii) 2,496,762 shares of common stock subject to performance share units outstanding under the CIP (assuming target level performance), and (iii) 3,735,160 shares of common stock available for future issuance under the LTIP. A reverse stock split will also effect a proportionate increase in the exercise price applicable to outstanding stock options.

Effect on Par Value. The proposed amendment to our amended and restated certificate of incorporation will not affect the par value of our common stock, which will remain at $0.01.

Reduction in Stated Capital. As a result of the contemplated reverse stock split, the stated capital on our balance sheet attributable to our common stock, which consists of the par value per share of our common stock multiplied by the aggregate number of shares of our common stock issued and outstanding, will be reduced in proportion to the size of the reverse stock split. Correspondingly, our additional paid-in capital account, which consists of the difference between our stated capital and the aggregate amount paid to us upon issuance of all currently outstanding shares of our common stock, shall be credited with the amount by which the stated capital is reduced. Our shareholders' equity, in the aggregate, will remain unchanged.

The following table contains information relating to our common stock under each of the seven alternative reverse stock split ratios and reductions in the number of authorized shares of our common stock, as of March 19, 2020:

	Pre-Reverse Stock Split	1:10	1:15	1:20	1:25	1:30	1:35	1:40
Authorized	500,000,000	50,000,000	33,333,333	25,000,000	20,000,000	16,666,667	14,285,714	12,500,000
Issued	247,002,914	24,700,291	16,466,861	12,350,146	9,880,117	8,233,430	7,057,226	6,175,073
Authorized, but unissued and unreserved	252,997,086	25,299,709	16,866,472	12,649,854	10,119,883	8,433,236	7,228,488	6,324,927

The totals in the table above may not sum due to rounding.

After the effective date of the reverse stock split that our Board elects to implement, our common stock would have a new committee on uniform securities identification procedures, or CUSIP number, a number used to identify our common stock.

Risks Associated with a Reverse Stock Split and Reduction in Authorized Common Stock

Even if a reverse stock split and the corresponding reduction in our authorized common stock is effected, some or all of the expected benefits of a reverse stock split described above may not be realized or maintained.

The market price of our common stock will continue to be based, in part, on our performance, prevailing market conditions and other factors unrelated to the number of shares of common stock outstanding. The effect of a reverse stock split on the market price for our common stock cannot be accurately predicted, and the history of reverse stock splits for companies in similar circumstances is varied. We cannot assure you that the market price of our common stock after a reverse stock split will rise in exact proportion to the reduction in the number of shares of common stock outstanding as a result of the reverse stock split. Furthermore, there can be no assurance that the market price of our common stock immediately after the proposed reverse stock split will be maintained for any period of time. Moreover, because some investors may view a reverse stock split negatively, we cannot assure you that approval of the reverse stock split will not adversely impact the market price per share of our common stock or, alternatively, that the market price per share following the reverse stock split will either exceed or remain in excess of the current market price per share.

In addition, a reverse stock split may result in some shareholders owning "odd lots" of less than 100 shares of our common stock, which may be more difficult to sell and may cause those holders to incur greater brokerage commissions and other costs upon sale.

Effectiveness of Amendment

Upon shareholder approval of the proposed amendment and the election by our Board to effect a reverse stock split and the corresponding reduction in our authorized common stock, such reverse stock split and the corresponding reduction in our authorized common stock would become effective as of the filing of a certificate of amendment to our Certificate of Incorporation, in substantially the form attached as Appendix B to this proxy statement, with the Secretary of State of the State of Delaware. Upon filing of the certificate of amendment, and without any further action by us or our shareholders, the issued shares of our common stock held by shareholders of record as of the effective date of the reverse stock split would be converted into a lesser number of shares of our common stock calculated in accordance with the reverse stock split ratio selected from among the above seven alternatives by our Board and set forth in the certificate of amendment.

Beginning on the effective date of the reverse stock split, each stock certificate representing pre-split shares of our common stock will be deemed for all corporate purposes to evidence ownership of post-split shares of our common stock. Shareholders will be notified that the reverse stock split had been effected as soon as practicable after the effective date of the reverse stock split.

Reservation of Right to Abandon Reverse Stock Split and Reduction in Authorized Common Stock

Even if approved by our shareholders, our Board reserves the right to not effect any reverse stock split and corresponding reduction in our authorized common stock if it does not deem it to be in our best interest or in the best interest of our shareholders. By voting in favor of the amendment, you are expressly also authorizing our Board to delay, not to proceed with, and abandon a reverse stock split and corresponding reduction in our authorized common stock if it should so decide, in its sole discretion, that such action is in the best interest of our company and our shareholders.

If our Board fails to effect a reverse stock split and corresponding reduction in our authorized common stock prior to our 2021 Annual Meeting, then further shareholder approval would be required prior to effecting any reverse stock split or corresponding reduction in our authorized common stock.

Effect on Beneficial Holders

Common stock held by shareholders in "street name," through a bank, broker or other nominee, will be treated in the same manner as common stock held by shareholders whose shares are registered in their own names. Banks, brokers or other nominees will be instructed to effect the reverse stock split for their customers holding common stock in "street name." However, these banks, brokers or other nominees may have different procedures than registered shareholders for processing the reverse stock split. If you hold shares of common stock with a bank, broker or other nominee and have any questions in this regard, you are encouraged to contact your bank, broker or other nominee.

Effect on Registered Holders

Some of our registered holders of common stock may hold some or all of their shares electronically in book-entry form with our transfer agent, Equiniti Trust Company. These shareholders do not hold physical stock certificates evidencing their ownership of our common stock. However, they are provided with a statement reflecting the number of shares of our common stock registered in their accounts. If a shareholder holds registered shares in book-entry form with our transfer agent, no action needs to be taken to receive post-reverse stock split shares or payment in lieu of fractional shares, if applicable. If a shareholder is entitled to post-reverse stock split shares, a transaction statement will automatically be sent to the shareholder's address of record indicating the number of shares of our common stock held following the reverse stock split.

Effect on Holders of Stock Certificates

Equiniti Trust Company will act as our exchange agent for purposes of implementing the exchange of stock certificates. Shareholders holding shares of common stock in certificated form will be asked to surrender to the exchange agent the stock certificates representing such shares in exchange for stock certificates representing post-split shares in accordance with the procedures to be set forth in a letter of transmittal that will be delivered to our shareholders at such time. No new certificates will be issued to a shareholder until the shareholder has surrendered such outstanding stock certificates, together with the properly completed and executed letter of transmittal, to our exchange agent. SHAREHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATES AND SHOULD NOT SUBMIT THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE A TRANSMITTAL FORM FROM OUR EXCHANGE AGENT. SHAREHOLDERS ARE ENCOURAGED TO PROMPTLY SURRENDER CERTIFICATES TO OUR EXCHANGE AGENT PROMPTLY FOLLOWING RECEIPT OF A TRANSMITTAL FORM IN ORDER TO AVOID THE APPLICABILITY OF ESCHEAT LAWS TO SUCH SHARES.

Fractional Shares

No fractional shares of common stock will be issued as a result of a reverse stock split. Instead, the transfer agent will aggregate all fractional shares and sell them as soon as practicable after the effective time of the reverse stock split at the then-prevailing prices on the open market, on behalf of those stockholders who would otherwise be entitled to receive a fractional share as a result of the reverse stock split. We expect that the transfer agent will conduct the sale in an orderly fashion at a reasonable pace and that it may take several days or longer to sell all of the aggregated fractional shares of our common stock. After the transfer agent’s completion of such sale, stockholders who would have been entitled to a fractional share will instead receive a cash payment from the transfer agent in an amount equal to their respective pro rata shares of the total proceeds of that sale net of any brokerage costs incurred by the transfer agent to sell such stock.

Stockholders will not be entitled to receive interest for the period of time between the effective time of the reverse stock split and the date payment is made for their fractional share interest. You should also be aware that, under the escheat laws of certain jurisdictions, sums due for fractional interests that are not timely claimed after the funds are made available may be required to be paid to the designated agent for each such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds may have to obtain the funds directly from the state to which they were paid.

If you believe that you may not hold sufficient shares of our common stock at the effective time to receive at least one share in the reverse stock split and you want to continue to hold our common stock after the reverse stock split, you may do so by either:

•	purchasing a sufficient number of shares of our common stock; or

•	if you have shares of our common stock in more than one account, consolidating your accounts;

in each case, so that you hold a number of shares of our common stock in your account prior to the reverse stock split that would entitle you to receive at least one share of common stock in the reverse stock split. Shares of our common stock held in registered form and shares of our common stock held in “street name” (that is, through a broker, bank or other nominee) for the same stockholder will be considered held in separate accounts and will not be aggregated when effecting the reverse stock split.

As of March 19, 2020, there were 23,617 holders of record of our common stock. We do not expect that such number will be reduced as a result of any such cash payments made in connection with the reverse stock split.

No Appraisal Rights

As a matter of Delaware law, our shareholders do not have a right to dissent and are not entitled to appraisal rights with respect to the proposed amendment to effect a reverse stock split and corresponding reduction in our authorized common stock, and we will not independently provide our shareholders with any such rights.

Interests of Directors and Executive Officers

Our directors and executive officers have no substantial interests, directly or indirectly, in the matters set forth in this proposed amendment, except to the extent of their ownership in shares of our common stock.

Accounting Consequences

The par value of our common stock will remain unchanged at $0.01 per share following a reverse stock split. The capital account of our company will also remain unchanged, and we do not anticipate that any other accounting consequences will arise as a result of a reverse stock split and corresponding reduction in our authorized common stock.

Material Federal Income Tax Consequences

The following discussion is a summary of certain United States federal income tax consequences of a reverse stock split to our company and to shareholders that hold shares of our common stock as capital assets for United States federal income tax purposes. This discussion is based upon current United States tax law, which is subject to change, possibly with retroactive effect, and differing interpretations. Any such change may cause the United States federal income tax consequences of a reverse stock split to vary substantially from the consequences summarized below.

This summary does not address all aspects of United States federal income taxation that may be relevant to shareholders in light of their particular circumstances or to shareholders who may be subject to special tax treatment under the Internal Revenue Code of 1986, as amended, including, without limitation, brokers, dealers and traders in securities, commodities or foreign currency, persons who are treated as non-U.S. persons for United States federal income tax purposes, United States expatriates and certain former citizens or long-term residents of the United States, insurance companies, tax-exempt organizations, governmental organizations, banks, financial institutions, small business investment companies, regulated investment companies, real estate investment trusts, retirement plans, partnerships or other pass-through entities for United States federal income tax purposes (and investors therein), persons whose functional currency is not the United States dollar, traders that mark-to-market their securities, persons subject to the alternative minimum tax, persons subject to special tax accounting rules as a result of any item of gross income with respect to our common stock being taken into account in an applicable financial statement, persons who hold their shares of our common stock as part of a hedge, straddle, conversion or other risk reduction transaction, who are deemed to sell their shares of our common stock under the constructive sale provisions of the code or who acquired their shares of our common stock pursuant to the exercise of compensatory stock options, the vesting of previously restricted shares of stock or otherwise as compensation. If a partnership or other entity classified as a partnership for United States federal income tax purposes holds shares of our common stock, the tax treatment of a partner thereof will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner in a partnership holding shares of our common stock, you should consult your tax advisor regarding the tax consequences of a reverse stock split.

We have not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of a reverse stock split. The state and local tax consequences of a reverse split may vary as to each shareholder, depending on the jurisdiction in which such shareholder resides. This discussion should not be considered as tax or investment advice, and the tax consequences of a reverse stock split may not be the same for all shareholders. shareholders should consult their own tax advisors to understand their individual federal, state, local and foreign tax consequences.

Tax Consequences to our Company. We believe that a reverse stock split will constitute a reorganization under Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended.

Accordingly, we should not recognize taxable income, gain or loss in connection with a reverse stock split. In addition, we do not expect a reverse stock split to affect our ability to use our net operating loss carryforwards.

Tax Consequences to Shareholders. Shareholders should not recognize any gain or loss for United States federal income tax purposes as a result of a reverse stock split, except to the extent of any cash received in lieu of a fractional share of our common stock (which fractional share will be treated as received and then exchanged for cash). Each shareholder's aggregate tax basis in shares of common stock received in a reverse stock split, including any fractional share treated as received and then exchanged for cash, should equal the shareholder's aggregate tax basis in the shares of common stock exchanged in the reverse stock split. In addition, each shareholder's holding period for the shares of common stock it receives in a reverse stock split should include the shareholder's holding period for the shares of common stock exchanged in the reverse stock split.

In general, a shareholder who receives cash in lieu of a fractional share of common stock pursuant to a reverse stock split should be treated for United States federal income tax purposes as having received a fractional share pursuant to the reverse stock split and then as having received cash in exchange for the fractional share and should generally recognize capital gain or loss equal to the difference between the amount of cash received and the shareholder's tax basis allocable to the fractional share. Any capital gain or loss will generally be treated as long term capital gain or loss if the shareholder's holding period in the fractional share is greater than one year as of the effective date of the reverse stock split. Special rules may apply to cause all or a portion of the cash received in lieu of a fractional share to be treated as dividend income with respect to certain shareholders who own more than a minimal amount of common stock or who exercise some control over the affairs of our company. Shareholders should consult their own tax advisors regarding the tax effects to them of receiving cash in lieu of fractional shares based on their particular circumstances.

Shareholder Approval Required

The approval of this proposal will require the affirmative vote of the holders of not less than a majority of the outstanding shares of common stock of the Company. In determining whether this proposal has received the requisite number of affirmative votes, abstentions and broker non-votes will not be counted and will have the same effect as a vote against the proposal. If a shareholder returns a validly executed proxy, the shares represented by the proxy will be voted on Item No. 4 in the manner specified by the shareholder. If a shareholder does not specify the manner in which shares represented by a validly executed proxy are to be voted on this matter, such shares will be voted for the proposal.

The Board recommends that you vote FOR the approval of an amendment to our Certificate of Incorporation to effect, at the discretion of our Board, a reverse split of our common stock and a proportionate reduction in the number of authorized shares of our common stock.

OTHER MATTERS

Annual Report and 2019 Form 10-K

Upon request, we will promptly send a copy of the Annual Report, 2019 Form 10-K (excluding exhibits) and this Proxy Statement to any interested party, without charge. Contact our Corporate Secretary at 1050 17th Street, Suite 800, Denver, Colorado 80265, or call 303-672-6900 to make a request.

Shareholder Nominations and Proposals

Proposals and Director Nominations for Inclusion in the Proxy Statement for the 2021 Annual Meeting. In order to submit shareholder proposals for the 2021 Annual Meeting for inclusion in our Proxy Statement pursuant to SEC Rule 14a-8, materials must be received by the Corporate Secretary at the Company's principal office in Denver, Colorado, no later than the close of business on November 30, 2020.

In December 2016, we amended our Bylaws to adopt proxy access, which permits a shareholder, or a group of up to 20 shareholders, owning 3% or more of the Company's outstanding capital stock for at least three years, to submit director nominees for up to 20% of the Board for inclusion in our Proxy Statement if the shareholder(s) and the nominee(s) meet the requirements in our Bylaws. Notice of director nominations submitted under these proxy access bylaw provisions must be received no earlier than 120 days and no later than 90 days before the date the Company's proxy materials were released to shareholders in connection with the previous year's annual meeting. Notice of director nominations submitted under our proxy access bylaw provisions must be received no earlier than November 30, 2020, and no later than December 30, 2020, for the 2021 Annual Meeting.

Proposals submitted for inclusion in our Proxy Statement must comply with all of the requirements of SEC Rule 14a-8, and director nominations submitted pursuant to the proxy access provisions of our Bylaws must comply with all of the requirements of our Bylaws. As the rules of the SEC and our Bylaws make clear, simply submitting a proposal or nomination does not guarantee its inclusion.

Other Proposals or Director Nominations for Presentation at the 2021 Annual Meeting. Our Bylaws also establish an advance notice procedure with regard to director nominations and shareholder proposals that are not submitted for inclusion in the Proxy Statement, but that a shareholder instead wishes to present directly at an annual meeting. To be properly brought before the 2021 Annual Meeting, a notice of the nomination or the matter the shareholder wishes to present at the meeting must be delivered to the Corporate Secretary at the Company's principal office in Denver, Colorado, not less than 90 or more than 120 days prior to the first anniversary of the date of this year's Annual Meeting. As a result, any notice given by or on behalf of a shareholder pursuant to these provisions of our Bylaws (and not pursuant to the proxy access bylaw provisions or SEC Rule 14a-8) must be received no earlier than January 12, 2021, and no later than February 11, 2021.

All such director nominations and shareholder proposals must comply with the Bylaws, a copy of which may be obtained at no cost from our Corporate Secretary. The Chair may refuse to acknowledge or introduce any such matter at the 2021 Annual Meeting if notice of the matter is not received within the applicable deadlines or does not comply with our Bylaws. If a shareholder does not meet these deadlines or does not satisfy the requirements of Rule 14a-4 of the Exchange Act, the persons named as proxies will be allowed to use their discretionary voting authority when and if the matter is raised at the 2021 Annual Meeting.

All proposals and director nominations should be addressed to: Corporate Secretary, QEP Resources, Inc., 1050 17th Street, Suite 800, Denver, CO 80265.

Forward-Looking Statements

This Proxy Statement includes forward-looking statements (as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended). Forward-looking statements give expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Such forward-looking statements include statements regarding the following: the number of directors; our board leadership structure and skill sets; Section 16(a) compliance; plans in response to shareholder feedback; growth and creation of shareholder value; the anticipated completion, effects and timing of the reverse stock split and corresponding reduction in our authorized common stock; the Company’s goals to increase oil as a percentage of total production and proved reserves, focus on operating cost-effectively, and operate and develop its assets in the Permian Basin and Williston Basin; compensation program objectives, benefits and effectiveness; risk assessment of compensation practices; shareholder support of our executive compensation programs; tax considerations and compliance with Section 409A of the Code; implementing best practices in corporate governance; monitoring the status of and compliance with the SEC's claw back rules; benefits of our succession planning; estimated values of compensation awards and assumptions related to such values; estimated Pension Plan and SERP amounts and related assumptions and the granting of extra years of service; matching contributions under benefit plans; an annual advisory vote on Say on Pay; estimated compensation payments upon termination of executives; future payments for 2011 and 2012 employment taxes related to amounts deferred under our Deferred Compensation Plan; Compensation Committee review of Say on Pay voting results; continuation of the shareholder engagement program; Audit Committee review of related-party transactions; disclosure of waivers under our Code of Conduct; 2020 Plan objectives, benefits, tax consequences and percentage of overhang; our plans to focus on ESG initiatives going forward, including plans to incorporate ESG as a metric in the 2021 Annual Incentive Program; our plans to implement programs in 2020 to address culture, leadership, professional development, technical training, business education and performance management; and the retention of certain named executive officers.

These forward-looking statements are not guarantees of future performance. These statements are based on our current expectations and involve risks and uncertainties that may cause actual results to differ materially from those set forth in the statements, including: the unpredictable nature of COVID-19 and its potential impact on QEP's business and voter turnout at the Annual Meeting; the possibility that shareholder approval for the reverse stock split and corresponding reduction in our authorized common stock will not be obtained; the possibility that the reverse stock split and corresponding reduction in our authorized common stock may not have the intended effects; the possibility that factors unrelated to the reverse stock split and corresponding reduction in our authorized common stock may impact the per share trading price of our common stock; global geopolitical and macroeconomic factors; changes in (or continued low) natural gas, NGL and oil prices; liquidity constraints; changes in interest rates; changes in governmental rules and regulations and interpretations thereunder; failure of disclosure controls and procedures; competitive conditions; inflation; value of the U.S. Dollar; actions of shareholders; and other risks identified in the Risk Factors section of our 2019 Form 10-K. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. All forward-looking statements are expressly qualified by this cautionary statement.

Delivery of Proxy Statement

The SEC has adopted rules that permit companies and intermediaries (such as brokers) to satisfy the delivery requirements for proxy statements with respect to two or more security holders sharing the same address by delivering a single Proxy Statement addressed to those security holders. This process, which is commonly referred to as "householding," potentially means extra convenience for security holders and cost savings for companies. A number of brokers with account holders who are QEP shareholders will be householding our proxy materials. A single Proxy Statement will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholder. Once you have received notice that your broker will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If you would prefer to receive a separate copy of the proxy materials or if you are receiving multiple copies and would like to receive a single copy, please notify your broker or direct your request as follows: by mail to Corporate Secretary, QEP Resources, Inc., 1050 17th Street, Suite 800, Denver, Colorado 80265, or by phone by calling 303-672-6900. We will promptly deliver a separate copy of the Proxy Statement to you upon request.

By Order of the Board of Directors

Christopher K. Woosley Executive Vice President, General Counsel and Corporate Secretary

APPENDIX A – NON-GAAP RECONCILITION

The following table reconciles QEP's Net Income (Loss) (a GAAP measure) to Adjusted EBITDA for year ended December 31, 2019. The Company's management defines Adjusted EBITDA as earnings before interest, income taxes, depreciation, depletion and amortization (EBITDA), adjusted to exclude changes in fair value of derivative contracts, exploration expenses, gains and losses from asset sales, impairment, loss from early extinguishment of debt and certain other items. This non-GAAP measure should be considered by the reader in addition to, but not instead of, the financial statements prepared in accordance with GAAP.

Net income (loss)	(97.3)
Interest expense	128.1
Interest and other (income) expense	(4.7)
Income tax provision (benefit)	(43.0)
Depreciation, depletion and amortization	540.0
Unrealized (gains) losses on derivative contracts	138.3
Exploration expenses	0.1
Net (gain) loss from asset sales, inclusive of restructuring costs	(3.9)
Impairment	5.0
Loss from early extinguishment of debt	1.0
Adjusted EBITDA	663.6

The following table reconciles QEP's Net Cash Provided by (Used in) Operating Activities (a GAAP measure) to Free Cash Flow for year ended December 31, 2019. The Company's management defines Free Cash Flow as Adjusted EBITDA plus non-cash share-based compensation less interest expense, excluding amortization of debt issuance costs and discounts, and accrued property, plant and equipment capital expenditures. This non-GAAP measure should be considered by the reader in addition to, but not instead of, the financial statements prepared in accordance with GAAP.

Cash Flow Information:
Net Cash Provided by (Used in) Operating Activities	566.9
Net Cash Provided by (Used in) Investing Activities	112.7
Net Cash Provided by (Used in) Financing Activities	(511.3)

Free Cash Flow
Net Cash Provided by (Used in) Operating Activities	566.9
Exploration expense	0.1
Amortization of debt issuance costs and discounts	(5.4)
Interest expense	128.1
Unrealized (gains) losses on marketable securities	3.9
Interest and other income (expense)	(4.7)
Deferred income taxes (benefit)	(4.3)
Income tax (provision) benefit	(43.0)
Non-cash share-based compensation	(20.8)
Changes in operating assets and liabilities	42.8
Adjusted EBITDA	663.6
Non-cash share-based compensation	20.8
Interest expense, excluding amortization of debt issuance costs and discounts	(122.7)
Accrued property, plant and equipment capital expenditures	(571.5)
Free Cash Flow	(9.8)

APPENDIX B - FORM OF PROPOSED AMENDMENT TO OUR CERTIFICATE OF INCORPORATION

CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
QEP RESOURCES, INC.
QEP Resources, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST:
That, at a meeting of the Board of Directors of the Corporation, resolutions were duly adopted recommending and declaring advisable that the Amended and Restated Certificate of Incorporation of the Corporation be amended and that such amendments be submitted to the stockholders of the Corporation for their consideration, as follows:

RESOLVED, that the first sentence of Article IV of the Amended and Restated Certificate of Incorporation of the Corporation, as amended and/or restated to date, be amended and restated in its entirety to read as follows:
“That, effective on the filing of this Certificate of Amendment of Amended and Restated Certificate of Incorporation with the Office of the Secretary of State of the State of Delaware (the “Effective Time”), a one-for-[ ] reverse stock split of the Corporation’s Common Stock shall become effective, pursuant to which each [ ] shares of Common Stock outstanding and held of record by each stockholder of the Corporation (including treasury shares) immediately prior to the Effective Time shall be reclassified and combined into one validly issued, fully-paid and nonassessable share of Common Stock automatically and without any action by the holder thereof upon the Effective Time and shall represent one share of Common Stock from and after the Effective Time (such reclassification and combination of shares, the “Reverse Stock Split”). The par value of the Common Stock following the Reverse Stock Split shall remain at $0.01 per share. No fractional shares of Common Stock shall be issued as a result of the Reverse Stock Split. In lieu thereof, (i) with respect to holders of one or more certificates which formerly represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time, upon surrender after the Effective Time of such certificate or certificates, any holder who would otherwise be entitled to a fractional share of Common Stock as a result of the Reverse Stock Split, following the Effective Time, shall be entitled to receive a cash payment (the “Fractional Share Payment”) equal to the fraction of which such holder would otherwise be entitled multiplied by the closing price per share on the trading day immediately preceding the Effective Time as reported by the New York Stock Exchange (as adjusted to give effect to the Reverse Stock Split); provided that, whether or not fractional shares would be issuable as a result of the Reverse Stock Split shall be determined on the basis of (a) the total number of shares of Common Stock that were issued and outstanding immediately prior to the Effective Time formerly represented by certificates that the holder is at the time surrendering and (b) the aggregate number of shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificates shall have been reclassified; and (ii) with respect to holders of shares of Common Stock in book-entry form in the records of the Company’s transfer agent that were issued and outstanding immediately prior to the Effective Time, any holder who would otherwise be entitled to a fractional share of Common Stock as a result of the Reverse Stock Split, following the Effective Time, shall be entitled to receive the Fractional Share Payment automatically and without any action by the holder.

The total number of shares of capital stock which the Corporation shall have authority to issue is [ ], of which [ ] shares shall be common stock, $0.01 par value per share (the “Common Stock”), and [ ] shares shall be preferred stock, par value $0.01 per share (the “Preferred Stock”) which capital stock shall have the voting powers, preferences and relative participating, optional or other special rights, qualifications, limitations or restrictions thereof as are set forth below.”

SECOND:	That, at an annual meeting of stockholders of the Corporation, the aforesaid amendments were duly adopted by the stockholders of the Corporation.

THIRD:	That, the aforesaid amendments were duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.
IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its President and Chief Executive Officer on this [ ] day of [ ], 2020.

QEP RESOURCES, INC.

By:
Timothy J. Cutt
President and Chief Executive Officer

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

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If you would like to reduce the costs incurred by our Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

CONTROL # → 0000000000000000

NAME	SHARES
THE COMPANY NAME INC. - COMMON	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F	123,456,789,012.12345
THE COMPANY NAME INC. - 401 K	123,456,789,012.12345

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TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

02 0000000000

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees	For	Against	Abstain
1a. Phillips S. Baker, Jr.	☐	☐	☐
1b. Timothy J. Cutt	☐	☐	☐
1c. Julie A. Dill	☐	☐	☐
1d. Joseph N. Jaggers	☐	☐	☐
1e. Michael J. Minarovic	☐	☐	☐
1f. Mary Shafer-Malicki	☐	☐	☐
1g. Barth E. Whitham	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

	For	Against	Abstain
2. To approve, by non-binding advisory vote, the Company's executive compensation program.	☐	☐	☐
3. To ratify the appointment of Deloitte & Touche, LLP for fiscal year 2020.	☐	☐	☐
4. To adopt and approve a proposal to amend our Certificate of Incorporation to effect a reverse split of our common stock and a proportionate reduction in the number of authorized shares of our common stock.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

Signature [PLEASE SIGN WITHIN BOX] Date

JOB #

Signature (Joint Owners) Date

SHARES
CUSIP #
SEQUENCE #

0000450347_1 R1.0.1.18

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Annual Report and Notice and Proxy Statement are available at www.proxyvote.com

PROXY
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
OF QEP RESOURCES, INC.

The undersigned hereby appoints David A. Trice, Timothy J. Cutt and Christopher K. Woosley, and each of them, with power to act without the other and with power of substitution, as proxies and Attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of QEP Resources, Inc. common stock which the undersigned is entitled to vote, and in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the Company to be held May 12, 2020, or any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the meeting.

THIS PROXY, IF PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED, OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED FOR ALL NOMINEES UNDER PROPOSAL 1, FOR PROPOSAL 2, FOR PROPOSAL 3, AND FOR PROPOSAL 4, AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING, UNLESS THE SHARES REPRESENTED BY THIS PROXY ARE HELD IN THE QEP RESOURCES, INC. EMPLOYEE INVESMENT PLAN (401(K) PLAN). FOR SHARES HELD IN THE 401(K) PLAN FOR WHICH NO DIRECTION IS GIVEN, THE TRUSTEE FOR THE 401(K) PLAN WILL VOTE SHARES IN THE SAME PROPORTION AS ALL OTHER SHARES FOR WHICH THE TRUSTEE RECEIVED INSTRUCTIONS.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY.

Continued and to be signed on reverse side

0000450347_2 R1.0.1.18